As filed with the Securities and Exchange Commission on March 19, 1999
                         Registration No. 333-
------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM S-4
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                            HORIZON FINANCIAL CORP.
            (Exact name of registrant as specified in its charter)

         Washington                       6035                  91-1695422
----------------------------   ----------------------------  ----------------
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation or             Classification Code Number)   Identification
organization)                                                 No.)
                           ------------------------
                             1500 Cornwall Avenue
                         Bellingham, Washington 98225
                                (360) 733-3050
      (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)
                           ------------------------
                           John F. Breyer, Jr., Esq.
                            Breyer & Associates PC
                  1100 New York Avenue, N.W., Suite 700 East
                           Washington, D.C.  20005
                                (202) 737-7900
          (Name and address, including ZIP code, and telephone number, including area code, of agent for service)
                           ------------------------
                                with copies to:

                           Thomas H. Oldfield, Esq.
                      Sloan Bobrick & Oldfield, Inc. P.S.
                            2601 North Alder Street
                           Tacoma, Washington  94807
                           ------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box. [   ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                         Proposed     Proposed
Title of                                 Maximum      Maximum       Amount
Each Class              Amount           Offering     Aggregate        of
of Securities           to be            Price Per    Offering    Registration
Being Registered        Registered(1)    Unit(2)      Price(2)       Fee(2)
------------------------------------------------------------------------------
Common Stock, $1.00
 par value               1,129,264       $5.85       $6,602,992      $1836
------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, issuable by Horizon Financial Corp. ("Horizon") upon consummation of the acquisition of Bellingham Bancorporation by Horizon, including shares issuable upon the exercise of employee and director stock options and warrants, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(f)(2), the registration fee for the Horizon common stock is based on the book value of the Bellingham Bancorporation common stock, $1.00 par value per share, on December 31, 1998 ($6,602,992). The proposed maximum offering price per unit has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Bellingham Bancorporation
                           211 East Holly Street
                       Bellingham, Washington  98225

                            _____________, 1999


Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Bellingham Bancorporation, to be held at the Bank of Bellingham's Meridian Branch, 2625 N. Meridian Street, Bellingham, Washington, on _________, ___________, 1999 at 7:00 p.m., local time.

     On January 18, 1999, Bellingham Bancorporation agreed to merge with Horizon Financial Corp. If the merger is completed, you will receive 2.74 shares of Horizon common stock in exchange for each share of Bellingham Bancorporation common stock that you own. On March 12, 1999, as reported in The Wall Street Journal, the closing price of Horizon common stock was $13.625, making 2.74 shares of Horizon common stock worth $37.33. The value
of Horizon common stock, however, will fluctuate.   All outstanding options to
purchase shares of Bellingham Bancorporation common stock will be assumed by Horizon and converted into options to purchase Horizon common stock. Up to 1,129,264 shares of Horizon common stock will be issued to Bellingham Bancorporation shareholders in the merger, representing approximately 13% of the outstanding Horizon common stock after the merger.

     At the annual meeting, you will be asked to approve and adopt the merger agreement and to elect three directors of Bellingham Bancorporation to serve until the closing of the merger or the 2000 annual meeting of shareholders. Two thirds of the votes entitled to be cast at the annual meeting must vote for approval and adoption of the merger agreement for the merger to be completed. If the merger agreement is approved and all other conditions described in the merger agreement have been met or waived, the merger is expected to occur during the second quarter of 1999.

     Your board of directors believes that the merger is in the best interests of the Bellingham Bancorporation shareholders and unanimously recommends that you vote FOR the merger agreement. Your board of directors has received an opinion of Columbia Financial Advisors, Inc. that the consideration to be received by Bellingham Bancorporation's shareholders in the merger is fair.

     This proxy statement/prospectus provides you with detailed information about the proposed merger and includes, as Appendix A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Please complete, sign and return the enclosed proxy card as promptly as possible. We look forward to seeing you at the annual meeting.

                                 Sincerely,



                                 John M. Daughters
                                 President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SHARES OF HORIZON COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY.

                         BELLINGHAM BANCORPORATION
                           211 East Holly Street
                       Bellingham, Washington  98225
                             (360) 671-6990

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     An annual meeting of shareholders of Bellingham Bancorporation will be held on ___________, 1999, 7:00 p.m., local time, at the Bank of Bellingham's Meridian Branch, 2625 N. Meridian Street, Bellingham, Washington, for the following purposes:

     1. To approve the Agreement and Plan of Mergers dated January 18, 1999 between Horizon Financial Corp., Horizon Bank, a savings bank, Bellingham Bancorporation and Bank of Bellingham.

     2. To elect three directors to serve until the closing of the merger or the 2002 annual meeting of shareholders.

     3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements.

     NOTE: The board of directors is not aware of any other business to come before the annual meeting.

     Any action may be taken on these proposals at the annual meeting or on any date or dates to which the annual meeting may be adjourned or postponed. You can vote if you owned Bellingham Bancorporation common stock at the close of business on ____________, 1999. A complete list of stockholders entitled to vote at the annual meeting will be available at the main office of Bellingham Bancorporation during the ten days prior to the annual meeting, and at the annual meeting.

     Bellingham Bancorporation shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Bellingham Bancorporation common stock under Washington law. In order to perfect dissenters' rights, Bellingham Bancorporation shareholders must send a notice to Bellingham Bancorporation before the annual meeting on _______ and must not vote in favor of the merger by proxy or otherwise.

     Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting.

                            By order of the board of directors


                             Christine Hagen
                             Secretary

Bellingham, Washington
______________, 1999

Important: the prompt return of proxies will save Bellingham Bancorporation the expense of further requests for proxies to ensure a quorum at the annual meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised.

         Please do not send in any stock certificates at this time.

                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Questions and Answers About the Horizon/Bellingham
 Bancorporation Merger . . . . . . . . . . . . . . . . . . . . . . .      1
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Historical and Pro Forma Comparative Per Share Data. . . . . . . . .      6
Market Price and Dividend Data . . . . . . . . . . . . . . . . . . .      8
Historical Consolidated Financial Data - Horizon Financial Corp. . .      9
Historical Consolidated Financial Data - Bellingham Bancorporation .     10
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . .     12
The Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . .     13
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  Record Date; Voting Rights; Vote Required. . . . . . . . . . . . .     13
  Voting and Revocation of Proxies . . . . . . . . . . . . . . . . .     13
  Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . .     14
Principal Holders of Bellingham Bancorporation Common Stock. . . . .     14
Principal Holders of Horizon Common Stock. . . . . . . . . . . . . .     15
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  Closing and Effective Time of Merger . . . . . . . . . . . . . . .     15
  Background of the Merger . . . . . . . . . . . . . . . . . . . . .     16
  Reasons for the Merger; Recommendation of Bellingham
   Bancorporation's Board of Directors . . . . . . . . . . . . . . .     16
  Opinion of Bellingham Bancorporation's Financial Advisor . . . . .     17
  Merger Consideration . . . . . . . . . . . . . . . . . . . . . . .     20
  Bellingham Bancorporation Stock Options. . . . . . . . . . . . . .     20
  Bellingham Bancorporation Warrants . . . . . . . . . . . . . . . .     20
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .     21
  Surrender of Certificates. . . . . . . . . . . . . . . . . . . . .     22
  Conditions to the Merger . . . . . . . . . . . . . . . . . . . . .     23
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . .     24
  Conduct of Business Pending the Merger . . . . . . . . . . . . . .     25
  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . .     25
  Termination of the Merger Agreement. . . . . . . . . . . . . . . .     25
  Amendment of Merger Agreement. . . . . . . . . . . . . . . . . . .     26
  Waiver of Performance of Obligations . . . . . . . . . . . . . . .     26
  Interests of Certain Persons in the Merger . . . . . . . . . . . .     26
  Federal Income Tax Consequences. . . . . . . . . . . . . . . . . .     27
  Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . .     27
  Resale of Horizon Common Stock . . . . . . . . . . . . . . . . . .     28
  Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . .     28
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .     28
  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
Impact of the Year 2000 Issue. . . . . . . . . . . . . . . . . . . .     29
Directors and Officers of Horizon Following the Merger . . . . . . .     33
Description of Horizon Capital Stock . . . . . . . . . . . . . . . .     33
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
  Horizon Common Stock . . . . . . . . . . . . . . . . . . . . . . .     33
  Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . .     34
Comparative Rights of Holders of Horizon Common Stock and Holders of
Bellingham Bancorporation Common Stock . . . . . . . . . . . . . .       34
  Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . .     34

                                                                       Page
                                                                       ----
  Size of Board of Directors . . . . . . . . . . . . . . . . . . . .     34
  Classified Board of Directors. . . . . . . . . . . . . . . . . . .     35
  Cumulative Voting. . . . . . . . . . . . . . . . . . . . . . . . .     35
  Removal of Directors . . . . . . . . . . . . . . . . . . . . . . .     35
  Vacancies on the Board of Directors. . . . . . . . . . . . . . . .     35
  Special Meetings of Shareholders and Action Without a Meeting. . . 36 Advance Notice Requirements for Nominations of Directors and
    Presentation of New Business at Meetings of Shareholders . . . .     36
  Approval of Mergers, Consolidations, Sale of Substantially All
    Assets and Dissolution . . . . . . . . . . . . . . . . . . . . .     36
  Indemnification of Officers and Directors and Limitation of
    Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
  Amendment of Articles of Incorporation and Bylaws. . . . . . . . .     38
Election of Directors. . . . . . . . . . . . . . . . . . . . . . . .     38
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
Where You Can Find More Information. . . . . . . . . . . . . . . . .     40

Appendix A - Agreement and Plan of Mergers
Appendix B - Chapter 13 of the Washington Business Corporation Act Appendix C - Fairness Opinion of Columbia Financial Advisors, Inc. Appendix D - Financial Information for Bellingham Bancorporation

                           QUESTIONS AND ANSWERS
             ABOUT THE HORIZON/BELLINGHAM BANCORPORATION MERGER


Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: Horizon and Bellingham Bancorporation share a community-directed banking philosophy and strategy which emphasizes responsiveness to local markets and the delivery of personalized services through a community-oriented bank. The companies believe that the merger will enable them to provide enhanced services to customers and to compete more effectively in the present banking environment, which is dominated by much larger institutions.

They would have a broader market area, more diverse asset base and a much broader target market in the lending industry. The parties anticipate that their complementary market areas and combined product mixes and areas of expertise will provide substantial opportunities for growth, revenue enhancement and increased quality of customer services to residents in the region of northwestern Washington. The merger is expected to provide greater efficiencies in management and information systems and substantial benefits to the parties in that they will have a larger lending limit and will be able to better serve larger customers.

Q: WHAT WILL BELLINGHAM BANCORPORATION SHAREHOLDERS RECEIVE FOR THEIR SHARES OF BELLINGHAM BANCORPORATION COMMON STOCK?

A: Bellingham Bancorporation shareholders will receive 2.74 shares of Horizon common stock for each of their shares of Bellingham Bancorporation common stock. This exchange ratio will not change, even if the market price of Horizon's common stock or Bellingham Bancorporation's common stock increases or decreases between now and the date that the merger is completed. Accordingly, the value of the 2.74 shares will fluctuate as the price of Horizon common stock increases or decreases.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Bellingham Bancorporation has not paid any dividends and does not expect to. Future dividends declared by the board of directors of Horizon will be paid on the shares issued to Bellingham Bancorporation shareholders in this exchange.

Q:  DO I HAVE DISSENTER'S RIGHTS?

A: In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington), Bellingham
Bancorporation's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Bellingham
Bancorporation common stock.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO BELLINGHAM BANCORPORATION'S SHAREHOLDERS?

A: The exchange of shares of Bellingham Bancorporation common stock for shares of Horizon common stock in the merger is designed to be tax-free to Bellingham Bancorporation shareholders for federal income tax purposes, except that Bellingham Bancorporation shareholders will recognize gain or loss in connection with any cash received instead of fractional shares of Horizon common stock. Your tax basis in the shares of Horizon common stock that you will receive in the merger will equal your current tax basis in your Bellingham Bancorporation common stock. To review the tax consequences to Bellingham Bancorporation shareholders in greater detail, see page 27.

THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:  We hope to complete the merger in the second quarter of 1999.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the ____________, 1999 Bellingham Bancorporation annual meeting.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A:  If you have more questions about the merger, you should contact:

    Bellingham Bancorporation
    211 East Holly Street
    Bellingham, Washington  98225

    Attention: John M. Daughters
    Tel:       (360) 671-8888

                                  SUMMARY

     This brief summary highlights selected information contained in this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" (page
40). We have attached the merger agreement to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger of Horizon and Bellingham Bancorporation.

The Companies

Horizon Financial Corp.
1500 Cornwall Avenue
Bellingham, Washington  98225
(360) 733-3050

     Horizon is a Washington corporation and bank holding company headquartered in Bellingham, Washington. At December 31, 1998, Horizon had assets of $588 million, net loans of $466 million, deposits of $472 million and shareholders' equity of $89 million. Horizon was incorporated in the State of Washington in 1995 for the purpose of becoming a bank holding company for Horizon Bank.

     Horizon Bank is a Washington state-chartered savings bank. Originally founded in 1922 as a savings and loan association, Horizon Bank converted to a mutual savings bank in 1979, and then converted to stock form through an initial public offering in August 1986. Horizon Bank has 12 full-service offices located in Whatcom, Skagit and Snohomish counties. Horizon Bank is regulated by the Washington Department of Financial Institutions, Division of Banks, and the Federal Deposit Insurance Corporation, and its deposits are insured by the Federal Deposit Insurance Corporation under the Bank Insurance Fund.

Bellingham Bancorporation
211 East Holly Street
Bellingham, Washington  98225
(360) 671-6990

     Bellingham Bancorporation is a Washington corporation and bank holding company headquartered in Bellingham, Washington. Bellingham Bancorporation was incorporated in 1998 for the purpose of becoming a bank holding company for Bank of Bellingham.

     Bank of Bellingham, a Washington state chartered commercial bank, is the sole subsidiary of Bellingham Bancorporation. Bank of Bellingham was organized in 1992. At December 31, 1998, Bank of Bellingham had assets of $67.4 million, net loans of $48.4 million, deposits of $56.3 million and shareholders' equity of $6.6 million. Bank of Bellingham has three full service branches in Whatcom County. Bank of Bellingham is regulated by the state of Washington, Division of Financial Institutions and the Federal Deposit Insurance Corporation, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

The Annual Meeting  (Pages 13 through 14)

     An annual meeting will be held on ___________, 1999, at the Bank of Bellingham's Meridian Branch, 2625 N. Meridian Street, Bellingham, Washington, to vote on the proposal to approve the merger agreement and the election of directors. You can vote at the annual meeting if you owned Bellingham common stock on ______, 1999.

The Merger (Pages 15 Through 28)

     If the merger agreement becomes effective, Bellingham Bancorporation will be merged into Horizon, and Horizon will continue as the surviving corporation. Simultaneously with the merger, Bank of Bellingham will be merged into Horizon Bank, and Bank of Bellingham will operate as a division of Horizon Bank until September 30, 1999.

Vote Required (Pages 13 and 14)

     The merger agreement will be approved if the holders of at least two-thirds of the outstanding shares of Bellingham Bancorporation common stock vote for it. Directors and executive officers of Bellingham Bancorporation and their affiliates beneficially owned an aggregate of 101,178, or approximately 28%, of the shares of Bellingham Bancorporation common stock outstanding on the record date. If the merger agreement is not approved, Bellingham Bancorporation will continue as a separate entity. If the merger agreement is approved, neither Bellingham Bancorporation nor the Bank of Bellingham will continue to exist as independent entities. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box, will have the same effect as a vote against the merger agreement. All of the directors of Bellingham Bancorporation have executed an agreement with Horizon pursuant to which each director agreed to vote his shares for the merger agreement.

Recommendation to Bellingham Bancorporation's Shareholders (Page 16)

     The board of directors of Bellingham Bancorporation believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the merger agreement.

Opinion of Bellingham Bancorporation's Financial Advisor

     Columbia Financial Advisors, Inc. has delivered its written opinion to the Bellingham Bancorporation Bancorporation board, dated as of February 4, 1999 and updated as of the date of this proxy statement/prospectus that the consideration to be received by the shareholders of Bellingham Bancorporation in the merger is fair from a financial point of view. We have attached this opinion as Appendix C to this proxy statement/prospectus. You should read it carefully for a description of the procedures followed, matters considered and limitations on the reviews undertaken by Columbia Financial in providing its opinion.

Bellingham Bancorporation Stock Options and Warrants (Page 20)

     The currently outstanding options and warrants to purchase an aggregate of 41,200 shares and 12,000 shares, respectively, of Bellingham Bancorporation common stock held by directors, certain employees and shareholders of Bellingham Bancorporation will be converted into stock options and warrants to purchase an aggregate of 145,768 shares of Horizon common stock, in each case, at an exercise price per share equal to the current exercise price per share divided by 2.74.

Interests of Certain Persons in the Merger (Pages 26 and 27)

     In the merger, Bellingham Bancorporation's directors and executive officers will receive the same consideration as that received by the other Bellingham Bancorporation shareholders.

     Horizon and Horizon Bank will enter into employment agreements with John
M. Daughters, President and Chief Executive Officer, and A.R. Ayala, Executive Vice President, of Bellingham Bancorporation.

     As soon as practicable after the merger, Horizon will increase the size of its board of directors by one member and elect John M. Daughters to the board.

Dissenters' Rights (Page 21)

     Bellingham Bancorporation shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Bellingham Bancorporation Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act. Your failure to follow exactly the procedures specified in Chapter 13 will result in the loss of your dissenters' rights. Accordingly, Bellingham Bancorporation shareholders wishing to dissent from the Merger should read carefully Chapter 13 set forth in Appendix B to this proxy statement/prospectus, and consult with your legal advisors. If you dissent, the court may determine that the fair value of your shares is less than the value of the Horizon common stock you would receive if you don't dissent.

Accounting Treatment (Page 28)

     We expect the merger to be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

Comparison of Rights of Holders of Horizon Common Stock and Bellingham Bancorporation Common Stock (Pages 34 Through 38)

     The rights of Bellingham Bancorporation shareholders are governed by Washington law and Bellingham Bancorporation's Articles of Incorporation and Bylaws. The rights of Horizon shareholders are also governed by Washington law and Horizon's Articles of Incorporation and Bylaws.

Treatment of Bellingham Bancorporation's Subsidiary, Bank of Bellingham (Page
15)

     Upon completing the merger, Bellingham Bancorporation shareholders will become shareholders of Horizon, and their rights will be governed by Washington law and Horizon's Articles and Bylaws. The Bank of Bellingham will be merged into Horizon's subsidiary, Horizon Bank, a savings bank, in a separate merger that will occur simultaneously with the merger of the two parent companies. All Bank of Bellingham offices will become branch offices of Horizon Bank and will have access to all services provided by Horizon Bank to its customers. Until September 30, 1999, Bank of Bellingham will be operated as a division of Horizon Bank.

            HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following tables show information about historical basic and diluted earnings per common share, dividends per share and book value per share for Horizon and Bellingham Bancorporation, and similar information reflecting the merger, which we refer to as "pro forma" information. The pro forma and equivalent pro forma data are provided for informational purposes. In presenting the comparative pro forma information for certain time periods, we assumed that Bellingham Bancorporation and Horizon had always been combined for accounting and financial reporting purposes, a method known as "pooling-of-interests" accounting. The pro forma annual information was obtained by combining the consolidated financial statements of Horizon for the years ended March 31, 1998, 1997 and 1996 and the consolidated financial statements of Bellingham Bancorporation for the years ended September 30, 1998, 1997 and 1996. The pro forma interim information was obtained by combining the consolidated financial statements of Horizon and Bellingham Bancorporation for the nine months ended December 31, 1998 and 1997. The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 2.74. We present this information to reflect the fact that Bellingham Bancorporation stockholders will receive 2.74 shares of the combined company's common stock for each share of Bellingham Bancorporation common stock exchanged in the merger.

     We expect that Bellingham Bancorporation and Horizon will incur merger and integration charges as a result of combining our companies of approximately $195,000. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

     The information in the following tables is based on, and should be read together with, the historical financial information that Bellingham Bancorporation and Horizon have presented in prior Securities and Exchange Commission filings, some of which, regarding Bellingham Bancorporation, have been delivered to you with this proxy statement/prospectus. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on pages 40 and 41.

                             Horizon Financial Corp.
                              Per Common Share Data

                                Nine Months Ended
                                  December 31,      Year Ended March 31,
                                -----------------  ----------------------
                                  1998    1997     1998     1997     1996
                                  ----    ----     ----     ----     ----
Historical:
   Basic earnings per share     $  0.86  $  .82   $  1.11   $  1.04   $  .96
   Diluted earnings per share       .85     .81      1.09       .03      .95
   Cash dividends                   .33     .32       .83       .65      .28
   Book value                     11.86   11.38     11.22     10.61    10.46

Pro Forma:
   Basic earnings per share(1)  $  0.83  $ 0.79   $  1.06   $  1.00   $ 0.90
   Diluted earnings per share(1)   0.82    0.77      1.03      0.98     0.88
   Cash dividends(2)               0.33    0.32      0.83      0.65     0.28
   Book value(3)                  11.26   10.71     10.67     10.03    10.15

                             Bellingham Bancorporation
                               Per Common Share Data

                                Three Months Ended
                                   December 31,    Year Ended September 30,
                                -----------------  ------------------------
                                  1998    1997     1998     1997     1996
                                  ----    ----     ----     ----     ----
Historical:
   Basic earnings per share     $  1.64  $ 1.57   $  2.05   $  1.82   $ 1.04
   Diluted earnings per share      1.55    1.52      1.94      1.76     1.01
   Book value                     18.40   16.12     17.74     15.58    13.87

Equivalent Pro Forma:
   Basic earnings per share(1)  $  2.27  $ 2.16   $  2.90   $  2.74   $ 2.47
   Diluted earnings per share(1)   2.25    2.11      2.82      2.69     2.41
   Cash dividends(2)               0.90    0.88      2.27      1.78     0.77
   Book value(3)                  30.85   29.35     29.24     27.48    27.81

-----------------
(1) The pro forma combined basic earnings per share of Horizon is based upon the combined pro forma net income for Horizon and Bellingham Bancorporation divided by the weighted average pro forma common shares of the combined entity using the conversion ratio to determine the pro forma weighted average shares outstanding for Bellingham Bancorporation for each period presented. The pro forma combined diluted earnings per share of Horizon is based upon the combined pro forma net income of Horizon and Bellingham Bancorporation divided by the weighted average pro forma common shares of the combined entity increased by the dilutive effects of stock options and warrants outstanding. The weighted average of all of Bellingham Bancorporation's outstanding stock options and warrants, converted using the exchange ratio of 2.74, are treated as dilutive for purposes of this calculation. The pro forma equivalent earnings per share of Bellingham Bancorporation represent the pro forma earnings per share of Horizon multiplied by the exchange ratio of 2.74.
(2) Pro forma combined dividends assumes no changes in Horizon's cash dividends per share. The pro forma equivalent cash dividends declared per share of Bellingham Bancorporation common stock represent the pro forma combined cash dividends declared per share of Horizon's common stock multiplied by the 2.74 exchange ratio.
(3) The pro forma combined book value per share of Horizon's common stock is based upon the historical total common stockholder's equity for Horizon and the additional stockholder's equity resulting from the merger divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Bellingham Bancorporation common stock represents the pro forma combined book value of Horizon's common stock multiplied by the 2.74 exchange ratio.

    All amounts presented have been restated, as applicable, for stock dividends and splits recognized by each company.


                       MARKET PRICE AND DIVIDEND DATA

     Market Prices. The Horizon common stock trades on Nasdaq under the symbol "HRZB".

     There is no established trading market for the Bellingham Bancorporation common stock.

     The following table includes, for the periods indicated, the range of high and low sale prices of the common stock of Horizon and dividends paid per share on the common stock. No dividends have been paid on the Bellingham Bancorporation's common stock. Share prices for the Horizon common stock have been restated to adjust for the 15% stock dividend on April 22, 1997. Horizon's fiscal year ends March 31.,

                                Horizon
                              Common Stock
                              ------------
                              High     Low        Dividend
                              ----     ---        --------
1997 Fiscal Year
  First Quarter.........      11.52   10.22         .09
  Second Quarter........      12.17   10.87         .09
  Third Quarter.........      12.17   10.65         .39
  Fourth Quarter........      14.57   11.52         .09

1998 Fiscal Year
  First Quarter..........      16.63  11.74         .10
  Second Quarter.........      16.75  14.50         .11
  Third Quarter..........      18.50  15.75         .11
  Fourth Quarter.........      19.36  16.25         .51

1999 Fiscal Year
  First Quarter..........      18.875 15.25         .11
  Second Quarter.........      16.50  12.375        .11
  Third Quarter..........      14.25  12.00         .11
  Fourth Quarter (through
   March 18, 1999).......      15.25  15.5625        --

     On January 15, 1999, the last trading day prior to the joint announcement by Horizon and Bellingham Bancorporation that they had entered into the merger agreement, the closing per share sales price of Horizon common stock was $14.375. The equivalent per share value of the Bellingham Bancorporation common stock on January 15, 1999 was $39.39 per share. This equivalent per share value is calculated by multiplying the quoted Horizon common stock price by the merger exchange ratio of 2.74. On ____________, 1999 the last practicable date prior to the mailing of this proxy statement/prospectus, the closing per share sales price of Horizon common stock was $____, for an equivalent per share value of Bellingham Bancorporation common stock of $______. You are urged to obtain current market quotations for Horizon common stock. The market value of the merger consideration at the time of the merger will depend upon the market value of a share of Horizon common stock at such time. As of February 28, 1999, Horizon had 7,505,941 outstanding shares and 1,500 shareholders of record, and Bellingham Bancorporation had 358,874 outstanding shares and 300 stockholders of record.

                   HISTORICAL CONSOLIDATED FINANCIAL DATA
                          HORIZON FINANCIAL CORP.

     These tables show financial results actually achieved by Horizon. The annual historical financial amounts are derived from Horizon's consolidated financial statements audited by Moss Adams LLP, independent accountants. Financial amounts as of and for the nine months ended December 31, 1998 and 1997 are unaudited, but Horizon believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the nine-month results indicate results for any future period. The information below should also be read in conjunction with Horizon's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as applicable, each of which is incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on pages 40 and 41.

                   At or For the                 At or For the
                Nine Months Ended                Years Ended
                   December 31,                   March 31,
                ------------------ ------------------------------------------
                  1998     1997     1998     1997     1996    1995     1994
                  ----     ----     ----     ----     ----    ----     ----
                      (Dollars in thousands, except for per share data) Income Statement
 Data:
Interest
 income........ $32,250  $30,410  $40,901  $38,711  $37,082  $33,989  $33,619
Interest
 expense.......  17,498   16,665   22,235   20,832   20,773   16,948   15,227
  Net interest
   income......  14,752   13,745   18,666   17,878   16,309   17,041   18,392
Provision for
 loan losses...     395      180      355      201      110      132      368
  Net interest
   income after
   provision for
   loan losses.  14,357   13,565   18,311   17,678   16,199   16,909   18,024
Noninterest
 income........   1,501    1,238    1,691    1,583    1,293    1,401    1,692
Noninterest
 expense.......   6,075    5,556    7,565    7,461    6,685    7,149    7,445
  Income before
   income taxes   9,783    9,247   12,437   11,800   10,807   11,161   12,271
Provision for
 income taxes..   3,321    3,134    4,215    3,997    3,586    3,640    4,263
Change in
 accounting
 principle.....      --       --       --       --       --       --       --
Net income before
 preferred
 dividend......   6,462    6,113    8,222    7,803    7,221    7,521    8,008
Preferred
 dividend......      --       --       --       --       --       --       --

Per Share Data:
Basic earnings
 per share.....    0.86     0.82     1.11     1.04     0.96     1.01     1.08
Diluted earnings
 per share (1)..   0.85     0.81     1.09     1.03     0.95     0.99     1.06
Book value......  11.86    11.38    11.22    10.61    10.46     9.70     8.91
Average common
 shares
 outstanding(2).  7,488    7,426    7,436    7,479    7,536    7,461    7,401
Average common
 share
 equivalents....     89      106      108       72       66      102      152

Performance Ratios:
Return on average
 assets.........   1.52     1.56     1.55     1.55     1.53     1.71     1.96
Return on average
 equity.........   9.97     9.98    10.12     9.90     9.51    10.85    12.80
Net interest
 margin.........   3.66     3.63     3.68     3.72     3.61     4.06     4.71
Efficiency ratio  38.31    37.53    37.20    38.30    38.00    39.20    37.10

                          (table continued on next page)

                   At or For the                 At or For the
                Nine Months Ended                Years Ended
                   December 31,                   March 31,
                ------------------ ------------------------------------------
                  1998     1997     1998     1997     1996    1995     1994
                  ----     ----     ----     ----     ----    ----     ----
                      (Dollars in thousands, except for per share data) Balance Sheet
 Data (4):
Total assets... 587,631  553,063  547,146  515,341  488,968  457,478  424,636
Cash and
 securities.... 105,564   95,784  101,499  104,356   87,662   83,782   71,795
Loans.......... 466,393  442,051  433,697  399,078  389,651  360,120  340,421
Allowance for
 loan losses...   3,956    3,586    3,611    3,406    3,236    3,126    2,994
Total deposits. 471,869  451,573  450,125  424,811  402,676  377,703  351,506
Total share-
 holders'
 equity........  88,886   85,382   83,895   78,509   79,147   72,685   65,995

Asset Quality
 Ratios (4):
Nonperforming
 assets to
 loans and
 other real
 estate........    0.70%      --     0.01%    0.01%      --%      --%      --%
Net charge-offs
 (recoveries) to
 average loans.      --       --       --       --       --       --       --
Allowance for
 loan losses to
 total loans...    0.85     0.81     0.83     0.85     0.83     0.87     0.88
Allowance for
 loan losses to
 nonperforming
 loans (5)..... 1223.00       --  7222.00  8752.00       --       --       --
-------------------
(1) Diluted earnings per share is based upon the weighted average number of common shares outstanding and common share equivalents during the period.
(2) Adjusted for the 15% stock dividend effected on April 22, 1997.
(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.
(4) At period end except net charge-offs (recoveries) to average loans.
(5) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.

                   HISTORICAL CONSOLIDATED FINANCIAL DATA
                         BELLINGHAM BANCORPORATION

     These tables show financial results actually achieved by Bellingham Bancorporation. The annual historical financial amounts are derived from Bellingham Bancorporation's consolidated financial statements audited by Moss Adams LLP, independent accountants. Financial amounts as of and for the three months ended December 31, 1998 and 1997 are unaudited, but Bellingham Bancorporation believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the three-month results indicate results for any future period. The information below should also be read in conjunction with Bellingham Bancorporation's financial information contained in Appendix D.

                   At or For the                 At or For the
                Three Months Ended                Years Ended
                   December 31,                  September 30,
                ------------------ ------------------------------------------
                  1998     1997     1998     1997     1996    1995     1994
                  ----     ----     ----     ----     ----    ----     ----
                      (Dollars in thousands, except for per share data) Income Statement
 Data:
Interest
 income......... $1,372   $1,146   $5,099   $4,603   $3,333   $2,250   $1,504
Interest
 expense........    529      438    1,875    1,665    1,319      908      538
  Net interest   ------   ------   ------   ------   ------   ------   ------
   income.......    843      708    3,224    2,938    2,014    1,342      966
Provision for
 loan losses....     32       24      111      164       91       58       66
  Net interest   ------   ------   ------   ------   ------   ------   ------
   income after
   provision for
   loan losses..    811      684    3,113    2,774    1,923    1,284      900
Noninterest
 income ........    276      178      630      379      255      120       89
Noninterest
 expense........    740      575    2,630    2,189    1,707    1,030      838
  Income before  ------   ------   ------   ------   ------   ------   ------
   income taxes.    347      287    1,113      964      471      374      151
Provision for
 income taxes...    116       97      379      323      136       14       --
                 ------   ------   ------   ------   ------   ------   ------
Net income...... $  231   $  190   $  734   $  641   $  335   $  360   $  151
                 ======   ======   ======   ======   ======   ======   ======
Per Share Data:
Basic earnings
 per share...... $ 0.64   $ 0.53   $ 2.05   $ 1.82   $ 1.04   $ 1.20   $ 0.50
Diluted earnings
 per share (1)..   0.62     0.51     1.94     1.76     1.01     1.18     0.50
Book value......  18.40    16.12    17.74    15.58    13.87    12.49    11.24
Weighted average
 shares
 outstanding....358,874  358,874  358,874  352,874  323,437  300,000  300,000
Weighted average
 shares outstanding
 including dilutive
 effect of stock
 options and
 warrants.......378,772  364,701  378,772  364,701  333,038  305,654  302,264

Performance Ratios:
Return on
 average
 assets.........   1.39%    1.35%    1.24%    1.23%    0.80%    1.30%    0.73%
Return on
 average equity.  14.15    13.17    12.36    12.28     7.80    10.10     4.60
Net interest
 margin.........   5.60     5.71     6.03     6.18     5.50     5.25     5.05
Efficiency ratio  66.10    64.95    68.24    66.01    75.23    70.47    79.45

Balance Sheet
 Data:
Total
 assets.........$67,327  $56,818  $64,307  $54,584  $49,519  $31,811  $23,443
Securities......  4,813    5,089    5,102    5,208    6,826    4,232    4,125
Loans........... 48,390   46,022   51,954   42,603   36,697   23,295   15,884
Allowance for
 loan losses....    522      457      502      439      345      206      160
Total deposits.. 56,294   49,689   53,001   47,961   43,846   27,302   19,369
Total share-
 holders' equity  6,603    5,783    6,368    5,589    4,811    3,746    3,372

Asset Quality Ratios:
Nonperforming
 assets to loans
 receivable......    --%    0.03%    0.26%    0.03%    0.04%      --%      --%
Net charge-offs
 (recoveries) to
 average loans...  0.02     0.01     0.10     0.18     0.20     0.06    (0.05)
Allowance for loan
 losses to total
 loans
 receivable......  1.08     0.99     0.97     1.03     0.94     0.88     1.01
Allowance for loan
 losses to non-
 performing loans    --    31.90     3.74    30.69    22.38       --       --

-------------------
(1) Diluted earnings per share is based upon the weighted average number of common shares outstanding plus the dilutive share outstanding resulting from stock options and warrants calculated using the treasury stock method.

                         FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including information incorporated by reference, contains certain forward-looking statements with respect to the financial condition, results of operations, plan, objectives, future performance and business of each of Horizon and Bellingham Bancorporation, as well as certain information relating to the merger, including, without limitation

     (1) statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

     (2)  statements relating to revenues estimated to result from the merger,

     (3) statements relating to the merger and integration costs estimated to be incurred in connection with the merger and

     (4) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those expected by such forward-looking statements due to, among others, the following factors:

          (a) expected cost savings from the merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred;

          (b)   revenues following the merger are lower than expected;

          (c) competitive pressures among financial services companies increase;

          (d) costs or difficulties related to the integration of the businesses are greater than expected;

          (e) changes in the interest rate environment may reduce interest margins, cause prepayment of loans being serviced and reduce the demand for loans;

          (f) general economic conditions, either internationally or nationally or in the states in which Horizon or Bellingham Bancorporation is doing business are less favorable than expected;

          (g) legislative or regulatory changes adversely affect the businesses in which Horizon or Bellingham Bancorporation are engaged;

          (h)   personal or commercial customers' bankruptcies increase;

          (i) technological changes, including "Year 2000" data systems compliance issues, are more difficult or expensive than anticipated; and

          (j) changes occur in the securities markets. See "Where You Can Find More Information" on pages ___ to ___ for a list of a the documents incorporated by reference in this proxy statement/ prospectus.

                             THE ANNUAL MEETING

General

     This proxy statement/prospectus is being furnished to shareholders of Bellingham Bancorporation in connection with the solicitation of proxies by Bellingham Bancorporation's board of directors for use at an annual meeting to be held on ___________, 1999, and at any adjournments or postponements thereof. At the annual meeting, stockholders of Bellingham Bancorporation will vote upon a proposal to approve the Agreement and Plan of Mergers dated January 18, 1999 between Bellingham Bancorporation, Bank of Bellingham, Horizon and Horizon Bank. The merger agreement provides that Bellingham Bancorporation will merge with and into Horizon and stockholders of Bellingham Bancorporation will receive 2.74 shares of the common stock of Horizon in exchange for each of their shares of Bellingham Bancorporation common stock. The Bellingham Bancorporation board is not aware as of the date of this proxy statement/prospectus of any business to be acted upon at the annual meeting other than the proposal to approve the merger agreement and the election of directors. If other matters are properly brought before the annual meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

Record Date; Voting Rights; Vote Required

     The Bellingham Bancorporation board has fixed the close of business on __________, 1999 as the record date for the determination of stockholders of Bellingham Bancorporation entitled to receive notice of and to vote at the annual meeting. On the record date, there were 358,874 shares of Bellingham Bancorporation common stock outstanding. Each holder of Bellingham Bancorporation common stock is entitled to one vote per share held of record on the record date.

     The presence in person or by proxy at the annual meeting of the holders of a majority of the outstanding shares of Bellingham Bancorporation common stock will constitute a quorum. Under the Washington Business Corporation Act, approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Bellingham Bancorporation common stock. Directors and executive officers of Bellingham Bancorporation and their affiliates beneficially owned on the record date an aggregate of 101,178, or approximately 28%, of the outstanding shares of Bellingham Bancorporation Common Stock. MEMBERS OF BELLINGHAM BANCORPORATION'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ENTERED INTO AGREEMENTS TO VOTE ALL SHARES OF BELLINGHAM BANCORPORATION COMMON STOCK HELD BY THEM IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

Voting and Revocation of Proxies

     Shares of Bellingham Bancorporation common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted at the annual meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of Bellingham Bancorporation common stock represented by such proxy will be voted "FOR" approval of the merger agreement. If your shares of Bellingham Bancorporation common stock are held in street name by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Bellingham Bancorporation prior to or at the annual meeting or by voting the shares subject to the proxy in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the merger agreement must be approved by the holders of two thirds of the shares of Bellingham Bancorporation common stock outstanding on the record date. Accordingly, any nonvoted shares and abstentions with regard to this proposal will have the same effect as votes against the proposal.

Solicitation of Proxies

     In addition to solicitation by mail, the directors, officers, employees and agents of Bellingham Bancorporation may solicit proxies from Bellingham Bancorporation's stockholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners. Bellingham Bancorporation will reimburse such nominees, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Bellingham Bancorporation will bear its own expenses in connection with the solicitation of its proxies for the annual meeting.

         PRINCIPAL HOLDERS OF BELLINGHAM BANCORPORATION COMMON STOCK

     Information regarding ownership of Bellingham Bancorporation common stock as of March 18, 1999, by (1) beneficial owners of more than 5% of the outstanding shares of Bellingham Bancorporation common stock, (2) each director and each executive officer whose salary and bonus for the fiscal year ended September 30, 1998 exceeded $100,000 and (3) all directors and executive officers of Bellingham Bancorporation and Bank of Bellingham as a group, is listed in the following table:

                                   Number
                                  of Shares      Percent
                                 Beneficially   of Shares
Name                               Owned(1)    Outstanding
----                               --------    -----------

Beneficial Owners of More Than 5%

Eleanor Jansen
  Residuary Trust                   18,602        5.2%

Directors and Executive Officers

Leib Alexander                      33,200        9.3
John K. Cavers                       6,018        1.7
John M. Daughters*                  11,502        3.2
Martin L. Haines                     9,232        2.6
Ann Jones                            8,348        2.3
Cal Leenstra                        11,584        3.2
Charles Self                        13,760        3.8
Rick S. Wilson                       7,534        2.1


All directors and executive
officers as a group (8 persons)    101,178       28.2

------------------
* Mr. Daughters is also President and Chief Executive Officer of Bellingham Bancorporation.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Bellingham Bancorporation common stock if he or she has or shares voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts shown also include the following shares of Bellingham Bancorporation common stock which the indicated individuals have the right to acquire within 60 days of the Bellingham Bancorporation record date through the exercise of stock options and warrants: Leib Alexander, 2,000 shares; John
    K. Cavers, 2,000 shares; John M. Daughters, 17,500 shares; Ann Jones, 2,000 shares; Cal Leenstra, 2,000 shares; Rick S. Wilson, 2,000 shares; and all directors and executive officers as a group, 27,000 shares.

                 PRINCIPAL HOLDERS OF HORIZON COMMON STOCK

     Information regarding ownership of Horizon Common Stock by (1) each director and each of the five most highly compensated executive officers and
(2) all directors and executive officers of Horizon as a group, is contained in Horizon's proxy statement dated June 26, 1998, for its annual meeting of shareholders held on July 28, 1998, which is incorporated by reference in Horizon's Annual Report on Form 10-K for the year ended March 31, 1998, incorporated by reference in this proxy statement/prospectus. No person is known by Horizon to own beneficially 5% or more of the outstanding shares of Horizon common stock.

     In December 1998, Maurice (Dennis) Fox retired as a Director of Horizon and Horizon Bank.

                          PROPOSAL I - THE MERGER

     This section of the proxy statement/prospectus describes certain aspects of the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read the merger agreement carefully in its entirety.

Closing and Effective Time of the Merger

     The closing of the merger will take place when all conditions to the merger are satisfied. The merger will become effective at the time that Horizon and Bellingham Bancorporation agree to be the effective time. At the effective time, Bellingham Bancorporation will be merged with and into Horizon. Following the merger, Horizon will continue as the surviving corporation, and Bellingham Bancorporation will no longer exist as an independent entity. The merger of Bank of Bellingham with and into Horizon Bank will be effectuated simultaneously with the merger at the effective time. Except with respect to fractional shares as discussed below, if the merger agreement is approved and the merger becomes effective, stockholders of Bellingham Bancorporation will receive 2.74 shares of Horizon common stock for each of their shares of Bellingham Bancorporation common stock. See "-- Merger Consideration." Shares of Horizon common stock issued and outstanding immediately before the effective time will remain issued and outstanding immediately after the effective time.

     The market price for Horizon common stock will fluctuate between the date of this proxy statement/prospectus and the effective time. The market value of the shares of Horizon common stock that stockholders of Bellingham Bancorporation receive at the effective time may be more or less than the market value of such shares on the date of this proxy statement/prospectus.

Background of the Merger

     Background. Horizon Bank is a savings bank headquartered in Bellingham, Washington located near the USA/Canada border. Horizon operates 12 branches located in communities along the I-5 corridor from Everett, Washington to Blaine, Washington located at the Canadian border. This geographic region has enjoyed moderate to strong economic growth during the past decade and Horizon has been expanding its number of branches to take advantage of the growth. Additional branches are under construction or are planned for the near future.

     Horizon has maintained a well capitalized status in order to finance this expansion of new branches as well as make investments in new technology including a new computer system and wide area network that will link all Horizon branches on a real time basis. In addition, Horizon has elected to expand into commercial banking services through acquisitions as set out in this merger transaction with Bellingham Bancorporation.

     Since its inception in 1992, Bellingham Bancorporation, through its wholly owned subsidiary, Bank of Bellingham, has realized consistent growth in assets and profitability. The Bank of Bellingham currently operates three full service branches, with the most recent branch opening in October 1998. The Bank of Bellingham's business plan targeted many of the markets served by Horizon. The plan of the Board of Directors and management was to remain independent and to continue a long term strategy of steady internal growth.

     However, in October 1998, Horizon approached management of the Bank of Bellingham with a proposal to merge the respective operations and to introduce commercial banking services throughout Horizon's substantially larger branch network. After several meetings with Horizon management and extensive analysis and discussion of the proposal over a period of several months, the board of directors concluded that a combined bank could more effectively accomplish the business objectives, and benefit shareholders, while retaining the benefits for customers of a locally-owned and operated bank headquartered in the City of Bellingham.

Reasons for the Merger; Recommendation of Bellingham Bancorporation's Board of Directors

     Bellingham Bancorporation and Horizon Financial, and their respective subsidiaries Bank of Bellingham and Horizon Bank, share a community-directed banking philosophy and strategy which emphasizes responsiveness to local markets and the delivery of personalized services through a community-oriented bank. The companies believe that the merger will enable the combined bank to provide enhanced services to customers and to compete more effectively in the present banking environment, which is dominated by much larger institutions. The geographic markets of the banks are complementary. The Bank of Bellingham's primary market area is the City of Bellingham and surrounding Whatcom County. Horizon Bank serves a broader geographic area within the State of Washington of which the City of Bellingham and surrounding Whatcom County are a significant part.

     Historically, the two banks have targeted different areas of the lending market. Bellingham Bancorporation is a commercial bank that provides a full range of commercial banking services and has emphasized commercial business loans to local corporations and small businesses, with a relatively small portfolio of residential loans secured by first deeds of trust. In contrast, Horizon Bank's portfolio is dominated by residential loans with a modest portfolio of commercial business loans. The combined bank would therefore have a broader market area, more diverse asset base and a much broader target market in the lending industry. Thus, the parties anticipate that their complementary market areas and combined product mixes and areas of expertise will provide substantial opportunities for growth, revenue enhancement and increased quality of customer services to residents in the region of northwestern Washington. Generally, the merger is expected to provide greater efficiencies in management and information systems and substantial benefits to the parties in that the combined bank will have a larger lending limit and will be able to better serve larger customers.

     Reasons for the Merger - Bellingham Bancorporation. The board of Bellingham Bancorporation was initially approached regarding the proposed merger in October 1998. The terms of the merger agreement, including the merger consideration to be paid to Bellingham Bancorporation's stockholders, were the result of arm's length negotiations between the representatives of Horizon and Bellingham Bancorporation. The material factors considered by the Bellingham Bancorporation board in deciding to approve and recommend the terms of the merger were:

     1. the merger consideration to be paid to Bellingham Bancorporation's stockholders in relation to the market value, tangible book value and earnings per share of Bellingham Bancorporation common stock. Because the consideration consists of common stock of Horizon, this included a review of information concerning the financial condition, results of operations, capital levels, asset quality and prospects for Horizon;

     2. the impact of the merger on the depositors, employees, customers and communities served by Bellingham Bancorporation, including the expansion of the Bank of Bellingham's deposit and lending base into a broader geographic area;

     3. information concerning the financial condition, results of operations, capital levels, asset quality and prospects for Bellingham Bancorporation;

     4. increased lending opportunities arising from a larger lending limit and capital base as a result of the merger;

     5.  industry and economic conditions;

     6. the general structure of the transaction and the compatibility of management and business philosophy;

     7. the likelihood of receiving the required approvals in a timely manner; and

     8. the ability of the combined enterprise to compete in relevant banking and non-banking markets.

     In making its determination, the Bellingham Bancorporation board did not assign any relative or specific weights to the factors which it considered, and individual directors may have given different weights to different factors.

     Generally, the board concluded that the combined bank would be an even sounder financial institution with a complementary business strategy and community orientation with greater size, capital strength, efficiency and greater profitability. The board believes that the combined bank will be able to compete more effectively in a rapidly changing marketplace that is increasingly becoming dominated by larger and larger financial institutions. The Bellingham Bancorporation board believes that the merger is fair to and in the best interests of Bellingham Bancorporation and it stockholders.

Opinion of Bellingham Bancorporation's Financial Advisor

     On January 27, 1999, Bellingham Bancorporation hired Columbia Financial Advisors, Inc. ("Columbia") to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to the stockholders of Bellingham Bancorporation. Columbia is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Bellingham Bancorporation Board selected Columbia on the basis of Columbia's experience, reputation, and expertise in transactions similar to the Merger.

     Columbia delivered its opinion to the Bellingham Bancorporation Board that, as of February 4, 1999, the merger consideration is fair, from a financial point of view, to the shareholders of Bellingham Bancorporation. No limitations were imposed by the Bellingham Bancorporation with respect to the investigations made or procedures followed by it in rendering its opinion. Columbia has consented to the inclusion herein of the summary of its opinion to the Bellingham Bancorporation Board and to the references to the entire opinion attached hereto as Appendix C.

     THE FULL TEXT OF THIS OPINION OF COLUMBIA, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY COLUMBIA, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF COLUMBIA SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

     In rendering its opinion, Columbia:

     - reviewed Bellingham Bancorporation's Annual Reports for the prior three fiscal years of 1998, 1997, and 1996 and Horizon Financial's Annual Reports, Proxy Statements and Form 10-K's for the prior three fiscal years of 1998, 1997, and 1996 and certain other information considered relevant, including internal reports, such as board reports, asset-liability reports, asset-quality reports and loan files;

     - discussed with senior management of Bellingham Bancorporation and with the wholly-owned subsidiary, Bank of Bellingham, the current position and prospective outlook;

     - discussed with senior management of Horizon Financial their operations, financial performances and future plans and prospects;

     - considered historical quotations, levels of activity and prices of recorded transactions in Bellingham Bancorporation's and Horizon Financial's common stock;

     - reviewed financial and stock market data of other community banks in a comparable asset range to Bellingham Bancorporation;

     - reviewed financial and stock market data of other community banks in a comparable asset range to Horizon Financial;

     - reviewed certain recent business combinations with community banks as the acquired company, which Columbia deemed comparable in whole or in part; and

     -  performed other analyses that Columbia considered appropriate.

     In rendering its opinion, Columbia Financial assumed and relied upon the accuracy and completeness of financial information provided to it by Bellingham Bancorporation and Horizon Financial Board. In its review, with the consent of the Horizon Financial Board, Columbia did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities nor of potential exposure resulting from year 2000 issues, of Bellingham Bancorporation or Horizon Financial, and potential or contingent liabilities of Bellingham Bancorporation or Horizon Financial.

     Comparable Sales Multiples. Columbia Financial calculated a "Merger Consideration-Adjusted Book Value" for Bellingham Bancorporation's December 31, 1998 stockholders equity and the estimated May 31, 1999 stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1993 through December 31, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and December 31, 1998. The calculations are $34.39 and $39.19 per share, respectively, for the May 31, 1999 stockholders' equity for the two samples. For the estimated December 31, 1998 stockholders' equity, the calculations are $31.40 and $35.78, respectively. For Bellingham Bancorporation's 1998 net income 12 months prior to December 31, 1998, the calculations are $32.44 and $35.11, respectively.

     Transaction Value as a Percentage of Total Assets. Columbia Financial calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $37.34 per Bellingham Bancorporation share results in a transaction value as a percentage of total assets of 22.43%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1993 through December 31, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and December 31, 1998 was 18.93% and 21.29%, respectively.

     The information in the following table summarizes the comparable group results analyzed by Columbia with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Columbia and should not be construed independently of the other information considered by Columbia in rendering its opinion. Selecting portions of Columbia's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

                                       Proposed     Median Value for Samples
                                       Transaction  1993-1998      1996-1998
                                       -----------  ---------      ---------
Price to December 31, 1998              2.56x          2.15x          2.45x
Tangible Stockholder's Equity

Price to trailing Twelve Months
 Net Income                            19.77x         17.50x         18.94x

Price to December 31, 1998
 Total Assets                          22.43%         18.93%         21.29%


     Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Bellingham Bancorporation's estimates of future growth and an appropriate capitalization or discount rate. Columbia Financial's calculations were based on an analysis of the banking industry, Bellingham Bancorporation's earnings estimates for 1999-2003, historical levels of growth and earnings, and the competitive situation in Bellingham Bancorporation's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $31.39 to $36.82 per share.

     When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is Columbia Financial's opinion that the proposed transaction is fair, from a financial point of view to the Bellingham Bancorporation shareholders.

     Pursuant to the terms of the engagement letter, Bellingham Bancorporation has agreed to pay Columbia Financial a fee of $20,000 for this fairness opinion. In addition, Bellingham Bancorporation has agreed to indemnify Columbia Financial against certain liabilities.

Merger Consideration

     Shares of Horizon Common Stock. Except with respect to fractional shares as described below, if the merger agreement is approved and the merger becomes effective, each share of Bellingham Bancorporation common stock outstanding immediately prior to the effective time will be automatically converted into the right to receive 2.74 shares of Horizon common stock. At the effective time, the 358,819 outstanding shares of Bellingham Bancorporation common stock will be converted into a total of 983,164 shares of Horizon common stock.

     Cash in Lieu of Fractional Shares. Horizon will not issue any fractional shares of Horizon common stock in the merger. Horizon will pay cash to each holder of Bellingham Bancorporation common stock who would otherwise be entitled to receive a fractional share of Horizon common stock. The cash payment will be equal to the product of the fractional part of the share of Horizon common stock and $13.75.

Bellingham Bancorporation Stock Options

     At the effective time, each outstanding Bellingham Bancorporation stock option will be automatically converted into an option, having the same terms, including vesting, as such Bellingham Bancorporation stock option, to purchase a number of shares of Horizon common stock equal to the total number of shares subject to such Bellingham Bancorporation stock option multiplied by 2.74, at an exercise price per share equal to the exercise price per share of such Bellingham Bancorporation stock option divided by 2.74. As of the date of this proxy statement/prospectus, a total of 41,200 shares of Bellingham Bancorporation common stock were subject to outstanding Bellingham Bancorporation stock options. At the effective time, such options will be converted into options to purchase a total of 112,888 shares of Horizon common stock, assuming none are exercised prior to that time. Options become fully vested upon change of control. The following table includes information regarding options held by each director and executive officer of Bellingham Bancorporation that would become fully exercisable:

                                               Bellingham       Equivalent
                                               Bancorporation   Horizon Stock
                                               Stock Options    Options to
Name of Director           Position            To Vest          Vest
----------------           --------            -------          ----

John M. Daughters      President and Chief       15,500            42,470
                       Executive Officer

Bellingham Bancorporation Warrants

     A total of 12,000 warrants of Bellingham Bancorporation have been issued as a form of compensation to certain organizers in connection with the formation of Bellingham Bank. The warrants will be converted into the right to receive a number of shares of Horizon common stock equal to the number of shares subject to warrants multiplied by 2.74. Each such warrant will be converted into the right to receive Horizon common stock at an exercise price per share of $4.56.

     The following table includes information regarding warrants held by each director and executive officer of Bellingham Bancorporation who holds warrants and the number of warrants to be held by such person following the merger:


                                               Bellingham
Name of Director                               Bancorporation   Equivalent
or Executive Officer       Position            Warrants         Horizon Stock
--------------------       --------            --------         -------------
John M. Daughters      President and Chief       2,000              5,480
                       Executive Officer
Leib Alexander         Director                  2,000              5,480
John K. Cavers         Director                  2,000              5,480

Dissenters' Rights

     In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington), Bellingham
Bancorporation's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Bellingham
Bancorporation common stock.

     If Bellingham Bancorporation shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Bellingham Bancorporation Common Stock, Horizon may elect not to consummate the merger. Bellingham Bancorporation shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Bellingham Bancorporation and Horizon will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Bellingham Bancorporation shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Washington Business Corporation Act, the full text of which is set forth in Appendix B hereto.

     A shareholder who wishes to assert dissenters' rights must (a) deliver to Bellingham Bancorporation before the vote is taken by Bellingham Bancorporation shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Bellingham Bancorporation at the following address:

                        Bellingham Bancorporation
                          211 East Holly Street
                      Bellingham, Washington  98225
                        Attn:  Corporate Secretary

     A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Bellingham Bancorporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Bellingham Bancorporation the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     A shareholder who does not deliver to Bellingham Bancorporation prior to the vote being taken by Bellingham Bancorporation shareholders a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger or abstain from voting.

     If the merger is effected, Horizon as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which Horizon must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

     A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

     Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Horizon shall pay each dissenter with properly perfected dissenters' rights Horizon's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Bellingham Bancorporation shares prior to the public announcement of the merger, Horizon is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which Horizon can borrow money from other banks. It is the current intention of Horizon to estimate the fair value of Bellingham Bancorporation common stock to be $19.25 per share, which represents the price paid for Bellingham Bancorporation common stock in the last transaction for which a price is known to Bellingham Bancorporation management prior to the date on which the merger agreement was signed.

     A dissenter who is dissatisfied with Horizon's estimate of the fair value or believes that interest due is incorrectly calculated may notify Horizon of the dissenter's estimate of the fair value and amount of interest due. If Horizon does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Horizon must within 60 days petition a court to determine the fair value.

     In view of the complexity of Chapter 13 of the Washington Business Corporation Act, shareholders of Bellingham Bancorporation who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Surrender of Certificates

     As soon as practicable after the effective time, Horizon's transfer agent, American Stock Transfer & Trust Company, acting in the capacity of exchange agent for Horizon, will mail to each holder of record of shares of Bellingham Bancorporation common stock a form letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing the shares of Horizon common stock and the cash in lieu of fractional shares of Horizon common stock to which he or she is entitled.

     STOCKHOLDERS OF BELLINGHAM BANCORPORATION SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     After surrendering to the exchange agent of one or more certificates for Bellingham Bancorporation common stock, together with a properly completed letter of transmittal, the exchange agent will issue and mail to the holder a certificate representing the number of whole shares of Horizon common stock to which the holder is entitled and, if applicable, a check for the amount representing any fractional share, without interest. The exchange agent will issue a certificate for Horizon common stock in a name other than the name in which the surrendered certificate is registered only if (a) the certificate surrendered is properly endorsed and is in proper form for transfer and (b) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.

     All Horizon common stock issued pursuant to the merger will be deemed issued as of the effective time. No dividends in respect of the Horizon common stock with a record date after the effective time will be paid to the former stockholders of Bellingham Bancorporation entitled to receive certificates for shares of Horizon common stock until such shareholders surrender their certificates representing shares of Bellingham Bancorporation common stock. After the certificates are surrendered, Horizon will pay the shareholder in whose name the certificates representing such shares of Horizon common stock are issued any dividends the record and payment dates of which are after the effective time and before the date of such surrender. After the certificates are surrendered, Horizon will pay to the person in whose name the certificate representing the shares of Horizon common stock is issued, on the dividend payment date, any dividend on the shares of Horizon common stock that have a record date after the effective time and before the date of surrender, but a payment date after the surrender. In no event will the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

Conditions to the Merger

     The effectiveness of the merger is subject to the satisfaction as of the closing date of a number of conditions or, if permissible under the merger agreement, waiver of such conditions.

     Conditions to the Obligations of Both Parties. Following are the material conditions to the obligations of both parties to effect the merger:

     1. approval of the merger agreement by the holders of not less than two thirds of the outstanding shares of Bellingham Bancorporation common stock;

     2. receipt of all applicable regulatory approvals without any condition that, in the opinion of Horizon, would deprive Horizon of the material economic or business benefits of the merger;

     3. no court or government or regulatory authority having taken any action which enjoins or prohibits the merger; and

     4. receipt by Horizon and Bellingham Bancorporation of the opinion of Breyer & Associates PC, dated as of the effective date, as to certain federal income tax consequences of the merger.

     Conditions to the Obligations of Horizon. Following are the material conditions to the obligations of Horizon to effect the merger:

     1. the delivery by Bellingham Bancorporation of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the merger agreement;

     2. the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Bellingham Bancorporation;

     3. John M. Daughters and A.R. Ayala having entered into employment agreements with Horizon Bank;

     4. each member of the Bellingham Bancorporation board having entered into an agreement with Horizon providing that such individual shall not:

          a. for a period of three years participate in the formation of a new financial institution in any county in Washington where Horizon or any subsidiary has an office or branch;

          b. for a period of 18 months be an officer, director, employee stockholder in a financial institution with assets under $400 million located in any county in Washington where Horizon or any subsidiary has an office or branch;

          c. for a period of two years disclose any confidential information.

     5. the absence of any material adverse change in the financial position or results of operations of Bellingham Bancorporation;

     6. the number of dissenting shares not exceeding 5% of the outstanding shares of Bellingham Bancorporation common stock;

     7. receipt by Horizon of an agreement from each "affiliate" of Bellingham Bancorporation restricting the sale of Horizon common stock received by such affiliate in the merger; and

     8. that the Merger will qualify for pooling-of-interests accounting treatment.

     Conditions to the Obligation of Bellingham Bancorporation. Following are the material conditions to the obligations of Bellingham Bancorporation to effect the merger:

     1. the delivery by Horizon of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the merger agreement; and

     2. the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Horizon.

     For a complete description of all of the conditions to the obligations of the parties to effect the merger, see Article VI of the merger agreement.

Regulatory Approvals

     The merger is subject to prior approval by the Federal Reserve and the Department of Financial Institutions. An application for approval of the merger was filed with the Federal Reserve and the Department of Financial Institutions on March 9, 1999. The merger of Horizon Bank and Bank of Bellingham is subject to the receipt of certain prior approvals from the Federal Deposit Insurance Corporation and the Department of Financial Institutions. An application for such merger was filed with the Federal Deposit Insurance Corporation and the Department of Financial Institutions on March 9, 1999.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

     Horizon and Bellingham Bancorporation are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the merger agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

     The merger agreement provides that if the merger has not been consummated by September 30, 1999, the merger agreement may be terminated by Horizon or Bellingham Bancorporation. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the merger agreement by Bellingham Bancorporation's shareholders, there can be no assurance that the merger will be consummated by September 30, 1999. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the merger agreement.

Conduct of Business Pending the Merger

     The merger agreement requires Bellingham Bancorporation to maintain the general character of its business and conduct its business in the ordinary and usual manner at all times prior to the effective time. In addition, without the prior written consent of Horizon, Bellingham Bancorporation and its subsidiaries may not:

     1.    issue or sell any Bellingham Bancorporation common stock;

     2.    pay any dividends;

     3. incur any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business;

     4. change its lending, investment, liability management or other material banking policies in any respect;

     5.   imposing any lien on any share of stock held by Bellingham
Bancorporation;

     6. enter into or amend any employment agreements or any employee benefit plans or granting any salary increases (other than in the ordinary course of business);

     7. dispose of any material portion of its assets or acquiring any material portion of the business or property of any other entity;

     8.   amend its articles of incorporation or bylaws;

     9. settle any claims involving any liability for money damages in excess of $25,000;

    10. enter into, terminate or change any material agreements, except for those agreements that may be terminated by Bellingham Bancorporation without penalty upon not more than 60 days' prior written notice;

    11. extending credit other than in accordance with existing lending policies; and

    12. change the pricing structure of its deposit liabilities, other than in the ordinary course of business. Moreover, Bellingham Bancorporation and the Bank of Bellingham are required, among other things, to operate their businesses in the usual, regular and ordinary course and to use their best efforts to preserve their business relationships and to retain key employees.

     See Article III and V of the merger agreement for additional restrictions on the conduct of business of Bellingham Bancorporation pending the merger.

No Solicitation

     Bellingham Bancorporation has agreed under the merger agreement that neither it nor any of its directors, officers, employees or agents, will, directly or indirectly solicit, initiate or encourage or facilitate any proposal for a merger or other business combination involving Bellingham Bancorporation or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of Bellingham Bancorporation.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time:

     1.   by mutual written consent of the parties;

     2. by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach;

     3. by either party if the merger has not become effective by September 30, 1999, unless the party seeking to terminate is in default under the merger agreement; and

     4. by either party if the shareholders of Bellingham Bancorporation fail to approve the merger agreement or a required regulatory approval has not been approved or has been denied.

Amendment of Merger Agreement

     The merger agreement may be amended by the respective boards of directors of the parties at any time before or after approval of the merger agreement by Bellingham Bancorporation's stockholders. Unless required by law, no amendment of the merger agreement effected after the merger agreement is approved by Bellingham Bancorporation's stockholders shall require any further stockholder approval.

Waiver of Performance of Obligations

     Either of the parties to the merger agreement may, by a signed writing, give any consent, take any action with respect to the termination of the merger agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement.

Interests of Certain Persons in the Merger

     The directors and executive officers of Bellingham Bancorporation, together with their affiliates, beneficially owned a total of 101,178 shares of Bellingham Bancorporation common stock (representing 28.2% of all outstanding shares of Bellingham Bancorporation common stock) as of the record date. The directors and executive officers will receive the same consideration in the merger for their shares as the other shareholders of Bellingham Bancorporation. Certain members of Bellingham Bancorporation's management and the Bellingham Bancorporation board have certain interests in the merger as described below that are in addition to their interests as shareholders of Bellingham Bancorporation generally. The Bellingham Bancorporation board was aware of these interests and considered them, among other matters, in approving the merger agreement.

     Employment Agreements. Following the effective time, John M. Daughters, the President and Chief Operating Officer of Bellingham Bancorporation, and A.R. Ayala, the Chief Financial Officer of Bellingham Bancorporation, will enter into three-year employment agreements with Horizon and Horizon Bank.
Mr. Daughters will become an Executive Vice President of Horizon Bank and head the commercial banking division. Mr. Ayala will become a Vice President with Horizon Bank. The salaries for Mr. Daughters and Mr. Ayala will be $100,000 and $65,015, respectively.

     Appointment on the Horizon Board. As soon as practicable following the effective time of merger, Horizon intends to increase the size of its board of directors by one member and elect John M. Daughters to the board.

     Conversion of Stock Options and Warrants. At the effective time of the merger, Horizon will assume each outstanding option and warrant to purchase shares of Bellingham Bancorporation stock in such manner that it is converted into an option to purchase shares of Horizon stock, except that each such option will be exercisable for the number of shares of Horizon stock equal to the number of shares of Bellingham Bancorporation stock for which such option is exercisable multiplied by 2.74 and the exercise price of such Bellingham Bancorporation option will be equal to the exercise price of such option divided by 2.74. As of the date of this proxy statement/prospectus, the officers and directors of Bellingham Bancorporation held options and warrants to acquire an aggregate of 53,200 shares of Bellingham Bancorporation stock.

     Indemnification. For a period of three years after the closing of the merger, Horizon has agreed to pay up to 150% of the current annual premium to maintain Bellingham Bancorporation's existing director and officer liability for acts and omissions by the officers and directors of Bellingham Bancorporation that occurred prior to the merger.

Federal Income Tax Consequences

     The receipt of the following opinion from Breyer & Associates PC, Horizon's counsel, as to the federal income tax consequences of the merger, in form and substance satisfactory to Bellingham Bancorporation, is a condition to the consummation of the merger:

     1. the proposed merger qualifies as a tax-free a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, and

     2. no gain or loss will be recognized by shareholders of Bellingham Bancorporation on the receipt by them of shares of Horizon common stock in exchange for their shares of Bellingham Bancorporation common stock, except to the extent they receive cash for fractional shares.

     The above opinion of counsel, which will be delivered on the effective date, is filed as an exhibit to the registration statement. The foregoing discussion is a summary of all of the material tax consequences of the merger. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Horizon nor Bellingham Bancorporation has requested or will request a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the merger.

     The above summary of the material federal income tax consequences of the merger is not intended as a substitute for careful tax planning on an individual basis. In addition to the federal income tax consequences discussed above, consummation of the merger may have significant state and local income tax consequences that are not discussed in this proxy statement/ prospectus. Accordingly, persons considering the merger are urged to consult their tax advisors with specific reference to the effect of their own particular facts and circumstances on the matters discussed in this proxy statement/prospectus.

Termination Fee

     Bellingham Bancorporation has agreed to pay to Horizon a termination fee under certain circumstances. A fee of $800,000 may be demanded by Horizon if the merger is not completed by January 18, 2001 and any of the following occurs:

     1. a third party acquires beneficial ownership of 25% or more of the then outstanding Bellingham Bancorporation common stock;

     2. Bellingham Bancorporation, without the written consent of Horizon, enters into or recommends to Bellingham Bancorporation stockholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Bellingham Bancorporation, the purchase, acquisition or lease of substantially all of the assets of Bellingham Bancorporation or the purchase or other acquisition of securities representing 10% or more of the voting power of Bellingham Bancorporation; or

     3. a bona fide proposal to engage in an Acquisition Transaction is made to Bellingham Bancorporation by a third party, and after such proposal is made either Bellingham Bancorporation willfully breaches the merger agreement entitling Horizon to terminate the merger agreement, Bellingham Bancorporation shareholders fail to approve the merger agreement at the Bellingham Bancorporation annual meeting, the Bellingham Bancorporation annual meeting is canceled without the fault of Horizon, or the Bellingham Bancorporation Board withdraws or modifies in a manner adverse to Horizon its recommendation to stockholders to approve the merger agreement.

This termination fee is intended to increase the likelihood that the merger will be consummated according to the terms set forth in the merger agreement and may be expected to discourage competing offers to acquire Bellingham Bancorporation from potential third party acquirors because the termination fee could increase the cost of such acquisition. To the best of Bellingham Bancorporation's knowledge, no event that would permit Horizon to demand payment of the termination fee has occurred as of the date of this proxy statement/prospectus. This fee will not be payable because Bellingham Bancorporation shareholders fail to approve the merger agreement unless prior to the Bellingham Bancorporation annual meeting a bona fide proposal to engage in an Acquisition Transaction is made to Bellingham Bancorporation by a third party.

Resale of Horizon Common Stock

     The shares of Horizon common stock issuable to shareholders of Bellingham Bancorporation upon the merger becoming effective have been registered under the Securities Act of 1933, as amended. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Bellingham Bancorporation or Horizon as that term is defined in the rules under the Securities Act of 1933. Persons who may be deemed to be affiliates of Bellingham Bancorporation generally include individuals or entities that control, are controlled by or are under common control with, Bellingham Bancorporation, and may include the executive officers and directors of Bellingham Bancorporation, as well as certain principal shareholders of Bellingham Bancorporation.

Nasdaq Listing

     The merger agreement provides that Horizon will, prior to the effective time, notify Nasdaq of the listing of the shares of Horizon common stock to be issued in connection with the merger and will obtain any approval required by Nasdaq necessary in connection with the issuance of the Horizon common stock.

Accounting Treatment

     Management of Horizon anticipates that the merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles. This means that, Horizon will carry forward to Horizon's consolidated balance sheet the net assets of Bellingham Bancorporation at their historical cost.

Expenses

     Except as otherwise provided in the merger agreement, Horizon and Bellingham Bancorporation will each pay their own expenses in connection with the merger and the bank merger. In addition, if the merger agreement is terminated because the board of directors of Bellingham Bancorporation has either failed to recommend approval of the merger to Bellingham Bancorporation's stockholders or has recommended against approval of the merger because of the receipt by Bellingham Bancorporation of an acquisition proposal from a third party, Bellingham Bancorporation shall pay Horizon, concurrently with such termination, a termination fee of $800,000.

                      IMPACT OF THE YEAR 2000 ISSUE

General

     With the new millennium approaching, organizations are examining their computer systems to ensure they are Year 2000 compliant. The Year 2000 issue is that many existing computer systems use only two numbers to identify a year in the date field with the assumptions that the first two digits are always
19. As the century is implied in the date, on January 1, 2000, computers that are not Year 2000 compliant will assume the year is 1900. Systems that calculate, compare, or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If not remedied, potential risks include business interruption or shut down, financial loss, reputation loss and/or legal liability.

     In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions, including Horizon and Bellingham Bancorporation, regarding Year 2000 project management awareness. The Federal Financial Institutions Examination Council statement provides guidance to financial institutions, providers of data services and all examining personnel of the federal banking agencies regarding the Year 2000 issue. The federal banking agencies have been conducting Year 2000 compliance examinations, and the failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice. The Office of the Comptroller of Currency and the Office of Thrift Supervision have established examination procedures that contain three categories of ratings: "Satisfactory," "Needs Improvement," and "Unsatisfactory." Institutions that receive a Year 2000 rating of Unsatisfactory may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. In addition, federal banking agencies will be taking into account Year 2000 compliance programs when reviewing applications and may deny an application based on Year 2000 related issues.

Bellingham Bancorporation

     Bank of Bellingham is a user of computers, computer software and equipment utilizing embedded microprocessors, all of which may be affected by the Year 2000 issue. The Year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. When the century date change occurs, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. This inability to recognize or properly treat the Year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     Bank of Bellingham's Year 2000 task force is made up of the chief executive officer and chief financial officer of the bank, the credit administrator, and the cashier. Regular progress reports are made to the board of directors. The Year 2000 task force is implementing a comprehensive program to make all information and non-information technology assets Year 2000 compliant. Included in this program are the following phases:

     1. Awareness - educational initiatives on Year 2000 issues and concerns. This phase is complete.

     2. Assessment - identify and evaluate all vital systems of Bank of Bellingham. This phase is complete.

     3. Renovation - upgrade or replace any critical system that is non-Year 2000 compliant. This phase was substantially complete as of December 31, 1998.

     4. Validation - testing all critical systems and third-party vendors for Year 2000 compliance. As a result of a planned change of service bureau, this phase will need to be re-visited. Bank of Bellingham will rely on the results of proxy testing done by the third-party service bureau for certain date-sensitive testing. This proxy testing, involving the use of live client data, will test the results of transactions on various test dates before and after the Year 2000 date change and cover all of the service bureau applications used by Bank of Bellingham. Proxy testing results are expected to be in our hands by June 30, 1999.

     Other parties whose Year 2000 compliance may affect Bank of Bellingham include the Federal Reserve Bank, the Federal Home Loan Bank, Bank of Bellingham's automated teller machine network, and credit card and merchandise bankcard service bureaus. These third parties have indicated their compliance or intended compliance. Regulatory examination results have been received on some of these vendors. Where it is possible to do so, Bank of Bellingham has and will schedule testing with these third parties. Where testing is not possible, Bank of Bellingham will rely on certifications from vendors and service providers.

     5. Implementation - placement of renovated systems in use. As Bank of Bellingham completes the validation phase, Bank of Bellingham expects to determine any necessary remaining remedial actions and provide for their implementation. Internal computer hardware has been replaced and verified to be Year 2000 compliant.

     Bank of Bellingham's cost incurred as of February 28, 1999 to identify, fix and replace computer equipment, software programs, or other equipment that were not Year 2000 compliant was $111,811. Ongoing system maintenance or modification costs are charged to expense as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. Bank of Bellingham does not separately track the internal costs and time that its employees spend on Year 2000 issues, which are principally payroll costs. Funds have been budgeted in Bank of Bellingham's 1998-1999 fiscal year for use in Year 2000 compliance efforts where appropriate.

     Because Bank of Bellingham depends substantially on its computer systems and those of third parties, the failure of these systems to be Year 2000 compliant could cause substantial disruption of Bank of Bellingham's business and could have a material adverse financial impact. Failure to resolve Year 2000 issues presents the following risks to Bank of Bellingham:

     1. If Bank of Bellingham's third party service bureau is unable to properly process customer transactions, Bank of Bellingham could lose customers to other financial institutions, resulting in a loss of revenue.

     2. Governmental agencies, such as the Federal Home Loan Bank of Seattle, and correspondent institutions could fail to provide funds to Bank of Bellingham, which could materially impair Bank of Bellingham's liquidity, thus affecting Bank of Bellingham's ability to fund loans and deposit withdrawals.

     3. Commercial borrowers could fail to repay their credit commitments because of loss of income due to the failure of their own computer systems, or those of their vendors.

     4. Concern on the part of depositors that Year 2000 issues could restrict access to their deposit account balances could result in Bank of Bellingham experiencing deposit outflows prior to December 31, 1999.

     5. Bank of Bellingham could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.

     In the event that one or more of these failure scenarios materializes, Bank of Bellingham will implement the appropriate measures to mitigate disruption of service and risk of loss to the extent possible. Credit risk mitigation efforts are currently being implemented. Management believes that it is not possible to estimate the potential lost revenue due to the Year 2000 issue, as the extent and longevity of any potential problem cannot be predicted.

     There can be no assurances that Bank of Bellingham's Year 2000 plan will effectively address the Year 2000 issue, that Bank of Bellingham's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of Bank of Bellingham or its third party vendors and service providers to be Year 2000 compliant will not have a material adverse effect on Bank of Bellingham's business, financial condition or results of operations. However, management of Bank of Bellingham is confident of its ability to complete the transition into the next century with minimal disruption of normal service levels.

     Bank of Bellingham's most recent on-site Year 2000 examination was conducted by the Federal Deposit Insurance Corporation on February 1, 1999.

Horizon

     Regulation.   Financial institution regulators have increased their focus upon Year 2000 issues and have issued guidance concerning the responsibilities of senior management and directors. The sole subsidiary of Horizon, Horizon Bank, has been examined by the Federal Deposit Insurance Corporation and the State of Washington's Department of Financial Institutions on several occasions, including both on-site and off-site exams. Horizon Bank's most recent exam was conducted by the State of Washington in February 1999. Regulations do not allow Horizon Bank to make public the results of the State or Federal Deposit Insurance Corporation examinations. However, each report is reviewed by Horizon Bank's board of directors, and the board is currently satisfied with management's progress to date regarding Year 2000 issues.

     The Federal Financial Institution Examination Council has issued several interagency statements on Year 2000 issues. These statements require financial institutions to proceed through five phases of Year 2000 preparedness. The following sections summarize these phases, and Horizon Bank's progress to date in each phase:

     Awareness Phase. Horizon Bank has established a formal Year 2000 plan and created an internal Year 2000 committee, which has been meeting on this issue since 1997. This phase focused on identifying those systems and programs that had the potential of being affected by Year 2000 risks. This phase also included educating Horizon Bank's employees about Year 2000 issues and resulted in a bank wide effort to identify potential problems related to the Year 2000. This phase was substantially completed early in 1998.

     Assessment Phase. This phase focused on completing assessments of hardware, software and other computer applications in order to identify risks and monitor Year 2000 progress. Further, this phase included a prioritization of Year 2000 risks, to identify which systems were mission critical systems for Horizon Bank's business, and which were considered less important in terms of potential adverse impact to Horizon Bank. This assessment was substantially completed in mid 1998.

     Renovation Phase. Following the assessment phase, Horizon Bank moved into the renovation phase, which focused on identifying solutions to potential Year 2000 problems with its systems and programs. During the fourth quarter of 1998, Horizon Bank completed a major personal computer renovation, which included new machines at all teller stations, and numerous other network upgrades. While the primary purpose for this renovation was not related to the Year 2000 issue, compliance efforts were enhanced by this project, since computers with older BIOS chips are more likely to be susceptible to Year 2000 problems than newer computers. Horizon Bank decided, however, that even these new machines would be tested for Year 2000 readiness. The renovation phase is substantially completed at this time.

     Validation Phase. This phase was designed to test the ability of hardware and software to accurately process date sensitive data. Horizon Bank is working with its data processor, Fiserv, as well as other vendors, to make sure that their computers and software programs have been tested for Year 2000 readiness. As an example, Horizon Bank conducted extensive testing of the Fiserv system in December 1998, and will have the opportunity for additional testing in April 1999. Based on an analysis of the December 1998 test results, along with the extensive amount of data received on the Year 2000 issue from Fiserv over the past two years, Horizon Bank is satisfied with the progress made by its service provider in its Year 2000 efforts. In addition, Horizon Bank is satisfied with the results of the testing of Horizon Bank's other vendors and internal computer systems, along with the renovations that have been completed to date. Year 2000 testing expenses are anticipated to total less than $50,000, the majority of which have already been paid by Horizon Bank through the year ended December 31, 1998. Future expenses relating to Year 2000 issues are not anticipated to have a material impact on Horizon Bank's financial statements. With the exception of the April 1999 additional test date, the validation phase is substantially complete at this time.

     Implementation Phase. Horizon Bank has completed the implementation phase for all systems currently being utilized. Any new systems deployed prior to year-end will also be reviewed for Year 2000 compliance. In light of the pending merger with the Bank of Bellingham, Horizon Bank's management will be working closely with Bank of Bellingham's management to ensure that the programs utilized by the Bank of Bellingham will not create any additional Year 2000 concerns.

     Early in 1999, Horizon Bank's Year 2000 focus shifted from the five phases presented above, to the development of business resumption and contingency plans. Guidelines provided by the Federal Financial Institution Examination Council set forth four phases in this contingency planning process, and the paragraphs below set forth Horizon Bank's progress to date in these phases.

     Organizational Planning Guidelines. This phase focused on establishing organizational planning guidelines that define the business continuity planning strategy for Horizon Bank, and the Federal Deposit Insurance Corporation expects institutions to complete this phase prior to March 31, 1999. Horizon Bank has substantially completed this phase of the contingency planning process.

     Business Impact Analysis. Irrespective of best efforts towards Year 2000 compliance, the possibility exists that there may be an interruption of business around the turn of the century. Therefore, Horizon Bank is working on its business impact analysis, to assess the effects of potential system failures in each core business process, such as deposit taking, check cashing, cash withdrawals and lending services. This analysis will set forth Year 2000 event scenarios and consider the risks of both internal and external infrastructure failures on each core business process and determine the minimum acceptable level of outputs and services for each process. This analysis will be conducted as a joint effort with the Bank of Bellingham, with members from each institution's management team working on Year 2000 issues from this point forward. While this analysis will be an ongoing process during the remainder of 1999, the business impact analysis is expected to be substantially completed by March 31, 1999.

     Business Resumption Contingency Plan. Upon completion of the business impact analysis, Horizon Bank will proceed in developing a business resumption contingency plan. Said plan shall provide the framework to operate Horizon Bank in the event that any of Horizon Bank's core business processes experience Year 2000 related problems. Specifically, the plan shall set forth logistical guidelines and time frames to assist Horizon Bank's personnel in its business resumption contingency planning efforts. This plan shall be considered a supplement to Horizon Bank's disaster recovery plan, already in place. The business resumption contingency plan shall be substantially completed prior to June 30, 1999.

     Validation of Business Resumption Contingency Plan. Finally, Horizon Bank will design methods to validate its business resumption contingency plan to ensure that the plan will be effective, if needed. Said validation methods shall be substantially completed by June 30, 1999.

     While there can be no guarantee of total Year 2000 compliance, Horizon Bank is working diligently to minimize potential impacts to its customers and shareholders as a result of the turn of the century.

                    DIRECTORS AND OFFICERS OF HORIZON
                           FOLLOWING THE MERGER

     Following completion of the merger John M. Daughters will be added to the
board of directors of Horizon.   Mr. Daughters has been President and Chief
Executive Officer of Bank of Bellingham since its inception in 1992. Prior to his employment with Bank of Bellingham, Mr. Daughters was Regional Vice President with Security Pacific Bank. For information regarding the directors and executive officer of Horizon, see Horizon's proxy statement dated June 26, 1998 for its annual meeting of shareholders held on July 28, 1998, which is incorporated by reference in Horizon's Annual Report on Form 10-K for the year ended March 31, 1998, incorporated by reference in this proxy statement/ prospectus. See "Where You Can Find More Information."


                    DESCRIPTION OF HORIZON CAPITAL STOCK

General

     Horizon has authorized two classes of stock: (1) 30,000,000 authorized shares of Horizon common stock, par value $1.00 per share, 7,768,931of which are issued and outstanding as of March 9, 1999; and (2) 10,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued.

     The following summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Horizon, copies of which have been filed as exhibits to the registration statement of which this proxy statement/ prospectus is a part.

Horizon Common Stock

     The holders of Horizon common stock are entitled to one vote for each share of Horizon common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred on any shares of preferred stock issued by the Horizon board, all voting power is in Horizon common stock. Holders of Horizon common stock may not cumulate their votes for the election of directors.

     Holders of Horizon common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Horizon, or securities of Horizon convertible into or carrying a right to subscribe to or acquire shares of Horizon.

     Holders of Horizon common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Horizon board.

     However, the Horizon board may not declare or pay cash dividends on Horizon common stock, and no Horizon common stock may be purchased by Horizon, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

     On liquidation of Horizon, the holders of Horizon common stock are entitled to share pro rata in any distribution of the assets of Horizon, after the holders of shares of preferred stock have received liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Horizon has been retired.

Preferred Stock

     Horizon is authorized to issued 10,000,000 shares of preferred stock.
The preferred stock is available for issuance from time to time for various purposes as determined by the Horizon board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Horizon articles, the preferred stock may be issued on such terms and condition, and at such times and in such situations, as the Horizon board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Horizon.

     Moreover, except as otherwise limited by the Horizon articles or applicable laws, rules or regulations, the Horizon board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval.


           COMPARATIVE RIGHTS OF HOLDERS OF HORIZON COMMON STOCK
           AND HOLDERS OF BELLINGHAM BANCORPORATION COMMON STOCK

     Horizon is incorporated under the laws of the State of Washington and, accordingly, the rights of Horizon's shareholders are governed by Horizon's articles of incorporation, bylaws and the Washington Business Corporation Act. Bellingham Bancorporation is also incorporated under the laws of the State of Washington and, accordingly, the rights of Bellingham Bancorporation's shareholders are governed by Bellingham Bancorporation's articles of incorporation, bylaws, and the Washington Business Corporation Act.

     Upon consummation of the merger, shareholders of Bellingham Bancorporation will become shareholders of Horizon and, as such, their rights will be governed by Horizon's articles of incorporation, bylaws and will continue to be subject to the Washington Business Corporation Act. The following is a summary of material differences between the rights of a Horizon shareholder under Horizon's articles of incorporation and bylaws, on the one hand, and the rights of a Bellingham Bancorporation shareholder under Bellingham Bancorporation's articles of incorporation and bylaws, on the other hand. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the articles of incorporation and bylaws of each corporation.

Payment of Dividends

     Horizon. Under Washington law, dividends may be paid only if, after giving effect to the dividend, Horizon will be able to pay its debts as they become due in the ordinary course of business and Horizon's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Horizon were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

     Bellingham Bancorporation. Bellingham Bancorporation is subject to the same requirements.

Size of Board of Directors

     Horizon. Horizon's articles of incorporation provide that its board of directors shall consist of not less than five nor more than 30 members. The bylaws of Horizon provide that the board of directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by an amendment to Horizon's articles of incorporation, which must be approved by at least a majority of the outstanding shares entitled to vote. The current number of directors is set at nine.

     Bellingham Bancorporation. Bellingham Bancorporation s articles of incorporation provide that its board of directors shall consist of not less than seven nor more than 17 members. The bylaws of Bellingham Bancorporation provide that the board of directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by amendment to Bellingham Bancorporation's articles of incorporation. The current number of directors is set at eight.

Classified Board of Directors

     Horizon. Horizon's articles of incorporation provide for a board of directors divided into three classes, with members of each class of directors being elected for a term of three years. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the articles of incorporation classifying the board, all of the directors would be elected each year.

     Bellingham Bancorporation. Bellingham Bancorporation's articles of incorporation provide for a board of directors divided into three classes, with members of each class of directors being elected for a term of three years.

Cumulative Voting

     Horizon. Horizon's articles of incorporation eliminate cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholder's shares of common stock multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the Horizon board.

     Bellingham Bancorporation. Bellingham Bancorporation's articles of incorporation also eliminates cumulative voting.

Removal of Directors

     Horizon. Horizon's articles of incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote at such meeting.
The requirement that directors may be removed only for cause makes it difficult for a person or entity immediately to acquire control of the Horizon board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

     Bellingham Bancorporation. Bellingham Bancorporation's articles of incorporation provide that directors may be removed from office with or without cause by the affirmative vote of the holders of 66% or more of the shares entitled to vote at a annual meeting called for that purpose.

Vacancies on the Board of Directors

     Horizon. The bylaws of Horizon provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to served for the unexpired term of his or her predecessor.

     Bellingham Bancorporation. Bellingham Bancorporation's bylaws provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors and any directors so appointed may only serve until the next meeting of shareholders.

Special Meetings of Shareholders and Action Without a Meeting

     Horizon. The articles of incorporation of Horizon provide that special meetings of shareholders may be called only by the president, board of directors or by the written request of not less than a majority of the outstanding shares of common stock. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of Horizon by making it more difficult for a person or entity to obtain immediate control of Horizon between one annual meeting and the next.

     Bellingham Bancorporation. The bylaws of Bellingham Bancorporation provide that special meetings of shareholders may be called by the President, the board of directors or shareholders holding not less than 25% of the shares entitled to vote at the meeting.

Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Meetings of Shareholders

     Horizon. The bylaws of Horizon generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to Horizon at least 20 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of Horizon and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

     Bellingham Bancorporation. Bellingham Bancorporation's bylaws provide that nominations for the election of directors made by a shareholder must be made not less than 30 days prior to the annual meeting.

Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution

     Horizon. Horizon's articles of incorporation require the approval of the holders of (i) at least 80% of Horizon's outstanding shares of voting stock, and (ii) at least a majority of Horizon's outstanding shares of voting stock, not including shares held by a "related person," to approve certain "business combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the Horizon board who were directors prior to the time when the related person became a related person. In the event the requisite approval of the board were given, the normal vote requirement of applicable Washington law or the articles of incorporation would apply, or, for certain transactions, no shareholder vote would be necessary. The term "related person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Horizon. These provisions apply to any "business combination" which is defined to include among other things:

     1. any merger or consolidation of Horizon with or into any related person;

     2. any sale, lease, exchange, transfer, or other disposition of all or a substantial part of the assets of Horizon or any of its subsidiaries to any related person (the term "substantial part" is defined to include more than 25% of Horizon's total assets);

     3. any merger or consolidation of a related person into Horizon or any subsidiary of Horizon;

     4. any sale, lease, or other disposition of assets by the related person to Horizon;

     5. the issuance of any securities of Horizon or a subsidiary of Horizon to a related person;

     6.   any reclassification of Horizon common stock;

     7. any agreement or other arrangement providing for any of the transactions described above; and

     8. the adoption of a plan or proposal for liquidation or dissolution of Horizon that was proposed by the related person.

     The increased shareholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

     Pursuant to Horizon's articles of incorporation, mergers, consolidations and sales of substantially all of the assets of Horizon must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of Horizon and any other affected class of stock.

     Horizon's articles of incorporation require Horizon's board of directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

     Bellingham Bancorporation. Pursuant to the Washington Business Corporation Act, a plan of merger or share exchange must be recommended for approval by the board of directors and approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. Action by the shareholders of the surviving corporation on a plan of merger is not required if certain conditions are met.

     Bellingham Bancorporation's articles of incorporation allow, but do not require, the Bellingham Bancorporation board to consider all relevant factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer, including the social and economic effects on the employees and customers of Bellingham Bancorporation and the communities in which its offices are located and other factors deemed relevant by the board of directors. The Bellingham Bancorporation's board did consider these additional factors when evaluating the terms of the merger transaction.

Indemnification of Officers and Directors and Limitation of Liability

     Horizon. Pursuant to Horizon's articles of incorporation, Horizon will, to the fullest extent permitted by the Washington Business Corporation Act, indemnify the directors, officers and agents of Horizon for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was an agent of Horizon. In addition, Horizon's articles of incorporation provide that the directors of Horizon shall not be personally liable for monetary damages to Horizon for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the Washington Business Corporation Act relating to unlawful distributions by Horizon, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted Horizon.

     Bellingham Bancorporation. The articles of incorporation and bylaws of Bellingham Bancorporation provide that it will indemnify its officers and directors if any such person has been successful on the merits, or otherwise in the defense of any action, suit or proceeding to which he or she is a party by the reason of the fact that he or she was or is a director or officer of Bellingham Bancorporation or any subsidiary thereof.

     Additionally, the articles of incorporation and bylaws provide that each person shall be indemnified for expenses and other costs even though not successful in his or her defense if he or she acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of Bellingham Bancorporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The provisions also provide that expenses incurred by such person can be paid by Bellingham Bancorporation in advance of the final disposition upon receipt of an agreement to repay such amounts if indemnification is not ultimately warranted.

Amendment of Articles of Incorporation and Bylaws

     Horizon. Horizon's articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Horizon common stock. The bylaws of Horizon may be amended by a majority vote of the board of directors.

     Bellingham Bancorporation. Bellingham Bancorporation's articles of incorporation may be amended by a two-thirds vote of the outstanding shares of Bellingham Bancorporation common stock. Bellingham Bancorporation's bylaws may be amended, altered or repealed by only a two-thirds of the majority of the Bellingham Bancorporation board or by the affirmative vote of two-thirds of shareholders.

                    PROPOSAL II - ELECTION OF DIRECTORS

     Bellingham Bancorporation's board of directors consist of eight members as required by the bylaws. The Articles of Incorporation require the Board to be divided into three classes as nearly equal in number as possible. The term of office of only one class of directors expires in each year, and they are elected for terms of three years, or until their successors are elected and qualified. The board of directors has nominated for election as directors Cal Leenstra, Charles Self and Rick S. Wilson for election at the meeting to serve until the earlier of the closing of the merger or until his or her successors are elected and appointed. The nominees are current members of the boards of directors of Bellingham Bancorporation and the Bank of Bellingham. Each director of Bellingham Bancorporation is also a director of the Bank of Bellingham.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTORS OF BELLINGHAM BANCORPORATION.

     Unless otherwise specified on the proxy, it is intended that the persons named in the proxies solicited by the board will vote for the election of the nominees named below. Bellingham Bancorporation's Articles of Incorporation prohibit stockholders from cumulating their votes for election of directors.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the board of directors may recommend. At this time, the board knows of no reason why any nominee might be unable to serve.

     The Bellingham Bancorporation board recommends a vote "FOR" each of the nominees named in the following table as directors of Bellingham
Bancorporation.

     The following table sets forth certain information for each nominee and for each director continuing in office after the meeting.

                                                      Year First
                                                      Elected         Term to
    Name         Age          Position                Director (1)    Expire
    ----         ---          --------                ------------    ------

                              BOARD NOMINEES

Cal Leenstra     61     Past President and Chief          1992      2002(2)
                        Executive Officer, Kelstrup,
                        Inc.; Director, Washington
                        State Association of Realtors.

Charles Self     64     Retired Vice President of         1992      2002(2)
                        Finance, Wal-Mart Stores,
                        Inc.; independent investor.

Rick S. Wilson   55     President, Wilson Motors and      1992      2002(2)
                        Wilson Toyota.

              DIRECTORS CONTINUING IN OFFICE AFTER MEETING

John M.
 Daughters       57     President and Chief Executive     1992      2000
                        Officer of Bank of Bellingham;
                        formerly with Security Pacific
                        Bank; director Whatcom Medical
                        Bureau.

Leib Alexander   62     Retired dentist in Bellingham;    1992      2000
                        President Alexander & Associates;
                        owner of Hampton Inn, Bellingham,
                        Washington.

John K. Cavers   70     Retired President and Chief       1992      2001
                        Executive Officer, Comptec, Inc.

Martin L. Haines 60     Retired insurance broker and      1992      2001
                        major stockholder in Unity
                        Insurance Group, Inc.

Ann Jones        62     Former owner and operator of      1992      2001
                        KGMI-AM and KISM-FM radio.
-----------------
(1)  Includes prior service on board of directors of Bank of Bellingham.
(2)  Assumes election at the meeting.

                               LEGAL MATTERS

     The validity of the Horizon common stock to be issued in the merger is being passed upon for Horizon by Breyer & Associates PC, Washington, D.C. Breyer & Associates PC will deliver an opinion concerning certain federal income tax consequences of the merger.

                                  EXPERTS

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Horizon's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Bellingham Bancorporation at and for the year ended September 30, 1998, have been included in this proxy statement/prospectus in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               OTHER MATTERS

     The Bellingham Bancorporation board is not aware of any business to come before the Bellingham Bancorporation annual meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the Bellingham Bancorporation annual meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                    WHERE YOU CAN FIND MORE INFORMATION

     Horizon files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such reports, statements and information at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the
operation of the public reference rooms.    Reports, proxy statements and
other information filed by Horizon are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     Horizon has filed a Registration Statement on Form S-4 (File No. 333-_____) to register with the Commission the shares of Horizon to be issued to Bellingham Bancorporation shareholders in the merger. This proxy statement/prospectus is part of the registration statement and constitutes a prospectus of Horizon and a proxy statement for Bellingham Bancorporation for the annual meeting. As allowed by the Commission, this proxy statement/prospectus does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

     The Commission allows Horizon to "incorporate by reference" information into this proxy statement/prospectus, which means that Horizon can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/ prospectus. This Prospectus incorporates by reference the following documents that Horizon has filed with the Commission:

      1. Horizon's annual report on Form 10-K for the year ended March 31, 1998;

      2. Horizon's quarterly reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998; and

     3.   Horizon's current report on Form 8-K dated January 18, 1999.

     Horizon incorporates by reference additional documents that it may file
with the   Commission between the date of this proxy statement/prospectus and the date of the annual meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from Horizon without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Shareholders of Bellingham Bancorporation may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Richard P. Jacobson, Corporate Secretary, Horizon Financial Corp., 1500 Cornwall Avenue, Bellingham, Washington 98335 (telephone number: (360) 733-7019). In order to ensure timely delivery of the documents, any request should be made by ___________, 1999.

     Horizon has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Horizon and Bellingham Bancorporation has supplied all information contained in this proxy statement/prospectus relating to Bellingham Bancorporation.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ____________, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders not the issuance of shares of Horizon common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the Horizon common stock offered by this proxy statement/prospectus, or does it constitute the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation.

                                                                    APPENDIX A

                       AGREEMENT AND PLAN OF MERGERS

     AGREEMENT AND PLAN OF MERGERS, dated as of the 18th day of January 1999 (this "Agreement"), by and among HORIZON FINANCIAL CORP. (the "Company"), HORIZON BANK, A SAVINGS BANK ("Horizon"), BELLINGHAM BANCORPORATION ("Bancorp") and BANK OF BELLINGHAM (the "Bank").

                                 RECITALS:

     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Bellingham, Washington. The Company is a registered bank holding company with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended. As of the date hereof, the Company has 30,000,000 authorized shares of common stock of $1.00 par value per share ("Company Common Stock") and 10,000,000 shares of preferred stock of $1.00 par value per share ("Company Preferred Stock") (no other class of capital stock being authorized), of which 7,496,294 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding.

     (B) HORIZON. Horizon is a state stock savings bank duly organized and existing under the laws of the United States, with its principal executive offices located in Bellingham, Washington. As of the date hereof, Horizon has 30,000,000 authorized shares of common stock, par value $1.00 per share ("Horizon Common Stock") and 10,000,000 authorized shares of serial preferred stock (no other class of capital stock being authorized), of which 1,000 shares of Horizon Common Stock and no shares of serial preferred stock are outstanding. All of the issued and outstanding shares of Horizon Common Stock are owned by the Company.

     (C) BANCORP. Bancorp is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Bellingham, Washington. Bancorp is a registered bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. As of the date hereof, Bancorp has 600,000 authorized shares of common stock of $1.00 par value per share ("Bancorp Common Stock"), (no other class of capital stock being authorized), of which 358,874 shares of Bancorp Common Stock and no shares of Bancorp Preferred Stock, are issued and outstanding.

     (D) THE BANK. The Bank is a state chartered bank duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Bellingham, Washington. As of the date hereof, the Bank has 600,000 authorized shares of common stock of $1.00 par value per share (the "Bank Common Stock") and no authorized shares of preferred stock (the "Bank Preferred Stock") (no class of capital stock being authorized), of which 179,437 shares of the Bank Common Stock and no shares of the Bank Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Bank Common Stock are owned by Bancorp.

     (E) VOTING AGREEMENT. As a condition and an inducement to the Company's willingness to enter into this Agreement, the directors and executive officers of Bancorp and all shareholders owning in excess of 10% of the outstanding shares of Bancorp have entered into agreements with the Company pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Agreement at the Bancorp Meeting (as hereinafter defined).

     (F) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in Schedule 4.01(C), there are no shares of capital stock of Bancorp or the Bank authorized and reserved for issuance, neither Bancorp nor the Bank has any Rights (as defined below) issued or outstanding and neither Bancorp nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Agreement. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of Bancorp Common Stock or Bank Common Stock.

     (G) APPROVALS. The Board of Directors of each of Bancorp, the Bank, the Company and Horizon has approved, at meetings of each of such Boards of Directors, this Agreement and has authorized the execution hereof in counterparts.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Agreement have the following meanings:

     "Acquisition Transaction" means: (a) a merger or consolidation, or any similar transaction, involving Bancorp or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Bancorp or the Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Bancorp or the Bank; or a bona fide proposal is made by a third party to Bancorp or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Bancorp willfully breaches this Agreement and such breach entitles the Company to terminate this Agreement; the holders of Bancorp Common Stock do not approve this Agreement at the Bancorp Meeting; the Bancorp Meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of the Company; or Bancorp's Board of Directors modifies in a manner adverse to the Company the recommendation of Bancorp's Board of Directors with respect to this Agreement.

     "Agreement" means this Agreement and Plan of Mergers.

     "Asset Classification" has the meaning assigned to such term in Section 4.01(T).

     "Bancorp"  means Bellingham Bancorporation.

     "Bancorp Common Stock" has the meaning assigned to such term in Recital
(C).

     "Bancorp Financial Reports" has the meaning assigned to such term in
Section 4.01(H).

     "Bancorp Meeting" has the meaning assigned to such term in Section 5.03.

     "Bancorp Option" has the meaning assigned to such term in Section 2.08.

     "Bancorp Subsidiary(ies)" means any business entity five percent or more of the equity interests of which are owned directly or indirectly by Bancorp.

     "Bancorp Tax Returns" has the meaning assigned to such term in Section 4.01(Z).

     "Bancorp Warrant" has the meaning assigned to such term in Section 2.08.

     "Bank" means Bank of Bellingham.

     "Bank Common Stock" has the meaning assigned to such term in Recital (D).

     "Bank Merger" has the meaning assigned to such term in Section 1.02(A).

     "Bank Preferred Stock" has the meaning assigned to such term in Recital
(D).

     "BIF" means the Bank Insurance Fund of the FDIC.

     "Break-up Fee" has the meaning assigned to such term in Section 8.08.

     "Business Day" means any day other than a Saturday, Sunday, or a legal holiday in the State of Washington.

     "Code" has the meaning assigned to such term in Section 4.01(Q)(2).

     "Company" means Horizon Financial Corp.

     "Company Common Stock"has the meaning assigned to such term in Recital
(A).

     "Company Financial Reports" has the meaning assigned to such term in
Section 4.02(D).

     "Company Option" has the meaning assigned to such term in Section 2.08.

     "Company Preferred Stock"has the meaning assigned to such term in Recital
(A).

     "Company Warrant" has the meaning assigned to such term in Section 2.08.

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 4.01(Q)(1).

     "Continuing Bank" has the meaning assigned to such term in Section
1.02(A).

     "Continuing Corporation" has the meaning assigned to such term in Section 1.01(A).

     "Corporate Merger" has the meaning assigned to such term in Section
1.01(A).

     "Derivatives Contract" has the meaning assigned to such term in Section 4.01(BB).

     "Director" means the Director of the Washington Department of Financial Institutions.

     "Dissenters Shares" means the shares of Company Common stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in Section 1.03.

     "Effective Time" has the meaning assigned to such term in Section 1.03.

     "Employment Agreement" shall mean any of Exhibits F-1 and F-2 attached hereto.

     "Environmental Law" means (1) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of

Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 4.01(Q)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section 4.01
(Q)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 4.01(Q)
(2).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" has the meaning assigned to such term in Section 2.04.

     "Excluded Shares" has the meaning assigned to such term in Section 2.01
(B).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "FHLB" means the Federal Home Loan Bank of Seattle, which is one of the 12 FHLBs that makes up the Federal Home Loan Bank System.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychiorinated biphenyl.

     "Horizon" means Horizon Bank, a savings bank.

     "Horizon Common Stock" has the meaning assigned to such term in Recital
(B).

      "Joint Proxy Statement/Prospectus" has the meaning assigned to such term in Section 5.02.

     "Loan/Fiduciary Property" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means with respect to any Party an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and
(ii)
any breach of a representation or warranty contained herein by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.

     "Mergers" has the meaning assigned to such term in Section 1.02(A).

     "Multiemployer Plans" has the meaning assigned to such term in Section 4.01(Q)(2).

     "Nasdaq" means the National Association of Securities Dealers Automated Quotations system.

     "Option" has the meaning assigned to such term in the Stock Option
Agreement.

     "Option Shares" has the meaning assigned to such term in the Stock Option Agreement.

     "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" has the meaning assigned to such term in Section 4.01(Q)
(2).

     "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.

     "Registration Statement" has the meaning assigned to such term in Section 5.02.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

     "RCW" means the Revised Code of the State of Washington.

     "Rights" has the meaning assigned to such term in Recital (F).

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" with respect to any entity means each partnership or corporation, the majority of the outstanding partnership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) Bancorp or any Bancorp Subsidiary and (2) the Company or any subsidiary of the Company.

     "Washington Department" has the meaning assigned to such term in Section 4.01(H).

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                              I.  THE MERGERS

     1.01. THE CORPORATE MERGER. Subject to the provisions of this Agreement, at the Effective Time (as hereinafter defined):

     (A) THE CONTINUING CORPORATION. Bancorp shall be merged with and into Company pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A (the "Corporate Merger").
Upon consummation of the Corporate Merger, the separate existence of Bancorp shall cease and the Company (the "Continuing Corporation") shall survive.

     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.

     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.

     (D) CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of the Company, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of the Company in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

     1.02. THE BANK MERGER. As soon as practicable following the Effective Time:

     (A) THE CONTINUING BANK. The Bank shall be merged into Horizon pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit B (the "Bank Merger" and, together with the Corporate Merger, the "Mergers"). Upon consummation of the Bank Merger, the separate existence of the Bank shall cease and Horizon (the "Continuing Bank") shall survive.

     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

     (C) LIABILITIES. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

     (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The Charter and Bylaws of the Continuing Corporation shall be those of Horizon, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Horizon in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

     (E) NAME. Subsequent to the Bank Merger and until September 30, 1999, the former offices of the Bank will be operated as the Bank of Bellingham, a division of Horizon Bank, a savings bank.

     1.03. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in Article VI, the effective date (the "Effective Date") of the Corporate Merger shall be such date as the Company shall notify Bancorp in writing not less than five days prior thereto, which date shall be not later than the date set forth in Section 7.03 herein. Prior to the Effective Date, the Company and Bancorp shall execute and deliver to the Secretary of State of the State of Washington, Articles of Merger in accordance with applicable law. The time on the Effective Date at which the Corporate Merger becomes effective is referred to as the "Effective Time."

                            II.  CONSIDERATION

     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time:

     (A) OUTSTANDING COMPANY COMMON STOCK. The shares of common stock of the Company issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain as issued and outstanding shares of Company Common Stock.

     (B) OUTSTANDING BANCORP COMMON STOCK. Each share (excluding (i) shares ("Dissenters' Shares") that have not been voted in favor of approval of this Agreement and with respect to which dissenters' rights have been perfected in accordance with Section 23B.13 of the RCW or (ii) shares held by Bancorp or any of its subsidiaries or by the Company or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, the right to receive 2.74 shares of Company Common Stock.

     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Bancorp Common Stock shall cease to be, and shall have no rights as, stockholders of Bancorp, other than to receive the consideration provided under this Article II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of Bancorp or the Continuing Corporation of the shares of Bancorp Common Stock which were issued and outstanding immediately prior to the Effective Time.

     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Company Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, the Company shall pay to each holder of Bancorp Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by $13.75.

     2.04 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, the Company shall send or cause to be sent to each former stockholder of Bancorp of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this Article II. The certificates representing the shares of Company Common Stock into which shares of such shareholder's Bancorp Common Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of Company Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to an independent exchange agent selected by the Company (the "Exchange Agent") of the certificates representing all of such shares of Bancorp Common Stock (or indemnity satisfactory to the Company and the Exchange Agent, in their judgement, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancorp for purposes of Rule 145 of the Securities Act , shall not be exchanged for certificates representing Company Common Stock until the Company has received a written agreement from such person as specified in Section 5.17.

     2.05 ANTI-DILUTION PROVISIONS. In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     2.06 EXCLUDED SHARES; DISSENTERS SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. Dissenters' Shares shall be purchased and paid for in accordance with Section 23B.13 of the RCW.

     2.07 RESERVATION OF RIGHT TO REVISE TRANSACTION. The Company may at any time change the method of effecting the acquisition of Bancorp and the Bank (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Bancorp Common Stock as provided for in this Agreement or
(ii) adversely affect the tax treatment to Bancorp stockholders, individually or collectively, as a result of receiving such consideration.

     2.08 OPTIONS AND WARRANTS.    At the Effective Time, by virtue of the
Corporate Merger, and without any action on the part of any holder of an option, each option granted by Bancorp to purchase shares of Bancorp Common Stock ("Bancorp Option") that is then outstanding and unexercised shall be converted into and become an option to purchase Company Common Stock ("Company Option") on the same terms and conditions as are in effect with respect to the Bancorp Option immediately prior to the Effective Time and each warrant to purchase Bancorp Common Stock ("Bancorp Warrant") shall be converted into and become a warrant to purchase Company Common Stock ("Company Warrant"), except that (i) each such Company Option and Company Warrant may be exercised solely for shares of Company Common Stock, (ii) the number of shares of Company Common Stock subject to such Company Option and Company Warrant shall be equal to the number of shares of Bancorp Common Stock subject to such Option and Warrant immediately prior to the Effective Time multiplied by 2.74, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such Company Option and Company Warrant shall be adjusted by dividing the per share exercise price of the Bancorp Option and the Bancorp Warrant by 2.74 and rounding up to the nearest cent. The number of shares of Bancorp Common Stock which are issuable upon exercise of Options and Warrants as of the date hereof are Previously Disclosed in Schedule 2.08.

                     III.  ACTIONS PENDING CONSUMMATION

     Without the prior written consent of the Company, each of Bancorp and the Bank shall conduct its and each of the Bancorp Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Bancorp Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of the Bancorp Subsidiaries' officers and key employees, and each of Bancorp and the Bank will not, and will cause each of the Bancorp Subsidiaries not to, agree to:

     3.01. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Agreement or as Previously Disclosed in
Schedule 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Bancorp, the Bank or any Bancorp Subsidiary, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Bancorp Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

     3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.10, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.04 other than in the ordinary course of business and not exceeding $5,000 individually or $10,000 in the aggregate.

     3.05. LIENS AND ENCUMBRANCES. Other than in the ordinary course of business consistent with prior business activities, impose, or suffer the imposition, on any shares of capital stock of any of the Bancorp Subsidiaries, or on any of its or the Bancorp Subsidiaries' other assets, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any stock option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

     3.07. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Bancorp and the Bancorp Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Bancorp and the Bancorp Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.09.     AMENDMENTS.  Amend its Articles of Incorporation, Charter or
Bylaws.

     3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $25,000 or restrictions upon the operations of Bancorp or any Bancorp Subsidiary.

     3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on more than 60 days prior written notice.

     3.12. LOANS. Extend credit other than in the ordinary course of business consistent with prior lending practices.

     3.13 DEPOSIT RATES. Change the pricing structure of its deposit liabilities, except in the ordinary course of business consistent with past practice.

                    IV.  REPRESENTATIONS AND WARRANTIES

     4.01. REPRESENTATIONS AND WARRANTIES OF BANCORP AND THE BANK. Each of Bancorp and the Bank hereby represents and warrants to the Company and Horizon as follows:

     (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. Each of Bancorp and the Bancorp Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.01(C), there are no shares of capital stock or other equity securities of Bancorp or the Bank outstanding and no outstanding Rights with respect thereto.

     (D) BANCORP SUBSIDIARIES. Bancorp has Previously Disclosed in Schedule 4.01(D) a list of all the Bancorp Subsidiaries. Each of the Bancorp Subsidiaries that is a banking association is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Bancorp Subsidiaries are or may become required to be issued (other than to Bancorp or a wholly-owned Bancorp Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Bancorp Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Bancorp or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Bancorp Subsidiary held by Bancorp or a Bancorp Subsidiary are fully paid and nonassessable and are owned by Bancorp or a Bancorp Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each Bancorp Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.01(D), Bancorp does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. The deposits of the Bank are insured by the BIF of the FDIC. The Bank is a member in good standing with the FHLB of Seattle.

     (E) CORPORATE POWER. It and each of the Bancorp Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in Section 6.01, the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.01(G), the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the Bancorp Subsidiaries or to which it or any of the Bancorp Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it,
(ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancorp.

     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H), (i) as to Bancorp, its audited consolidated balance sheet as of September 30, 1998 and 1997 and related consolidated statements of income and changes in stockholders' equity and cash flows for the years ended September 30, 1998, 1997 and 1996, and (ii) as to the Bank, its call report for the fiscal year ended September 30, 1998, and all other financial reports filed or to be filed subsequent to September 30, 1998, in the form filed with the FDIC and the Washington Department of Banking ("Washington Department") (together, the "Bancorp Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Bancorp Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Bancorp Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of Bancorp or the Bancorp Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in Bancorp Financial Reports prior to the date of this Agreement, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since September 30, 1998. Since September 30, 1998, none of Bancorp or the Bancorp Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Bancorp Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.01(J), since September 30, 1998, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

     (K) PROPERTIES. Except as reserved against in the Bancorp Financial Reports, Bancorp and the Bancorp Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Bancorp Financial Reports as being owned by Bancorp or the Bancorp Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those properties or assets sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by any of Bancorp or Bancorp Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Bancorp.

     (L)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L), neither it nor any of the Bancorp Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the Washington Department, the FHLB, the Federal Reserve Board, the FDIC, the Internal Revenue Service, the Department of Revenue of the State of Washington, the Securities Exchange Commission ("SEC") and any other federal or state bank, or other financial institution, insurance and securities regulatory authorities, the "Regulatory Authorities")) and neither it nor any of the Bancorp Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of Bancorp and the Bancorp Subsidiaries:

                    (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of Bancorp and the Bancorp Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                    (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of Bancorp or the Bancorp Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp or the Bancorp Subsidiaries, or (iii) requiring any of Bancorp or the Bancorp Subsidiaries (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

                    (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

                    (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

     (N)  MATERIAL CONTRACTS.

                    (1) Except as Previously Disclosed in Schedule 4.01(N), (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Bancorp nor any Bancorp Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                         (i)  any agreement, arrangement or commitment (a) not
made in the ordinary course of business or (b) pursuant to which Bancorp or any Bancorp Subsidiary is or may become obligated to invest in or contribute capital to any Bancorp Subsidiary or any other entity;

                         (ii) any agreement, indenture or other instrument not
disclosed in the Bancorp Financial Reports relating to the borrowing of money by Bancorp or any Bancorp Subsidiary or the guarantee by Bancorp or any Bancorp Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Bancorp Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                         (iii) any contract containing covenants that limit
the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                         (iv) any contract or agreement which is a "material
contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                         (v)  any lease with annual rental payments
aggregating $10,000 or more;

                         (vi) consulting agreement (other than data
processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $10,000 per annum;

                         (vii) any agreement with any executive officer or
other key employee of Bancorp or any Bancorp Subsidiary the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Bancorp or any of Bancorp Subsidiaries of the nature contemplated by this Agreement;

                         (viii) any agreement with respect any executive
officer of Bancorp or any Bancorp Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum; or

                         (ix) agreement or plan, including any stock option
plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                    (2) Except as Previously Disclosed on Schedule 4.01(N), no officer or director of Bancorp or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

                    (3) None of Bancorp or the Bancorp Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in
Schedule 4.01(N), neither Bancorp nor any Bancorp Subsidiary is subject to or bound by any contract containing covenants which limit the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business (other than as may be required by law or any applicable Authority).

     (O) REPORTS. Since January 1, 1996, each of Bancorp and the Bancorp Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Washington Department, (iii) the FHLB and the FHLB System, (iv) the Federal Reserve Board and (v) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (P) NO BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

     (Q)  EMPLOYEE BENEFIT PLANS.

                    (1) Schedule 4.01(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all personnel codes, practices, procedures, policies, manuals, affirmative action materials, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Bancorp Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the Company.

                    (2)  All "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Bancorp Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.01(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Bancorp Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the Bancorp Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

                    (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Bancorp Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Bancorp Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                    (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Bancorp Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                    (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                    (6) Neither it nor any of the Bancorp Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.01(Q)(6). There are no restrictions on the rights of it or any of the Bancorp Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

                    (7) Except as Previously Disclosed in Schedule 4.01(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Bancorp Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Bancorp Subsidiaries,

(ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained.

     (S) LABOR AGREEMENTS. Neither it nor any Bancorp Subsidiary is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any Bancorp Subsidiary the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Bancorp Subsidiary, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any Bancorp Subsidiary's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Bancorp and the Bancorp Subsidiaries that have been classified by it as of September 30, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bancorp or any Bancorp Subsidiary prior to September 30, 1998.

     (U) ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan and lease losses shown on the consolidated balance sheets of Bancorp included in the September 30, 1998 Bancorp Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Bancorp Financial Reports, will be, adequate in the opinion of the Board of Directors and management of Bancorp, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

     (V) INSURANCE. Each of Bancorp and the Bancorp Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Bancorp, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Previously Disclosed in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of Bancorp or the Bancorp Subsidiaries or their directors, officers, employees or agents.

     (W) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, and (ii) any supermajority provisions or other provisions imposing special conditions on business combinations contained in Bancorp's Articles of Incorporation.

     (X) NO FURTHER ACTION. It has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the Merger), or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than as set forth in Section 6.01), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Bancorp or any Bancorp Subsidiary or under any agreement to which Bancorp or any Bancorp Subsidiary is a party, or (iii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.

     (Y)  ENVIRONMENTAL MATTERS.

                    (1) To its knowledge, it and each of the Bancorp Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancorp.

                    (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Bancorp Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
(ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Bancorp Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(2).

                    (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Bancorp Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(3).

                    (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Y)(4).

                    (5) To its knowledge, during the period of (i) its or any of the Bancorp Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Bancorp Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of Bancorp Subsidiaries' holding of a security or other interest in a Loan/ Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(5).

                    (6) To its knowledge, prior to the period of (i) its or any of the Bancorp Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Bancorp Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Bancorp Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(6).

     (Z)  TAX REPORTS.  Except as Previously Disclosed in Schedule 4.01(Z),
(i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or the Bancorp Subsidiaries, including without limitation consolidated federal income tax returns of it and the Bancorp Subsidiaries (collectively, the "Bancorp Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Bancorp Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the Bancorp Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on Bancorp Tax Returns have been paid in full, (iii) the Bancorp Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Bancorp Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Bancorp Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Bancorp Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Bancorp Subsidiaries.

     (AA) ACCURACY OF INFORMATION. The statements with respect to Bancorp and the Bancorp Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Company or the Bank pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (BB) DERIVATIVES CONTRACTS. None of Bancorp or the Bancorp Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.01(BB), including a list, as applicable, of any Bancorp or Bancorp Subsidiary assets pledged as security for each such Derivatives Contract.

     (CC) ACCOUNTING CONTROLS. Each of Bancorp and the Bancorp Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization;
(ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to banks or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material property and assets of Bancorp and the Bancorp Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

     (DD) DEPOSITS. Except as set forth in Schedule 4.01 (DD), none of the Bank's deposits is a brokered deposit as defined in 12 CFR Section 337.6 or subject to any encumbrance, legal testament or other legal process, and no portion of the deposits represents a deposit by any affiliate of the Bank.

     (EE) MINUTE BOOKS. The minute books of Bancorp and the Bank contain complete and accurate records of all meetings held and other corporate action taken since January 1, 1992 by their respective stockholders, Boards of Directors and committees thereof.

     (FF) AFFILIATE TRANSACTIONS. Except as Previously Disclosed on Schedule 4.01(FF), no officer or director of Bancorp or the Bank or any "associate" of such person has any material interest in any contract with Bancorp or any Bancorp subsidiary or in any real or personal property used in the business of Bancorp or any Bancorp Subsidiary. For the purposes of this section, "associate" of a person means (i) any corporation or organization (other than Bancorp or any Bancorp Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

     (GG) LOAN PORTFOLIO.  To the knowledge of Bancorp and the Bank:

          (1) All evidences of indebtedness ("Loans") reflected as assets on the books and records of Bancorp or the Bank are in all respects legal, valid and binding obligations of the respective obligor named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.

          (2) The Bank has good title to and is the sole owner of record of each Loan or any participation interest shown as an asset on the books and records of the Bank, free of any lien, encumbrance or claim by any other person, except for Loans securing borrowings from the FHLB of Seattle or Loans subject to repurchase obligations as Previously Disclosed in Schedule 4.01(GG)
(2).

          (3) Except as Previously Disclosed in Schedule 4.01(GG)(3) all Loans reflected as assets on the books and records of the Bank that are primarily secured by an interest in real property are secured by a valid and perfected lien, as stated in the loan documentation.

                    (4)  Except as Previously Disclosed in Schedule 4.01(GG)
(4), no Loan, all or any part of which is an asset of the Bank was, as of September 30, 1998, more than 30 days past due.

          (5) Except as Previously Disclosed in Schedule 4.01(GG)(5), none of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participation in Loans or pools of participations of Loans, if any, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

                    (6) Previously Disclosed on Schedule 4.01(GG)(6) are all Loans by Bancorp or the Bank to employees of Bancorp or the Bank. There are no Loans to any employee, officer, director or other affiliate of Bancorp or the Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and, except as Previously Disclosed in Schedule 4.01(GG)(6), all such Loans are and were made in compliance with all applicable federal laws and regulations.

          (HH) Year 2000 Issues. Expenses associated with resolving Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or results of operations of the Bancorp or the Bank, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of the Bancorp or the Bank. Neither the Bancorp or any of the Bank Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR-98-3 (SUP), dated March 4,
1998). The Bank has made available to the Company and Horizon a complete and accurate copy of its plans, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the statements of the Federal Financial Institutions Examinations Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness" and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk" as such issues affect the Bancorp and the Bancorp Subsidiaries. Between the date hereof and the Effective Time, the Bancorp shall use its commercially practicable efforts to implement its plans.

     4.02.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HORIZON.

     Each of the Company and Horizon hereby represents and warrants to Bancorp and the Bank, as follows:

     (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02 and the required filings under federal and state securities' laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.

     (D) FINANCIAL REPORTS. In the case of the Company, its Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and all documents filed or to be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Company Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to savings banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (E) NO EVENTS. Since March 31, 1998, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

     (F) SHARES AUTHORIZED. In the case of the Company, the shares of Company Common Stock to be issued in exchange for shares of Bancorp Common Stock upon consummation of the Corporate Merger in accordance with Article II of this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

     (G) CORPORATE POWER. The Company and Horizon each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

     (H) ACCURACY OF INFORMATION. The statements with respect to the Company and Horizon contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                               V.  COVENANTS

     Each of Bancorp and the Bank hereby covenants to the Company and Horizon and each of the Company and Horizon hereby covenants to Bancorp and the Bank, that:

     5.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

     5.02. REGISTRATION STATEMENT. The Company, in cooperation with Bancorp, shall prepare and file with the SEC a Registration Statement with respect to the shares of Company Common Stock to be issued in the Corporate Merger. Such Registration Statement shall contain a Joint Proxy Statement/Prospectus which shall serve as the proxy statement of Bancorp for the Bancorp Meeting (as defined below), and as the prospectus of the Company for the shares of Company Common Stock to be issued in the Corporate Merger. The Company shall use its best efforts to cause the Registration Statement to become effective.

     5.03 BANCORP MEETING. With respect to Bancorp, it shall call a special meeting (the "Bancorp Meeting") of the holders of Bancorp Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Bancorp shall use its best efforts to solicit and obtain the votes of the holders of Bancorp Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Bancorp shall recommend approval of such transactions by such holders. In connection with the Bancorp Meeting, the Company and Bancorp shall cooperate in the preparation of the Joint Proxy Statement/Prospectus and, with the approval of each of the Company and Bancorp, which approvals will not be unreasonably withheld, the Joint Proxy Statement/Prospectus will be mailed to the shareholders of Bancorp.

     5.04. REGISTRATION STATEMENT EFFECTIVENESS. The Company will advise Bancorp, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.05. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Bancorp relating to Bancorp or the Bancorp Subsidiaries and by or on behalf of the Company relating to the Company or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

     5.06. PRESS RELEASES. Bancorp and the Bank will not, without the prior approval of the Company, and the Company and Horizon will not, without the prior approval of Bancorp, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

     5.07.     ACCESS; INFORMATION.

          (1) Upon reasonable notice, Bancorp and the Bank shall afford the Company and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of its and the Bancorp Subsidiaries' properties, books, contracts, commitments and records and, during such period, Bancorp and the Bank shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by Bancorp and the Bancorp Subsidiaries with any Regulatory Authority, and (ii) all other information concerning the business, properties and personnel of Bancorp and the Bancorp Subsidiaries as the Company may reasonably request, provided that no investigation pursuant to this Section 5.07 shall affect or be deemed to modify or waive any representation or warranty made by Bancorp or the Bank or the conditions to the obligations of Bancorp and the Bank to consummate the transactions contemplated by this Agreement; and

          (2) The Company will not use any information obtained pursuant to this Section 5.07 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the Company or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, the Company will, upon request by Bancorp, deliver to Bancorp all documents so obtained by the Company or destroy such documents and, in the case of destruction, will certify such fact to Bancorp.

     5.08. ACQUISITION PROPOSALS. In the case of Bancorp, without the prior written consent of the Company, it shall not, and it shall cause the Bancorp Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Bancorp or any of the Bancorp Subsidiaries or any merger or other business combination with Bancorp or any of the Bancorp Subsidiaries other than as contemplated by this Agreement; it shall instruct its and the Bancorp Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify the Company immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Company or any of the Bancorp Subsidiaries.

     5.09. BLUE-SKY FILINGS. In the case of the Company, it shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, provided that the Company shall not be required by virtue thereof to submit to general jurisdiction in any state.

     5.10. CERTAIN POLICIES OF BANCORP AND THE BANK. In the case of each of Bancorp and the Bank, it shall, at the Company's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of the Company and generally accepted accounting principles; PROVIDED, HOWEVER, Bancorp and the Bank shall not be required to take any such action set forth in (i) above until all regulatory approvals set forth in Section 6.02 shall have been obtained. Bancorp's and the Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.10.

     5.11. STATE TAKEOVER LAW. In the case of Bancorp, Bancorp shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute and Bancorp shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this

Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect.

     5.12. NO RIGHTS TRIGGERED. Except as Previously Disclosed], in the case of Bancorp, Bancorp shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Bancorp or under any agreement to which Bancorp or any Bancorp Subsidiary is a party, or (ii) restrict or impair in any way the ability of the Company and Horizon to exercise the rights granted hereunder.

     5.13. SHARES LISTED. In the case of the Company, it shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares.

     5.14. REGULATORY APPLICATIONS. In the case of the Company and Horizon, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by the Company and Horizon.

     5.15 REGULATORY DIVESTITURES. In the case of Bancorp, effective on or before the Effective Date, Bancorp and the Bancorp Subsidiaries shall cease engaging in such activities as the Company shall advise Bancorp in writing are not permitted to be engaged in by the Company under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Agreement, Bancorp shall divest any subsidiary engaged in activities or holding assets that are impermissible for the Company on terms and conditions agreed to by the Company.

     5.16      CURRENT INFORMATION.

     (a) During the period from the date of this Agreement to the Effective Date, each of Bancorp, the Bank, the Company and Horizon shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

     (b) Bancorp and the Bank shall promptly notify the Company of (i) any material change in the business or operations of Bancorp, the Bank or any Bancorp Subsidiary, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to Bancorp, the Bank, or any Bancorp Subsidiary,
(iii) the initiation or threat of material litigation involving or relating to Bancorp, the Bank or any Bancorp Subsidiary, or (iv) any event or condition that might reasonably be expected to cause any of Bancorp's or the Bank's representation or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent Bancorp or the Bank from fulfilling its or their obligations hereunder; and in each case shall keep the Company informed with respect thereto.

     (c) The Company shall (i) promptly notify Bancorp of any event or condition that might reasonably be expected to cause any of the Company's and Horizon's representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date, and (ii) notify Bancorp immediately of any denial of any application filed by the Company or Horizon with any Regulatory Authority with respect to this Agreement, and in each case shall keep Bancorp and the Bank informed with respect thereto.

     5.17 AFFILIATE AGREEMENTS. In the case of Bancorp, it will cause each person who is an "affiliate" of Bancorp for purposes of Rule 145 under the Securities Act (each an "Affiliate") to execute and deliver to the Company on or before the mailing of the Joint Proxy Statement/Prospectus for the Bancorp Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of the shares of Company Common Stock to be received by such person in exchange for such person's shares of Bancorp Common Stock. Previously Disclosed on Schedule 5.17 is a list of Affiliates as of the date hereof.

     5.18 COMPANY BOARD OF DIRECTORS. In the case of Horizon, it shall take such action as may be necessary to cause the appointment of John M. Daughters to its Boards of Directors effective as of the Effective Time.

     5.19 POOLING OF INTERESTS. In the case of Bancorp and the Bank, neither Bancorp nor the Bank shall take any action which would disqualify the Corporate Merger as a "pooling of interest" for accounting purposes.

     5.20 CONSENTS AND APPROVALS. In the case of Bancorp and the Bank, they shall take such action as may be necessary, but without the incurrence of substantial expense, to obtain any required consents from the lessor or sublessor on each lease pursuant to which Bancorp or the Bank leases as lessee real or personal property for the assumption of such lease by the Company or Horizon.

     5.21 BENEFITS. Bancorp's qualified and non-qualified plans, as well as the incentive plans of the Bank, will be terminated immediately prior to the Effective Time, except for the Bank's commercial lending incentive program, which will continue through September 30, 1999. All Bank employees will be offered continued employment in similar positions, with no reduction in compensation subsequent to the Effective Time until September 30, 1999. Attached hereto is a list of all employees of Bancorp and the titles that will be in effect as of the Effective Date subject to Horizon's employment practices and such changes as may be agreed upon prior to such date. All such
continued employees will be deemed employees at will.   The  foregoing  is
subject to the satisfactory compliance by the employee with Horizon's personnel policies. Staff reductions that occur after September 30, 1999 will be paid severance in accordance with Horizon's severance policy with credit
given for prior service at the Bank.   In addition, as soon as
administratively practicable following the Effective Date, employees of the Bank who are retained by Horizon shall be entitled to participate in the same benefit plans as are generally available to Horizon employees of similar rank and service. Employees of the Bank who continue as Horizon employees following the Effective Date shall be credited with prior years of service with the Bank for purposes of eligibility and vesting (but not for the accrual of benefits) under the Horizon benefit plans, and accrued sick leave of Bank employees will be transferred to Horizon subject to the limitations of Horizon's sick leave policy.

     Subject to the limitations of applicable law, rules and regulations and Horizon's lending policy, individuals will be eligible to receive loans from Horizon for the purchase of stock upon the exercise of stock options and warrants. Such loans shall be made at prime plus 1%, and for fully amortized five-year terms with principle and interest. In the alternative, Horizon will make arrangements for such loans to be made through a correspondent bank.

     5.22 SEVERANCE AGREEMENTS. To the extent that the employment of any employee who is employed by the Bank as of the Effective Date, is terminated by Horizon or any of its subsidiaries within one (1) year following the Effective Date, such employee shall be entitled to a severance payment as follows:

          Service                            Severance
          -------                            ---------
          Non-Officers
          ------------
          Over six months to two years       Two weeks
          Over two years to four years       Three weeks
          Over five years                    Four weeks

          Officers
          --------
          Over six months to one year        Two weeks
          Over one year to two years         Three weeks
          Over two years to three years      Four weeks

          Over three years to four years     Six weeks
          Over four year to six years        Seven weeks
          Over six years                     Eight weeks

     5.23 INSURANCE. The Company shall use its best efforts to cause the persons serving as officers and directors of Bancorp and the Bank immediately prior to the Effective Date to be covered for a period of three years after he Closing Date by the Company's present carrier with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such; provided, however, that the Company shall not be obligated to incur additional costs for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Bancorp and the Bank for such insurance.

               VI.  CONDITIONS TO CONSUMMATION OF THE MERGERS

     Consummation of the Mergers is conditioned upon:

     6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of Bancorp.

     6.02. REGULATORY APPROVALS. Procurement by the Company of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the opinion of the Company, would so materially adversely impact the economic or business benefits to the Company of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers.

     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.

     6.04. LEGAL OPINION. Bancorp and the Bank shall have received an opinion, dated the Effective Date, of Breyer & Associates PC, special counsel for the Company and Horizon, in form reasonably satisfactory to Bancorp, which shall cover the matters contained in Exhibit D hereto.

     6.05. LEGAL OPINION. The Company shall have received an opinion, dated the Effective Date, of Sloan Bobrick & Oldfield, Inc. P.S., counsel for Bancorp and the Bank, in form reasonably satisfactory to the Company, which shall cover the matters contained in Exhibit E hereto.

     6.06.     OFFICER'S CERTIFICATE.   (i) Each of the representations and
warranties contained herein of the Company and Horizon shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of the Company and Horizon to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Bancorp and the Bank shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and Horizon dated the Effective Date, to such effect.

     6.07.     OFFICERS' CERTIFICATE.   (i) Each of the representations and
warranties contained herein of Bancorp and the Bank shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in Section 5.10, and (ii) each and all of the agreements and covenants of Bancorp and the Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and Horizon shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of Bancorp and the Bank dated the Effective Date, to such effect.

     6.08. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

     6.09. BLUE-SKY PERMITS. The Company shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.

     6.10. TAX OPINION. The Company and Bancorp shall have received an opinion from Breyer & Associates PC to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of Bancorp who receive shares of the Company Common Stock in exchange for their shares of Bancorp Common Stock, and, in rendering their opinion, Breyer & Associates PC may require and rely upon representations contained in certificates of officers of the Company, Bancorp and others.

     6.11. EMPLOYMENT AGREEMENTS. The Employment Agreements between the Company, Horizon and John M. Daughters and A.R. Ayala substantially in the form attached hereto as Exhibits F-1 and F-2, respectively, shall have been duly executed and delivered by all parties to such agreements.

     6.12. NON-COMPETE AGREEMENTS. Each member of the Board of Directors of the Bancorp and the Bank shall have entered into a non-compete agreement with the Company substantially in the form attached hereto as Exhibit G.

     6.13. ADVERSE CHANGE. During the period from September 30, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Bancorp or the Bank, nor shall Bancorp or the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Bancorp and the Bank to such effect.

     6.14. DISSENTERS' RIGHTS. The number of Dissenters' Shares shall not exceed in the aggregate five percent of the outstanding shares of Bancorp Common Stock.

     6.15. RECEIPT OF AFFILIATE AGREEMENTS. The Company shall have received from each Affiliate of Bancorp the agreements referred to in Section 5.17.

     6.16 POOLING LETTERS. The Company and the Bancorp shall have received a letter dated as of the Effective Date, in form and substance acceptable to the Company and the Bancorp from Moss Adams LLP to the effect that the Mergers will qualify for pooling of interests accounting treatment.

     PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Sections 6.05, 6.07, 6.11, 6.12, 6.13, 6.14, 6.15, or 6.16 shall only constitute conditions if asserted by the Company, and a failure to satisfy any of the conditions set forth in
Section 6.04 or 6.07 shall only constitute conditions if asserted by Bancorp.

                             VII.  TERMINATION

     This Agreement may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

     7.01. MUTUAL CONSENT. By the mutual consent of the Company and Bancorp, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     7.02. BREACH. By the Company or Bancorp, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

     7.03. DELAY. By the Company or Bancorp, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by September 30, 1999.

     7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or Bancorp, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, (i) in the event that any stockholder approval contemplated by Section 6.01 is not obtained at the Bancorp Meeting , including any adjournment or adjournments thereof, or (ii) in the event that written notice is received which states that any required regulatory approval contemplated by Section 6.02 has not been approved or has been denied.

                            VIII.  OTHER MATTERS

     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Date. If this Agreement is terminated prior to the Effective Date, the agreements and representations of the parties in Section 4.01(P), Sections 5.05, 5.07(2), 5.11 and 5.12, and Sections 8.01, 8.03, 8.04,
8.05, 8.06, 8.07, 8.08 and 8.10 shall survive such termination.

     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the vote by the stockholders of Bancorp, the consideration to be received by the stockholders of Bancorp for each share of Bancorp Common Stock shall not thereby be decreased.

     8.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

     8.04. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company or Horizon to:   Horizon Financial Corporation
                                   1500 Cornwall Avenue
                                   Bellingham, Washington 98225
                                   Telecopy Number:  (360)733-7019
                                   Attn: V. Lawrence Evans, President & CEO

                    Copies to:     Breyer & Associates PC
                                   1100 New York Avenue, N.W.
                                   Suite 700 East
                                   Washington, D.C.  20005
                                   Telecopy Number:  (202) 737-7979
                                   Attn:  John F. Breyer, Jr., Esq.

If to Bancorp or the Bank to:      Bellingham Bancorporation
                                   211 East Holly Street
                                   Bellingham, Washington 98225
                                   Telecopy Number:  (360) 671-6990
                                   Attn: John M. Daughters, President & CEO

                    Copies to:     Sloan Bobrick & Oldfield, Inc. P.S.
                                   2601 North Alder Street
                                   Tacoma, Washington 94807
                                   Telecopy Number:  (206)752-5324
                                   Attn:  Thomas H. Oldfield, Esq.

     8.08. BREAK-UP FEE. The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Company has incurred and will incur direct and indirect monetary and other costs (including, without limitation, attorney's fees and costs and costs of the Company employee and management time) and will forego discussion with respect to other potential acquisitions. To compensate the Company for such cost and to induce it to forego initiating discussions regarding other acquisitions, Bancorp and the Bank shall be obligated to pay the Company on demand (and in no event more than three days after such demand) in immediately available funds $800,000 ("Break-up Fee") if:

     (A) within 24 months after the date hereof, the Corporate Merger has not been completed and there occurs any of the events set forth in subparagraphs
(i), (ii) or (iii) below.

          (i) Any person other than the Company or an affiliate of the Company acquires beneficial ownership of 25% or more of the then-outstanding Bancorp Common Stock;

          (ii) Bancorp or any of its affiliates, without having received the Company's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as previously defined) with any Third Party, or Bancorp's Board of Directors recommends that the shareholders of Bancorp approve or accept any Acquisition Transaction with any person other than the Company or any of its subsidiaries.

          (iii) A bona fide proposal is made by a third party to Bancorp or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Bancorp willfully breaches this Agreement and such breach entitles the Company to terminate this Agreement; the holders of Bancorp Common Stock do not approve this Agreement at the Meeting; the Meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of the Company; or Bancorp's Board of Directors modifies in a manner adverse to the Company the recommendation of Bancorp's Board of Directors with respect to this Agreement.

     Notwithstanding the foregoing, Bancorp and the Bank shall not be obligated to pay to the Company the Break-up Fee if, prior to the occurrence of any of the events specified in 8.08(A)(i), (ii) or (iii), Bancorp validly terminates this

Agreement pursuant to Section 7.01 or clause (ii) of Section 7.04. The parties further agree that this Section 8.08 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.10. HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

     8.11 ATTORNEY FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                                 * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                               HORIZON FINANCIAL CORP.


                               By: /s/ V. Lawrence Evans
                                   ----------------------------------------
                               NAME:   V. Lawrence Evans
                               TITLE:  President and Chief Executive Officer


                               HORIZON BANK, A SAVINGS BANK


                               By: /s/ V. Lawrence Evans
                                   ----------------------------------------
                               NAME:   V. Lawrence Evans
                               TITLE:  President and Chief Executive Officer


                               BELLINGHAM BANCORPORATION


                               By: /s/ John M. Daughters
                                   ----------------------------------------
                               NAME:   John M. Daughters
                               TITLE:  President and Chief Executive Officer


                               BANK OF BELLINGHAM


                               By: /s/ John M. Daughters
                                   ----------------------------------------
                               NAME:   John M. Daughters
                               TITLE:  President and Chief Executive Officer

                                                                  APPENDIX B

           Chapter 13 of the Washington Business Corporation Act


23B.13.010  Definitions.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

              (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

              (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

              (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through
25.10.955 the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

              (a) The proposed corporate action is abandoned or rescinded;

              (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

              (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

              (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

              (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

              (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

              (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

              (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2) The payment must be accompanied by:

              (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              (b) An explanation of how the corporation estimated the fair value of the shares;

              (c) An explanation of how the interest was calculated;

              (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

              (e) A copy of this chapter.

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

              (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

              (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

              (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

              (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

              (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                   APPENDIX C




                                                      March 3, 1999



Board of Directors
Bellingham Bancorporation
211 East Holly Street
Bellingham, WA 98225

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Bellingham Bancorporation ("BB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated January 18, 1999, (the "Agreement") between BB and Horizon Financial Corp. ("HRZB").

     In connection with the proposed merger transaction (the "Merger") whereby BB will merge into HRZB, each issued and outstanding share of BB common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall
be exchanged in a 100% stock transaction (the Merger "Consideration").   The
estimated value of the HRZB merger is $37.68 per share of BB common stock and preferred stock. With the March 2, 1999 closing stock price for HRZB of $13.625, the estimated value is $37.34 per share.

     Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from HRZB pursuant to the Merger, CFAI has advised Washington community banks regarding fairness of capital transactions. BB has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Bellingham Bancorporation
March 3, 1999

     In connection with rendering this opinion, we have, among other things:
(i) reviewed the Agreement; (ii) reviewed BB's financial information for the twelve months ended September 30, 1998 and the three months ended December 31, 1998; (iii) reviewed certain internal financial analyses and certain other forecasts for BB prepared by and reviewed with the management of BB; (iv) conducted interviews with senior management of BB regarding the past and current business operations, results thereof, financial condition and future prospects of BB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis;
(vii) reviewed HRZB's audited financial information for the fiscal year ended March 31, 1998 and quarter ended September 30, 1998, including the Form 10-KSB filed with the U.S. Securities and Exchange Commission; (viii) reviewed the price ranges and dividend history for HRZB common stock; (ix) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the BB or HRZB. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of BB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with BB.

     This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of HRZB Common Stock have traded or may trade at any future date.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of BB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BB.

Board of Directors
Bellingham Bancorporation
March 3, 1999

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Very truly yours,

                              COLUMBIA FINANCIAL ADVISORS, INC.




                              By:  /s/ Robert J. Rogowski
                                   ------------------------------------------
                                   Robert J. Rogowski
                                   Principal

                                                                   APPENDIX D

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS OF BELLINGHAM
                               BANCORPORATION


     The following discussion and analysis highlights the significant factors affecting the financial statements of Bellingham Bancorporation and its wholly-owned subsidiary, Bank of Bellingham. For a more complete understanding of the following discussions, reference should be made to the consolidated financial statements and related notes thereto, presented elsewhere in this Proxy Statement.

     In February 1998, Bank of Bellingham's shareholders approved a plan of reorganization whereby Bellingham Bancorporation was formed and, effective March 31, 1998, became the sole shareholder of Bank of Bellingham. Concurrently, the shareholders of the Bank of Bellingham became the shareholders of Bellingham Bancorporation.

Balance Sheet Analysis

     Financial Condition. The total assets of Bellingham Bancorporation increased by $3,019,505 or 4.70% between December 31, 1998 and September 30, 1998. The increase was due primarily to an increase in deposits of $3,292,644 or 6.21%. Bellingham Bancorporation receives a major portion of its income from earning assets, which consists of interest-bearing deposits with other banks, federal funds sold, investment securities and loans. See Tables 1 and 2 for an analysis of the average balances of interest-bearing assets and interest-bearing liabilities for the quarter ended December 31, 1998, and the year ended September 30, 1998.

     Bellingham Bancorporation's loan portfolio represents the largest component of the earning assets base and has the largest impact on income from earning assets. The market in which Bellingham Bancorporation operates is dependent upon small to medium size commercial business and real estate loans. While the economy of this market has averaged 2% annual growth during Bank of Bellingham's six years of existence, the experience and customer base of its commercial lending officers has contributed to the annual growth in the loan portfolio.

     Inherent in Bank of Bellingham's loan portfolio is credit risk. Bellingham Bancorporation maintains an allowance for loan losses, which is evaluated for adequacy by management. Management's methodology to determine the adequacy of the allowance considers reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Tables 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

     Investment securities are the second largest component of the earning assets base. See Tables 3 and 4 for details concerning the position and maturity ranges of the investment portfolio.

     Deposits, the primary source of funding earning assets, increased by $3,292,644 or 6.21% between December 31, 1998 and September 30, 1998. The majority of this increase was insured money market accounts, which increased $2,201,254 or 13.77%. See Table 10 for a maturity analysis of certificates of deposit of $100,000 and more at December 31, 1998.

     During the period between September 30, 1998 and September 30, 1997, Bellingham Bancorporation increased the level of borrowings from the Federal Home Loan Bank in order to provide funds for increased loan growth and to stabilize interest rate risk. With the opening of the Meridian branch in November 1998 and the resulting increase in deposits, Bellingham Bancorporation repaid $1.5 million of borrowed funds in January 1999 to reduce interest expense.

     Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of an institution to fund the needs of its borrowers, depositors and creditors. Based on the maturity structure and the anticipated loan and deposit funding requirements, Bellingham Bancorporation anticipates its liquidity requirements will be met in the foreseeable future. Bellingham Bancorporation's management is of the opinion that the traditional funding sources of maturing loans and investment securities, federal funds, the base of core deposits, the borrowing lines of credit with the Federal Home Loan Bank of Seattle and various other Seattle-based banks, will be adequate to provide liquidity needs. See Tables 4, 6, and 10 for additional information on certain investment, loan and deposit maturities.

     Capital. The Federal Reserve Board requires bank holding companies to maintain capital on "risk adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At December 31, 1998, Bellingham Bancorporations' Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 12 for additional information concerning Bank of Bellingham's capital ratios.

Earnings Analysis

     Net income for the first three months of 1999 was $231,172, an increase of $41,852, or 22.11% over the same period in 1998. The increase was due primarily to an increase in net interest income of $127,190 or 18.60%, and fee income of $83,727 or 65.02%. The annualized return on average assets and return on average equity for the first three months of 1999 was 1.39% and 14.15%, respectively, compared to 1.35% and 13.17% for the first three months of 1998. For the years ended September 30 1998 and 1997, the return on average assets was 1.24% and 1.23%, respectively, while the return on average equity was 12.36% and 12.28%, respectively.

     The primary components of total income and expense which affect net income are net interest income, provision for loan losses, noninterest income, noninterest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. Net interest income for the first three months of fiscal 1999 was $810,896, an 18.60% increase over the same period in 1998. The primary reason for the increase was an increase in net loans outstanding of $2,302,285, Federal funds sold of $3,940,000 and interest-bearing deposits of $4,539,902. Interest on loans, Federal funds sold and interest-bearing deposits for the three months ended December 31, 1998 increased $193,338 and $36,120, respectively, as compared to the same period in 1997. Interest expense for the three months ended December 31, 1998 increased $91,020 or 20.80% as compared to the same period in 1997.

     For the years ended September 30, 1998 and 1997, net interest income was $3,113,151 and $2,773,780, respectively. The increase in 1998 compared to 1997 was due primarily to an increase in net loans outstanding of $9,288,724 or 22%. Interest on loans increased $567,314 or 13.88% for the year ended September 30, 1998. See Tables 1 and 2 for more detailed information regarding rate and volume factors which affected net income during the two year period ended September 30, 1998.

     Provision for Loan Losses. For the first three months of 1999, Bellingham Bancorporation provided $32,000 for loan losses compared to $24,000 for the comparable period in 1998. The provision for loan losses was $111,000 and $164,000 for the years ended September 30, 1998 and 1997, respectively.

      Net charge-offs on loans were $48,618 in 1998 and $69,623 in 1997. For the three months ended December 31, 1998, net charge-offs totaled $11,780. The allowance for loan losses was $522,044 or 1.08% of loans at December 31, 1998, compared to $501,824 or 1.00% at September 30, 1998 and $439,442 or
1.03% at September 30, 1997. See Tables 7, 8 and 9 for more information regarding loan quality and the allowance for loan losses.

     Noninterest Income. Total noninterest income for the three months ended December 31, 1998 and 1997 was $276,166 and $177,868, respectively. The increase was due primarily to an increase of $140,141 in sold mortgage loan fees. The decline in interest rates has generated a substantial increase in mortgage refinancing and purchase loans. Bellingham Bancorporation sells its mortgage loans into the secondary market, including servicing rights, in exchange for which it receives service release fee premiums. Total noninterest income for the year ended September 30, 1998 was $629,961 as compared to $378,911 for 1997. Mortgage loan fees contributed $240,649 to this increase.

     Noninterest Expense. Total noninterest expense for the three months ended December 31, 1998 and 1997 was $739,690 and $575,204, respectively. Increases in salary, occupancy and other expenses, principally associated with the opening of the Meridian branch, all contributed to the increase. Total noninterest expense for the year ended September 30, 1998 was $2,629,908 as compared to $2,189,331 for 1997.

     Provision for Income Taxes. Income tax expense for the three months ended December 31, 1998 and 1997 was $116,200 and $97,050, respectively, for an effective tax rate of approximately 34%. Income tax expense for the years ended September 30, 1998 and 1997 was $378,550 and $323,000, respectively. The effective tax rate was approximately 34%. Note 8 of Notes to the Financial Statements provides further details of the applicable income tax expense for 1998 and 1997.

Year 2000

     Bellingham Bancorporation's mission-critical functions are out-sourced to a third-party vendor that implemented new software in 1997. This software is substantially in compliance with Y2K issues, and is currently undergoing final testing. To prepare for conversion to the new software, Bellingham Bancorporation replaced all hardware and software that was not then Y2K compliant, or sufficiently technologically advanced to operate the new system. Bellingham Bancorporation has substantially completed the testing of its proprietary hardware and software. The cost to replace and upgrade the hardware and software was approximately $112,000, and is being depreciated over an average life of 36 months. Expenditures since 1997 have been treated as normal personnel and equipment expense.

     The merger with Horizon Financial Corporation will require Bellingham Bancorporation to convert to Horizon Financial Corporation's software system. Horizon Financial Corporation also out-sources its mission-critical functions to a third-party, which is one of the largest systems providers to the financial industry, processing over 7,000 financial institutions.

     In the unlikely event that the merger does not receive the necessary regulatory and shareholder approvals, Bellingham Bancorporation will remain with its current service provider.

Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments. Statement of Financial Accounting Standards No. 133 becomes effective for fiscal years beginning after June 15, 1999.

     In October 0f 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage banking Enterprise. Statement of Financial Accounting Standards No. 134 establishes accounting and reporting standards for certain activities of mortgage banking enterprises. Statement of Financial Accounting Standards No. 134 becomes effective for fiscal quarters beginning after December 15, 1998.

     Management believes that adoption of these standards will not have a material impact on its reported financial condition or results of operations.

Competition

     Bellingham Bancorporation competes principally within the limits of the city of Bellingham, and generally in Whatcom County, Washington markets with other banks and financial institutions, many or all of which may have greater financial resources than Bellingham Bancorporation. Bellingham Bancorporation faces substantial competition from other commercial banks, savings banks, credit unions, mortgage companies and other non-traditional financial entities. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Bellingham Bancorporation also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, money market mutual funds, government bonds, corporate bonds and other securities.

Litigation

     There is no material pending litigation of which Bellingham
Bancorporation or the Bank of Bellingham is a party.

Offices

     Bellingham Bancorporation's executive offices are located at 211 East Holly Street, Bellingham, Washington 98225. This address also serves as the main office of the Bank of Bellingham. The Bank of Bellingham has full service branch facilities at 801 Alabama Street, Bellingham, Washington 98225 and 2625 Meridian Street, Bellingham, Washington 98225. The Bank of Bellingham owns the building housing the main office, and the land and building housing the Alabama office. The remaining premises are operated pursuant to long-term leases with third parties at prevailing market rental rates.

Employees

     As of December 31, 1998, Bellingham Bancorporation and the Bank of Bellingham had 35 employees.

                                                  BELLINGHAM BANCORPORATION

Table 1 - Comparative Average Balances - Yields and Rates

The table below shows the average balances and liabilities of Bellingham, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense from the quarter ended December 31, 1998, and the fiscal years ended September 30, 1998 and 1997, respectively.

             Quarter Ended December 31,        Year Ended September 30,          Year Ended September 30,
                         1998                             1998                            1997
          -------------------------------  -------------------------------  -------------------------------
          Average                  Yield/  Average                  Yield/  Average                  Yield/
          Balance      Interest     Rate   Balance      Interest     Rate   Balance      Interest     Rate
          -------      --------     ----   -------      --------     ----   -------      --------     ----
     ASSETS
Interest-
 earning
 assets:
Loans     $49,925,500  $1,230,121   9.88%  $46,417,246  $4,653,751  10.03%  $40,173,614  $4,086,437  10.17%
Investment
 securities:
Taxable     4,839,860      71,609   5.93%    5,357,388     351,426   6.56%    6,045,218     443,857   7.34%
Tax-exempt   400,351        4,524   4.53%      279,533      13,048   4.67%       40,609       2,830   6.97%
Interest-
 bearing
 deposits   1,278,131      16,393   5.14%       44,641       3,111   6.97%            -           -     -
Federal
 funds
 sold       3,935,785      48,815   4.97%    1,405,256      77,811   5.54%    1,242,478      69,671   5.61%
          -----------  ----------   ----   -----------  ----------   ----   -----------  ----------   ----
Total
 interest-
 earning
 assets    60,379,627   1,371,462   9.11%   53,504,064   5,099,147   9.53%   47,501,919   4,602,795   9.69%
Noninterest-
 earning
 assets:
Other
 assets     5,477,663                        5,616,359                        5,695,495
Allowance
 for loan
 losses      (511,397)                        (470,107)                        (370,886)
          -----------                      -----------                      -----------
Total     $65,345,893                      $58,650,316                      $52,826,528
          ===========                      ===========                      ===========

LIABILITIES AND
 SHAREHOLDERS'
 EQUITY

Interest-
 bearing
 liabilities:
Demand
 deposits $ 5,401,853  $   22,600   1.68%  $ 4,804,125  $  112,678   2.35%  $ 4,686,050  $   94,143   2.01%
Savings
 deposits  20,831,721     196,427   3.78%   19,321,098     749,680   3.88%   18,949,768     764,138   4.03%
Time
 deposits  17,500,714     241,011   5.52%   15,925,654     891,022   5.59%   13,621,880     765,848   5.62%
Borrowed
 funds      4,789,508      68,528   5.74%    2,100,842     121,616   5.79%      705,229      40,886   5.80%
Total     -----------  ----------   ----   -----------  ----------   ----   -----------  ----------   ----
 interest-
 bearing
 liabili-
 ties      48,523,796     528,566   4.37%   42,151,719   1,874,996   4.45%   37,962,927   1,665,015   4.39%
Noninterest-
 bearing
 liabilities:
Demand
 deposits  10,215,599                       10,283,498                        9,449,783
Other         240,312                          236,875                          267,573
          -----------                      -----------                      -----------
           58,979,707                       52,672,092                       47,680,283
Shareholders'
 equity     6,366,186                        5,978,224                        5,146,245
          -----------                      -----------                      -----------
 Total    $65,345,893                      $58,650,316                      $52,826,528
          ===========                      ===========                      ===========
Net
 interest
 earnings              $  842,896                       $3,224,151                       $2,937,780
Net yield              ==========                       ==========                       ==========
 on
 interest-
 earning
 assets                             5.60%                            6.03%                            6.18%
                                    ====                             ====                             ====
Loan fees included in interest income were approximately $131,906, $441,254 and $269,309 for the quarter ended December 31, 1998 and the years ended September 30, 1998, and 1997, respectively. Tax-exempt investments have not been reported on a tax equivalent basis. Nonaccrual loans were not included in the average balances.

                                                         D-6

                            BELLINGHAM BANCORPORATION

Table 2 - Volume and Yield/Rate Analysis

The following table shows the change from quarter to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate.

                                         1998 Compared to 1997
                                            Change Due To:
                                 --------------------------------------
                                 Volume           Rate            Net
                                 ------           ----            ---
Interest Earned on:
  Loans                       $  635,099      $  (67,785)     $   567,314
Investment securities:
  Taxable                        (50,502)        (41,929)         (92,431)
    Tax-exempt                    16,650          (6,432)          10,218
    Interest-bearing deposits          -           3,111            3,111
    Federal funds sold             9,128            (988)           8,140
    Total interest-earning    ----------      ----------      -----------
     assets                   $  610,375      $ (114,023)     $   496,352
                              ==========      ==========      ===========
Interest Paid on:
    Demand deposits                2,372          16,163           18,535
    Savings deposits              14,974         (29,432)         (14,458)
    Time deposits                129,523          (4,349)         125,174
    Borrowed funds                80,911            (181)          80,730
    Total interest-bearing    ----------      ----------      -----------
     liabilities              $  227,780      $  (17,799)     $   209,981
                              ==========      ==========      ===========

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. The balances of nonaccrual loans were not included for purposes of these computations.

Table 3 - Investment Portfolio

The table below indicates the book value of investment securities by type at the end of 1Q99, and for the fiscal year ended September 30, 1998.

                                             December 31,      September 30,
                                                1998               1998
                                                ----               ----
Held-to-Maturity
U.S. Treasury and U.S. Government Agencies   $        -                  -
Obligations of states and political
 subdivisions                                   397,646            400,706
  Total held-to-maturity investment          ----------         ----------
 securities                                  $  397,646         $  400,706
                                             ==========         ==========
Available-for-Sale
U.S. Treasury and U.S. Government Agencies   $4,369,266          4,675,711
Obligations of states and political
 subdivisions                                         -                  -
  Total debt securities                       4,369,266          4,675,711
                                             ----------         ----------
Equity Securities                               292,600            287,000
  Total available-for-sale investment        ----------         ----------
   securities                                $4,661,866         $4,962,711
                                             ==========         ==========

                                                  BELLINGHAM BANCORPORATION

Table 4 - Maturity Distribution and Yields of Investment Portfolio

The following table details the maturities of investment securities at December 31, 1998 and weighted average yield for each range of maturities.

                                                             Maturing
                     ---------------------------------------------------------------------------------
                                        After One          After Five
                     Within             But Within         But Within          After
                     One Year  Yield    Five Years  Yield  Ten Years   Yield   Ten Years  Yield  Total
                     --------  -----    ----------  -----  ---------   -----   ---------  -----  -----
Held-to-maturity
U.S. Treasury and
 U.S. Government
 Agencies            $      -           $        -         $        -          $       -         $        -

Obligations of states
 and political
 subdivisions               -               28,998   6.97%    368,648   4.30%          -            397,646
                     --------            ----------        ----------           --------         ----------
  Total held-to-
   maturity
   investment
   securities        $      -           $   28,998         $  368,648          $       -         $  397,646
                     ========            ==========        ==========           ========         ==========

Available-for-sale
U.S. Treasury and
 U.S. Government
 Agencies                   -             1,811,682  6.06%  1,657,027   6.00%    900,557  6.08%   4,369,266
Obligations of states
 and political
 subdivisions               -                     -                 -                  -                  -
                     --------            ----------        ----------           --------         ----------
  Total debt
   securities               -             1,811,682         1,657,027            900,557          4,369,266
Equity securities     292,600  7.26%              -                 -                  -            292,600
  Total available-   --------            ----------        ----------           --------         ----------
   for-sale invest-
   ment securities   $292,600            $1,811,682        $1,657,027           $900,557         $4,661,866
                     ========            ==========        ==========           ========         ==========

                                                         D-8

                            BELLINGHAM BANCORPORATION

Table 5 - Composition of the Loan Portfolio

                                           December 31,      September 31,
                                              1998               1998
                                              ----               ----

Commercial                                $ 16,747,355      $ 12,773,611
Real estate - commercial and mortgages      18,471,099        25,053,302
Real estate - construction                   3,028,475           517,619
Consumer                                     4,012,250         7,980,672
Loans held-for-sale                          6,212,325         5,677,391
                                          ------------      ------------
                                          $ 48,471,504      $ 52,002,595
                                          ============      ============

Table 6 - Loan Maturity and Sensitivity to Changes in Interest Rates

The following table sets forth certain information at September 30, 1998 regarding the dollar amount of loans in Bellingham Bancorporation's loan Portfolio.
                                             Maturing
                       -----------------------------------------------------
                                     Maturing
                                     One Year
                       Within        Through        After
                       One Year      Five Years     Five Years      Total
Fixed Rate Loans       --------      ----------     ----------      -----
  Commercial           $ 1,582,226   $ 4,914,796   $ 3,120,746   $ 9,617,768
 Real estate -
  commercial and
  mortgages              2,218,254    11,235,771     5,068,647    18,522,672
 Real estate -
  construction           3,435,164        91,484        96,613     3,623,261
 Consumer                  693,787       903,376     1,516,505     3,113,668
 Loans held-for-sale     2,739,977     2,128,281       809,133     5,677,391
                       -----------   -----------   -----------   -----------
                       $10,669,408   $19,273,708   $10,611,644   $40,554,760
                       ===========   ===========   ===========   ===========

Variable Rate Loans
 Commercial            $ 4,744,222   $ 1,511,294  $    503,603   $ 6,759,119
 Real estate -
  commercial and
  mortgages              2,352,305       759,528       213,810     3,325,643
 Real estate -
  construction                   -             -             -             -
 Consumer                1,360,578         2,495             -     1,363,073
 Loans held-for-sale             -             -             -             -
                       -----------   -----------   -----------   -----------
                       $ 8,457,105   $ 2,273,317  $    717,413   $11,447,835
                       ===========   ===========   ===========   ===========

                                 Repricing for Variable Rate Loans
                       -----------------------------------------------------
Variable rate loans(1) $11,447,835   $         -  $          -   $11,447,835

-------------------
(1) The repricing information by loan type was not available.

                            BELLINGHAM BANCORPORATION

Table 7 - Nonperforming Loans and Past Due Loans

At December 31, 1998 and 1997, Bellingham Bancorporation had loans amounting to $0 and $14,320, respectively that were considered impaired, all of which were nonaccruing. The allowance for loan losses relating to impaired loans was $0 and $14,320, respectively. During the quarters ended December 31, 1998 and 1997 the average balance of impaired loans was approximately $0 and $14,320, respectively. No interest income on impaired loans was recognized or collected during the period that the loans were impaired. There were no commitments to lend additional funds to borrower's whose loans were classified as impaired.

As of September 30, 1998, loans considered impaired totaled approximately $134,304, all of which were nonaccruing. There was no allowance for loan losses relating to impaired loans. During 1998, the average balance of impaired loans was approximately $ 23,623, No interest income on impaired loans was recognized or collected during the period that the loans were impaired. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired. A summary of past due and nonaccruing loans follows:

                            30 to 89 Days      90 Days or More
                            Past Due and       Past Due and
                            Still Accruing     Still Accruing   Nonaccruing
                            --------------     --------------   -----------
September 30, 1998          $      205,661     $            -   $   134,304
                            ==============     ==============   ===========

Table 8 - Analysis of the Allowance for Loan Losses

The table below summarizes Bellingham Bancorporation's loan loss experience for the following periods.
                                           Quarter
                                           Ended            Year Ended
                                           December 31,     September 30,
                                             1998              1998
                                             ----              ----
Amount of loan loss reserve at
 beginning of period                      $  501,824        $  439,442
Loans charged off:
Commercial                                         -           (34,592)
Consumer                                     (12,020)          (15,449)
                                          ----------        ----------
  Total charge-offs                          (12,020)          (50,041)

Recoveries on loans previously
 charged off:
Consumer                                         240             1,423
                                          ----------        ----------
  Total recoveries                               240             1,423
                                          ----------        ----------

Net charge offs                              (11,780)          (48,618)
Additions to allowance charged
 to operating expense (2)                     32,000           111,000
                                          ----------        ----------
Amount of loan loss reserve at
 end of period                            $  522,044        $  501,824
                                          ==========        ==========
Percentage of net charge-offs
 during period to average
 loans outstanding during the
 period                                         0.02%             0.11%
                                          ==========        ==========
-------------------
(2) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to general economic conditions, loan portfolio composition, prior loan losses experience and management's review of individual loans.

                            BELLINGHAM BANCORPORATION

Table 9 - Allocation of the Allowance for Loan Losses

The following table is a summary by allocation category of Bellingham Bancorporation's allowance for loan losses:

                          Quarter       Percentage                 Percentage
                          Ended         Loans       Year Ended     Loans
                          December 31,  in each     September 30,  in each
                            1998        Category       1998        Category
                            ----        --------       ----        --------

Commercial                $ 89,534       34.55%     $ 93,463        24.56%
Real estate -
 construction               18,777        6.25        22,464         1.00
Real estate - mortgage     134,987       38.11       142,031        48.18
Consumer                    85,338        8.28        96,015        15.35
Unallocated                193,408                   147,851
                          --------                  --------
                          $522,044                  $501,824
                          ========                  ========

Table 10 - Time Deposits of $100,000 or More

The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1998:

Three months or less                              $3,306,861
Over six months through twelve months              3,223,738
Over twelve months                                 1,063,445
                                                  ----------
                                                  $7,594,044
                                                  ==========

Table 11 - Return on Equity and Assets

                                      Quarter                Year
                                      Ended                  Ended
                                      December 31,           September 30,
                                        1998                    1998
                                        ----                    ----

    Return on average assets             1.39%                  1.24%
    Return on average equity            14.15%                 12.29%
    Equity to assets ratio               9.79%                  9.90%


Table 12 - Comparison of Capitol Ratios with Regulatory Requirements

                                                          Regulatory
                                                          Requirements
                                                          For Capital
                                       Bellingham         Adequacy
                                      Bancorporation      Purposes
                                      --------------      --------
As of December 31, 1998
Total capital/risk-weighted assets         11.14%           8.00%
Tier 1 capital/risk-weighted assets        10.23%           4.00%
Tier 1 capital/average assets               9.97%           4.00%

--------------------
(3) Excludes unrealized gains and losses on securities available for sale.

                                                                MOSS-ADAMS LLP
------------------------------------------------------------------------------
Certified Public Accountants



                       Independent Auditor's Report


To the Board of Directors and Stockholders
Bellingham Bancorporation and Subsidiary

We have audited the accompanying consolidated balance sheet of Bellingham Bancorporation and Subsidiary as of September 30, 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the two years in the period ended September 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bellingham Bancorporation and Subsidiary as of September 30, 1998, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ Moss Adams LLP


Bellingham, Washington
November 13, 1998

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                             September 30, 1998

                                  ASSETS
                                                                  1998
Cash and Cash Equivalents                                         ----
  Cash and due from banks                                     $  2,886,189
  Federal funds sold                                             1,500,000
                                                              ------------
     Total cash and cash equivalents                             4,386,189
Investments
  Interest-bearing deposits in banks                               282,689
  Securities available-for-sale                                  4,701,054
  Securities to be held-to-maturity                                400,706
  Federal Home Loan Bank stock                                     287,000
                                                              ------------
     Total investments                                           5,671,449
                                                              ------------
Loans Held-For-Sale                                              5,677,391
                                                              ------------
Loans                                                           46,276,577
  Less allowance for loan losses                                  (501,824)
                                                              ------------
     Total loans, net                                           45,774,753
Other Assets
  Bank premises and equipment, net                               1,519,706
  Goodwill, net                                                    717,548
  Accrued interest receivable                                      378,634
  Other                                                            181,761
                                                              ------------
     Total other assets                                          2,797,649
                                                              ------------
Total Assets                                                  $ 64,307,431
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing                                         $ 10,628,233
  Interest-bearing                                              42,372,696
                                                              ------------
     Total deposits                                             53,000,929
Other Liabilities
  Other borrowed funds                                           4,681,728
  Accrued interest payable                                         110,164
  Other                                                            146,769
                                                              ------------
     Total other liabilities                                     4,938,661
                                                              ------------
     Total liabilities                                          57,939,590
                                                              ------------
Stockholders' Equity
  Common stock, $1 par value; 600,000 shares authorized            358,874
  Additional paid-in-capital                                     4,291,110
  Retained earnings                                              1,692,514
  Accumulated other comprehensive income, net of tax                25,343
                                                              ------------
     Total stockholders' equity                                  6,367,841
                                                              ------------
Total Liabilities and Stockholders' Equity                    $ 64,307,431
                                                              ============

           See accompanying notes to these financial statements.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 For the Years Ended September 30, 1998 and 1997

                                                     1998             1997
Interest Income                                      ----             ----
  Loans, including fees                          $  4,653,751    $  4,086,437
  Investments                                         365,334         446,687
  Federal funds sold                                   80,062          69,671
                                                 ------------    ------------
     Total interest income                          5,099,147       4,602,795
Interest Expense                                 ------------    ------------
  Deposits                                          1,753,380       1,624,129
  Other borrowed funds                                121,616          40,886
                                                 ------------    ------------
     Total interest expense                         1,874,996       1,665,015
                                                 ------------    ------------
Net Interest Income                                 3,224,151       2,937,780
Provision for Loan Losses                             111,000         164,000
Net Interest Income After Provision for Loan     ------------    ------------
 Losses                                             3,113,151       2,773,780
Noninterest Income                               ------------    ------------
  Income from sales of loans to secondary
   markets                                            310,033          79,109
  Service fees                                        298,619         267,441
  Net gain on sales of investments                      1,901          10,182
  Other income                                         19,408          22,179
                                                 ------------    ------------
     Total noninterest income                         629,961         378,911
Noninterest Expenses                             ------------    ------------
  Salaries and employee benefits                    1,212,428       1,009,053
  Occupancy and equipment                             312,959         305,601
  Data processing services                            254,436         252,184
  State business taxes                                105,899          63,518
  Goodwill amortization                                95,673          93,420
  Advertising                                          77,093          81,628
  Operational losses                                   67,294          20,683
  Other expenses                                      504,126         363,244
                                                 ------------    ------------
     Total noninterest expenses                     2,629,908       2,189,331
                                                 ------------    ------------
Income Before Provision for Income Taxes            1,113,204         963,360
Provision for Income Taxes                       ------------    ------------
  Currently payable                                   411,550         340,000
  Deferred benefit                                    (33,000)        (17,000)
                                                 ------------    ------------
     Total provision for income taxes                 378,550         323,000
                                                 ------------    ------------
Net Income                                       $    734,654    $    640,360
                                                 ============    ============
Basic Earnings Per Share                             $2.05           $1.82
                                                     =====           =====
Diluted Earnings Per Share                           $1.94           $1.76
                                                     =====           =====

            See accompanying notes to these financial statements.

                                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY AND COMPREHENSIVE INCOME
                                 For the Years Ended September 30, 1998 and 1997

                                                          Accumu-
                                                          lated
                                                          Other                    Total
                         Common Stock       Additional    Compre-                  Stock-        Compre-
                     --------------------   Paid-in       hensive      Retained    holders'      hensive
                     Shares     Amount      Capital       Income(Loss) Earnings    Equity        Income
                     ------     ------      -------       ------------ --------    ------        ------
Balance, September
 30, 1996            173,437    $173,437    $4,326,547    $(6,107)     $317,500    $4,811,377
Comprehensive income
  Net income            -           -             -          -          640,360       640,360    $640,360
  Other comprehensive
   income
    Unrealized gains
     (losses) on
     available-for-
     sale securities,
     net of taxes of
     $(6,341)           -           -             -       (12,309)         -          (12,309)    (12,309)
       Total other                                                                              ---------
        comprehensive
        income          -           -             -          -             -             -        (12,309)
                                                                                                ---------
Comprehensive income    -           -             -          -             -             -       $628,051
                                                                                                 ========
Common stock issued    6,000       6,000       144,000       -             -          150,000
                     -------    --------    ----------   --------     ---------    ----------
Balance, September
 30, 1997            179,437     179,437     4,470,547    (18,416)      957,860     5,589,428
Comprehensive income
  Net income            -           -             -          -          734,654       734,654    $734,654
  Other comprehensive
   income
  Unrealized gains
   (losses) on
   available-for-
   sale securities,
   net of taxes of
   $22,543              -           -             -        43,759         -            43,759      43,759
     Total other                                                                                 --------
      comprehensive
      income            -           -             -          -            -             -          43,759
                                                                                                ---------
Comprehensive income    -           -             -          -            -             -        $778,413
Common stock split                                                                               ========
 (two for one)       179,437     179,437      (179,437)      -            -             -
                     -------    --------    ----------   --------    ----------    ----------
Balance, September
 30, 1998            358,874    $358,874    $4,291,110    $25,343    $1,692,514    $6,367,841
                     =======    ========    ==========    =======    ==========    ==========

                               See accompanying notes to these financial statements.

                                                         D-15

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended September 30, 1998 and 1997

               Increase (Decrease) in Cash and Cash Equivalents
               ------------------------------------------------
                                                     1998            1997
Cash Flows From Operating Activities                 ----            ----
  Net income                                   $    734,654     $    640,360
Adjustments to reconcile net income to
net cash flows from operating activities
  Provision for loan losses                         111,000          164,000
  Depreciation and amortization                     256,138          249,513
  Net amortization (accretion) of investment
   security premiums and discounts                  (25,154)           2,607
  Net gain on sales of investments                   (1,901)         (10,182)
  Proceeds from sales of mortgage loans held-
   for-sale                                      28,524,635        8,942,383
  Origination of mortgage loans held-for-sale   (32,142,215)     (10,309,778)
  Gain on sales of SBA guaranteed loans                -            (137,725)
  Interest receivable                               (91,754)          37,254
  Other assets                                      (50,497)          32,315
  Interest payable                                   46,695            8,913
  Other liabilities                                (222,518)         162,505
                                               ------------     ------------
      Net cash flows from operating activities   (2,860,917)        (217,835)
Cash Flows From Investing Activities           ------------     ------------
  Proceeds from sale of other real estate owned        -             163,593
  Investment in interest-bearing deposits
   in banks                                        (271,343)          29,313
  Purchases of held-to-maturity investment
   securities                                      (368,509)      (4,632,041)
  Purchases of available-for-sale investment
   securities                                    (3,060,491)           -
  Proceeds from sale and maturities of
   securities available-for-sale                  3,600,706        6,244,785
  Proceeds from maturities of securities
   held-to-maturity                                   5,885            -
  Investment in Federal Home Loan Bank stock       (115,700)         (13,000)
  Net change in loans made to customers          (5,782,474)      (4,470,350)
  Additions to premises and equipment              (137,453)         (91,374)
                                               ------------     ------------
      Net cash flows from investing activities   (6,129,379)      (2,769,074)
Cash Flows From Financing Activities           ------------     ------------
  Proceeds from sale of common stock                   -             150,000
  Increase (decrease) in demand deposits          3,517,639          704,219
  Increase in time deposits, net                  1,521,968        3,410,729
  Proceeds from other borrowings                  4,081,728             -
                                               ------------     ------------
      Net cash flows from financing activities    9,121,335        4,264,948
                                               ------------     ------------
Net Change in Cash and Cash Equivalents             131,039        1,278,039
Cash and Cash Equivalents, beginning of year      4,255,150        2,977,111
                                               ------------     ------------
Cash and Cash Equivalents, end of year         $  4,386,189     $  4,255,150
                                               ============     ============
Supplemental Disclosure of Cash Flow
 Information
  Cash paid during the year for interest       $  1,828,301     $  1,656,102
                                               ============     ============
Cash paid during the year for federal
 income taxes                                  $    389,000     $    111,500
                                               ============     ============

           See accompanying notes to these financial statements.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 1 - Organization And Summary Of Significant Accounting Policies

(a) Basis of Presentation - The Consolidated financial statements include the accounts of Bellingham Bancorporation (the Corporation), a bank holding company, and its wholly-owned subsidiary, Bank of Bellingham (the Bank). Significant intercompany account balances and transactions have been eliminated.

During 1998, the stockholders of the Bank approved the formation of the Corporation for the benefit of stockholders. The stockholders of the Bank exchanged shares of the Bank for shares of the Corporation, and the Bank became a wholly-owned subsidiary of the Corporation.

(b) Nature of Operations - The Bank provides a full range of banking services to individual and corporate customers through its branches in Whatcom County, Washington. The Bank is subject to significant competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state of Washington agencies and undergoes periodic examinations by those regulatory authorities.

(c) Financial Statement Presentation and Use of Estimates - The financial statements have been prepared in accordance with generally accepted accounting principles and reporting practices applicable to the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ from estimated amounts. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans.

(d) Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Investments in federal funds sold are made with major banks as approved by the Board of Directors.

(e) Investment Securities - The Bank classifies its securities into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Securities which are held-to-maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income.

Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included as other comprehensive income in the statement of stockholders' equity, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

The Bank had no trading securities at either year end.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 1 - Organization And Summary Of Significant Accounting Policies
(Continued)

(f) Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on the sale of such loans are based on the specific identification method.

(g) Loans Receivable - Loans receivable, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The Bank considers loans impaired when it is probable the Bank will not be able to collect all amounts due under a loan agreement. Impaired loans are to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values will be reflected in income and as adjustments to the allowance for possible credit losses.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received, or payment is considered certain.

The allowance for loan losses is maintained at a level management believes is adequate to provide for potential loan, loan commitment and standby letter of credit losses. The allowance is based on a continuing review of loans, loan commitments and standby letters of credit which includes consideration of actual loss experience, changes in the size and character of the portfolio, identification of individual problem situations which may affect the borrower's ability to repay, and evaluations of the prevailing and anticipated economic conditions.

Management believes the allowance for loan losses and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgment using information available to them at the time of their examination.

(h) Premises and Equipment - Premises and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 32 years.

(i) Goodwill - Goodwill recognized in connection with the purchase of branch assets and related liabilities is amortized using the straight-line method over ten years. Accumulated amortization was $236,000 at September 30, 1998.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 1 - Organization And Summary Of Significant Accounting Policies
(Continued)

(j) Income Taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank's financial statements and its tax returns. The principal items giving rise to these differences include depreciation, investment income and loan loss reserves.

(k) Financial Instruments - In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(l) Advertising Costs - The Bank expenses advertising costs as they are incurred. Total advertising expenses were $77,000 in 1998 and $82,000 in 1997.

(m) Stock Options - The Bank recognizes the financial effects of stock options in accordance with Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (APB 25). Generally, stock options are issued at a price equal to the fair value of the Bank's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Bank's financial statements. Disclosures required by Statement of Financial Accounting Standard No. 123 Accounting for Stock-Based Compensation are provided in Note 9.

(n) Premiums From Sale Of SBA Guaranteed Loan Participations - From time to time, the Bank sells the guaranteed portion of government guaranteed loans to third parties. The Bank realizes a premium from the sale of such participations, plus a negotiated annual servicing fee.

(o) Earnings Per Share - Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding due to stock options and warrants under the treasury stock method.

(p) Comprehensive Income - During fiscal 1998, the Bank adopted SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. All prior years have been restated to conform with the new requirements.

(q) Reclassifications - Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 2 - Investment Securities

Carrying amounts and approximate fair values of investment securities at September 30, 1998 are summarized as follows:

                                               Gross Unrealized    Estimated
                                 Amortized     -----------------   Fair
                                 Cost          Gains      Losses   Value
Available-for-Sale Securities    ----          -----      ------   -----
 U.S. Treasury and obligations
  of U.S. government agencies    $4,675,711    $30,683    $5,340   $4,701,054
Held-To-Maturity Securities
  State and political
   subdivisions                     400,706      4,994      -         405,700
                                 ----------    -------    ------   ----------
Total Investment Securities      $5,076,417    $35,677    $5,340   $5,106,754
                                 ==========    =======    ======   ==========

The amortized cost and estimated fair value of investment securities at September 30, 1998 by contractual or expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Available-For-Sale      Held-To-Maturity
                                 ----------------------  --------------------
                                            Estimated                Estimated
                                 Amortized  Fair         Amortized   Fair
                                 Cost       Value        Cost        Value
                                 ----       -----        ----        -----
U.S. Treasury and Obligations
of U.S. Government Agencies
  1-2 years                      $     -    $     -      $   -       $   -
  2-5 years                       3,051,892  3,084,606       -           -
  5-10 years                        250,076    257,670       -           -
  Over 10 years                   1,373,743  1,358,778       -           -
 State and Political
  Subdivisions
  2-5 years                            -          -        32,096      35,071
  5-10 years                           -          -       368,610     370,629
                                 ---------- ----------   --------    --------
                                 $4,675,711 $4,701,054   $400,706    $405,700
                                 ========== ==========   ========    ========

Gross realized gains and losses on investment sales were as follows for the years ended September 30:

                                                1998                1997
                                                ----                ----
Proceeds from sales of securities
 available-for-sale                           $  822,422        $  4,705,618
Gross gains realized on securities            ==========        ============
 available-for-sale                           $    1,901        $     18,160
Gross losses realized on securities           ==========        ============
 available-for-sale                           $     -           $      7,978
                                              ==========        ============

Investment securities with a book value of $2,951,840 were pledged to secure U.S. government and public deposits as required by law, as of September 30, 1998.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 3 - Federal Home Loan Bank ("FHLB") Stock

FHLB stock represents an investment by the Bank in the capital stock of the Federal Home Loan Bank and is carried at par value ($100 per share), which approximates its fair value. As an investor, the Bank is entitled to certain benefits including a variety of funding options at various interest rates and terms, and correspondent banking services. In addition, quarterly stock dividends are paid by the FHLB.

Note 4 - Loans
The major classifications of loans as of September 30, 1998 are summarized as follows:

  Commercial real estate and mortgages          $   25,053,302
  Commercial                                        12,773,611
  Consumer                                           7,980,672
  Real estate construction                             517,619
  Deferred loan fees                                   (48,627)
                                                --------------
     Total loans                                $   46,276,577
                                                ==============

The allowance for loan losses at September 30, 1998 and changes during the year are as follows:

  Balance at beginning of year                  $      439,442
  Provision charged to operating expenses
   for loan losses                                     111,000
  Loans charged off                                    (48,618)
                                                --------------
  Balance at end of year                        $      501,824
                                                ==============

As of September 30, 1998, loans considered impaired totaled approximately $134,304, all of which were nonaccruing. There was no allowance for loan losses relating to impaired loans. During 1998, the average balance of impaired loans was approximately $23,623. No interest income on impaired loans was recognized or collected during the period that the loans were impaired. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired. A summary of past due and nonaccruing loans follows:
                            30 to 89 Days      90 Days or More
                            Past Due and       Past Due and
                            Still Accruing     Still Accruing     Nonaccruing
                            --------------     --------------     -----------

 September 30, 1998         $     205,661      $     -            $   134,304
                            =============      =============      ===========

Note 5 - Bank Premises And Equipment

Bank premises and equipment as of September 30, 1998 are classified as follows:

  Land                                         $    237,500
  Building and site work                          1,150,853
  Computer equipment                                281,909
  Other equipment                                   231,657
  Furniture and fixtures                            166,394
  Construction-in-progress                           37,563
                                               ------------
                                                  2,105,876
  Less accumulated depreciation and
   amortization                                    (586,170)
                                               ------------
                                               $  1,519,706
                                               ============

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 6 - Deposits

Deposits as of September 30, 1998 consisted of the following:

  Savings accounts                            $    3,871,186
  Certificates of deposit under $100,000           9,601,709
  Certificates of deposit over $100,000            7,188,519
  Demand accounts
    Noninterest-bearing                            9,900,214
   Interest-bearing                                5,721,882
  Money market accounts                           15,989,400
  Other deposits                                     728,019
                                               -------------
                                               $  53,000,929
                                               =============

Note 7 - Other Borrowed Funds

The Bank has a promissory note with the Federal Home Loan Bank of Seattle in the amount of $600,000 at September 30, 1998. Interest only payments are due and payable each month, and are calculated based on the 11th District Cost of Funds rate in effect at the beginning of the month plus ninety basis points (5.811% at September 30, 1998). The interest rate on the note reprices at the end of each month. The note is secured by the assets of the Bank generally, and specifically, a commercial loan with a principal balance of $264,435 at September 30, 1998, and is due in full on May 28, 1999.

The Bank has fixed rate advances from the Federal Home Loan Bank of Seattle totaling $3,500,000 at September 30, 1998. Interest only payments are due and payable each month. Interest rates range from 5.59% to 5.96%. The note is secured by the assets of the Bank generally, and specifically, cash and interest bearing deposits at the FHLB of $282,504. The advances are due in full on their respective maturity dates ranging from August 5, 1999 through May 28, 2003.

The Bank has a treasury, tax and loan note option with the Federal Reserve Bank in the amount of $581,728 at September 30, 1998 payable on demand. Interest is payable monthly at a rate .25% below the federal funds rate (4.75%). The note is secured by a pledge of certain qualifying investment securities.

Note 8 - Income Taxes

Total deferred tax assets and liabilities are as follows:

                                                   1998
                                                   ----
Deferred tax assets
  Loan loss reserve in excess of amount
   allowed for tax reporting                   $  150,000
  Other items, net                                  7,000
                                               ----------
    Total deferred tax asset                      157,000
                                               ----------
Deferred tax liabilities
  Income deferred for tax purposes                (20,000)
  Other items, net                                (17,000)
                                               ----------
    Total deferred tax asset                      (37,000)
                                               ----------
      Net deferred tax assets                  $  120,000
                                               ==========

Management believes the net deferred tax asset will be realized in the normal course of operations and, accordingly, has not reduced net deferred tax assets by a valuation allowance.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 9 - Stockholders' Equity

(a) The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy, require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below and as defined in the regulations) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of January 1998, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Corporation and Bank's actual capital amounts and ratios are also presented in the table (in thousands).
                                                           To Be Well
                                                           Capitalized Under
                                         For Capital       Prompt Corrective
                        Annual        Adequacy Purposes    Action Provisions
                    --------------   -------------------  -------------------
                    Amount   Ratio   Amount    Ratio      Amount    Ratio
                    ------   -----   ------    -----      ------    -----
As of September
 30, 1998
 Total Capital
  (to Risk Weighted
  Assets)                                      Greater              Greater
                                               or Less              or Less
  Consolidated      $ 6,073    11%   $ 4,537   Than  8.0%  $ 5,672  Than 10%

                                               Greater              Greater
  Bank of                                      or Less              or Less
   Bellingham       $ 5,982    11%   $ 4,537   Than  8.0%  $ 5,671  Than 10%

 Tier I Capital
  (to Risk Weighted                            Greater              Greater
  Assets)                                      or Less              or Less
  Consolidated      $ 5,571    10%   $ 2,269   Than  4.0%  $ 3,403  Than 6%

                                               Greater              Greater
  Bank of                                      or Less              or Less
   Bellingham       $ 5,480    10%   $ 2,268   Than  4.0%  $ 3,403  Than 6%

 Tier I Capital                                Greater              Greater
  (to Average Assets)                          or Less              or Less
  Consolidated      $ 5,571     9%   $ 2,376   Than  4.0%  $ 2,971  Than 5%
  Bank of
   Bellingham       $ 5,480     9%   $ 2,375   Than  4.0%  $ 2,969  Than 5%

(b) Stock Option and Incentive Plans - The Bank has authorized options on 30,000 shares of stock under the 1993 Stock Option Plan and 20,000 shares of stock under the 1998 Stock Option Plan, (the maximum amount, as adjusted by two-for-one stock split) to certain officers and key employees. Options are granted at the then fair market value and vest at 20 percent per year. Options are exercisable from one to five years from date of grant, subject to certain limitations, and expire after 10 years.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation. The pro forma information recognizes, as compensation, the value of stock options granted using an option valuation model known as the Black Scholes model. The fair value of options issued in 1998 and 1997 is estimated at $21,010 and $28,066, respectively. The following assumptions were used to estimate the fair value of the options:

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 9 - Stockholders' Equity (Continued)
                                                     1998             1997
                                                     ----             ----
Risk-free interest rate                              4.72%            6.11%
Dividend yield rate                                  0.00%            0.00%
Price volatility                                     0.00%            0.00%
Weighted average expected life of options            5 yrs            5 yrs

Management believes that the assumptions used in the option pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted. The fair value of the options granted are allocated to pro forma earnings over the vesting period of the options. The pro forma effect on the Bank's earnings as a result of option issuances for the years ended September 30, 1998 and 1997 is as follows:

                                                     1998             1997
                                                     ----             ----
Net income as reported                             $734,654        $640,360
Additional compensation for fair
 value of stock options                               6,475           4,872
                                                   --------        --------
Pro forma net income                               $728,179        $635,488
                                                   ========        ========
Pro forma earnings per share
      Basic                                          $2.03           $1.81
                                                     =====           =====
      Diluted                                        $1.92           $1.74
                                                     =====           =====
Stock option transactions were:

                                    Shares of Common Stock
                                    ----------------------
                                    Available
                                      for         Under    Exercise Price of
                                    Option        Plan     Shares Under Plan
                                    ------        ----     -----------------

Balance, September 30, 1996            6,000      24,000
  Granted                             (6,000)      6,000   $16.50 to $18.00
                                    --------    --------
Balance, September 30, 1997             -         30,000
  Granted                             20,000        -
  Authorized                          (4,200)      4,200         $19.25
                                    --------    --------
Balance September 30, 1998            15,800      34,200
                                    ========    ========

The following table summarizes information concerning currently outstanding and exercisable options:

                             Options Outstanding           Options Exercisable
                      ------------------------------------ -------------------
                                     Weighted
                                     Average      Weighted
                                     Remaining    Average             Average
     Range of           Number       Contractual  Exercise  Number    Exercise
  Exercise Prices     Outstanding    Life         Price   Exercisable Price
  ---------------     -----------    ----         -----   ----------- -----
  $12.50 - 15.00        24,000       4.80 years   $13.15     16,200   $13.15
  $16.50 - 18.00         6,000       7.15 years    16.70      1,200    16.70
  $        19.25         4,200       9.55 years    19.25       -        -

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 10 - Employee Benefit Plans

The Bank has a 401(k) savings plan covering substantially all of its full-time employees. Eligible employees may contribute through payroll deductions. Effective January 1996, the plan was amended to allow the Bank to make annual matching contributions, to actual employee contributions, based on certain formulas established in the plan, up to a maximum of 4% of the employee's salary. Contributions for the plan are funded currently and were $8,500 in 1998 and $4,500 in 1997.

Note 11 - Commitments and Contingency (Also see Note 19)

Operating Lease Commitments - The Bank leases certain parcels of land for its operations. The leases expire at various times, the earliest being 2002 and the latest 2016. The leases may be extended at the Bank's option ranging from five years to forty-five years. The leases terms call for rent increases at five year increments based upon predetermined indices (and possible appraisal adjustments). The leases require the Bank to pay all taxes, maintenance and utility costs as well as maintain certain types of insurance. The annual lease commitment for land, without regard to indexed increases, for the next five years and thereafter is as follows:

       Year Ending
       September 30,
       -------------
           1999                                    $    103,000
           2000                                         103,000
           2001                                         103,000
           2002                                         103,000
           2003                                          74,000
        Thereafter                                      228,000
                                                   ------------
                                                   $    714,000
                                                   ============

Rental expense charged to operations was $47,000 and $45,000 for the years ended September 30, 1998, respectively.

Contingent Gain - The Bank has filed a claim with its insurance company for the recovery of an operational loss incurred during fiscal 1998. The maximum expected recovery is $59,750. The Bank believes its claim has merit and will record the recovery, if any, once the claim has been settled with the insurance company.

Note 12 - Related Party Transactions

Certain directors, executive officers and principal stockholders are customers of, and have had banking transactions with the Bank, and the Bank expects to have such transactions in the future. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders and companies with which they are associated was approximately $1,385,022 at September 30, 1998. Interest earned on loans to these parties amounted to approximately $117,937 in 1998 and $145,000 in 1997.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 13 - Stock Warrants

In 1992, certain key organizers of the Bank received warrants for 24,000 shares of stock at an exercise price of $12.50 per share. As of September 30, 1998, warrants for 12,000 shares of stock were still outstanding, which expire September 30, 2002.

Note 14 - Significant Group Concentrations of Credit Risk

Most of the Bank's business activity is with customers located within Whatcom County. Investments in state and municipal securities involve governmental entities within the state of Washington. The Bank originates commercial, real estate and consumer loans. Generally, loans are secured by accounts receivable, inventory, deposit accounts, personal property or real estate. Rights to collateral vary and are legally documented to the extent practicable. Although the Bank has a diversified loan portfolio, local economic conditions may affect borrowers' ability to meet the stated repayment terms.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of $1.1 million to any single borrower or group of related borrowers.

Note 15 - Financial Instruments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to Extend Credit and Financial Guarantees - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately fifty percent of loan commitments are drawn upon by customers, while no commercial letters of credit have been utilized. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All guarantees are short-term. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral supporting those commitments, for which collateral is deemed necessary, generally amounts to one hundred percent of the commitment amount at September 30, 1998.

The Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments during the past two years.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 15 - Financial Instruments (Continued)

A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at September 30, 1998 follows:

                                                     Notional
                                                      Amount
                                                      ------
 Commitments to extend credit                      $ 7,290,000
 Credit card arrangements                            5,400,000
 Standby letters of credit                              40,000

Note 16 - Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value of commitments to customers is not considered material since they are for relatively short periods of time and subject to customary credit terms. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a) Cash, due from banks, federal funds sold and interest-bearing deposits in banks - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

(b) Investment securities and loans held-for-sale - For securities and loans held-for-sale, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

(c) Federal Home Loan Bank Stock - FHLB stock is carried at par value which approximates its fair value.

(d) Loans - The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

(e) Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

(f) Temporary borrowed funds - These borrowings are short-term in nature, and their recorded values approximate their fair values.

(g) Term debt - These instruments represent borrowings with the Federal Home Loan Bank, and their fair values are estimated by discounting future cash flows using current interest rates offered for these types of borrowings.

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 16 - Fair Value of Financial Instruments (Continued)

                                                      September 30, 1998
                                                -----------------------------
                                                Carrying           Estimated
                                                 Amount            Fair Value
                                                 ------            ----------
Assets
  Cash, due from banks and interest bearing
   deposits in other banks                    $  4,668,878      $  4,668,878
  Investment securities
    Available-for-sale                           4,701,054         4,701,054
    Held-to-maturity                               400,706           405,700
  FHLB stock                                       287,000           287,000
  Loans held-for-sale                            5,677,391         5,677,391
  Fixed rate loans                              34,878,274        37,825,238
  Variable rate loans                           11,723,574        11,723,547

Liabilities
  Demand and savings deposits                   36,210,710        36,969,499
  Time deposits                                 16,790,228        16,031,430
  Temporary borrowed funds                         581,728           581,728
  Term debt                                      4,100,000         3,866,676

(h) Limitations - The fair value estimates presented herein are based on pertinent information available to management as of the applicable date.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at September 30, 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair value at September 30, 1998 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements, nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

Note 17 - Earnings Per Share

The numerators and denominators of basic and diluted earnings per share are as follows:
                                                  1998               1997
                                                  ----               ----
Net income (numerator)                        $    734,654      $    640,360
                                              ============      ============
Shares used in the calculation (denominator)
  Weighted average shares outstanding              358,874           352,874
  Effect of dilutive stock options and
   warrants                                         19,898            11,727
                                              ------------      ------------
    Diluted shares                                 378,772           364,601
                                              ============      ============
Basic Earnings per share                          $ 2.05            $ 1.82
                                                  ======            ======
Diluted Earnings per share                        $ 1.94            $ 1.76
                                                  ======            ======

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 18 - Parent Company (Only) Financial Information

Condensed balance sheet at September 30, 1998:
                                                               1998
ASSETS                                                         ----
  Cash and due from bank                                 $     89,790
  Investment in Bank                                        6,269,278
  Other assets                                                  8,773
                                                         ------------
     Total assets                                        $  6,367,841
                                                         ============
TOTAL STOCKHOLDERS' EQUITY                               $  6,367,841
                                                         ============
Condensed statement of income for the year ended
  September 30, 1998:
                                                               1998
INCOME                                                         ----
  Dividend from Bank                                     $    100,000
  Interest income                                               1,670
                                                         ------------
     Total income                                             101,670
                                                         ------------
EXPENSES
  Legal fees                                                    1,889
  Amortization of prepaids                                        932
  Other expenses                                                  286
                                                         ------------
     Total expenses                                             3,107
                                                         ------------
NET INCOME BEFORE EQUITY IN UNDISTRIBUTED
 INCOME OF BANK                                                98,563

EQUITY IN UNDISTRIBUTED INCOME OF BANK                        636,091
                                                         ------------
NET INCOME                                               $    734,654
                                                         ============
Condensed statement of cash flows for the year ended:
                                                             1998
CASH FLOWS FROM OPERATING ACTIVITIES                         ----
  Net income                                             $    734,654
Adjustments to reconcile net income to net
cash provided by operating activities
  Equity in undistributed income of Bank                     (636,091)
  Other operating activities                                   (9,705)
  Amortization                                                    932
                                                         ------------
     Net cash from operating activities                        89,790
                                                         ------------
NET INCREASE IN CASH                                           89,790

CASH, beginning of year                                          -
                                                         ------------
CASH, end of year                                        $     89,790
                                                         ============

                    BELLINGHAM BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended September 30, 1998 and 1997

Note 19 - Subsequent Event

Subsequent to year end, the Bank completed leasehold improvements to its third branch and began operations. The lease calls for the Bank to pay base rent, taxes, maintenance and utility costs as well as certain types of insurance. The Bank's total future minimum lease commitment for this new branch is included in Note 11.

Note 20 - New Accounting Pronouncements

The Financial Accounting Standards Board also issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities in June 1998. The Statement establishes accounting and reporting standards for derivative instruments. SFAS No. 133 becomes effective for fiscal years beginning after June 15, 1999.

The Financial Accounting Standards Board also issued SFAS No. 134 Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise in October of 1998. The statement establishes accounting and reporting standards for certain activities of mortgage banking enterprises. SFAS No. 134 becomes effective for fiscal quarters beginning after December 15, 1998.

Management believes that adoption of these standards will not have a material impact on its reported financial condition or results of operations.

                         BELLINGHAM BANCORPORATION
                        CONSOLIDATED BALANCE SHEET
                             December 31, 1998

                                Unaudited
ASSETS

Cash and Cash Equivalents
 Cash and due from banks                                    $  2,804,895
 Federal funds sold                                            3,940,000
                                                            ------------
     Total cash and cash equivalents                           6,744,895
Investments
 Interest-bearing deposits in other banks                      4,572,811
 Securities available-for-sale                                 4,414,923
 Securities to be held-to-maturity                               397,646
 Federal Home Loan Bank stock                                    292,600
                                                            ------------
     Total investments                                         9,677,980
Loans                                                         48,389,872
 Less allowance for loan losses                                 (522,044)
                                                            ------------
     Total loans, net                                         47,867,828
Other Assets
 Bank premises and equipment, net                              1,768,913
 Goodwill, net                                                   703,197
 Accrued interest receivable                                     354,151
 Other                                                           209,972
                                                            ------------
     Total other assets                                        3,036,233
                                                            ------------
Total Assets                                                $ 67,326,936
                                                            ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Noninterest-bearing                                        $ 10,591,300
 Interest-bearing                                             45,702,272
                                                            ------------
     Total deposits                                           56,293,572
Other Liabilities
 Other borrowed funds                                          4,141,222
 Accrued interest payable                                        110,496
 Other                                                           178,654
                                                            ------------
     Total other liabilities                                   4,430,372
                                                            ------------
     Total liabilities                                        60,723,944
Stockholders' Equity
 Common stock, $1 par value; 600,000 shares authorized           358,874
 Additional paid-in capital                                    4,291,110
 Retained earnings                                             1,923,687
 Accumulated other comprehensive income, net of tax               29,321
                                                            ------------
     Total stockholders' equity                                6,602,992
                                                            ------------
Total Liabilities and Stockholders' Equity                  $ 67,326,936
                                                            ============

              See accompanying notes to these financial statements.

                         BELLINGHAM BANCORPORATION
                        CONSOLIDATED BALANCE SHEET
                             December 31, 1998

                                  Unaudited
                                                   1998              1997
                                                   ----              ----
Interest Income
 Loans, including fees                         $  1,230,121     $  1,036,779
 Investments                                         92,526           95,774
 Federal funds sold                                  48,815           12,695
                                               ------------     ------------
   Total interest income                          1,371,462        1,145,248
Interest Expense                               ------------     ------------
 Deposits                                           460,038          428,059
 Other borrowed funds                                68,528            9,487
                                               ------------     ------------
   Total interest expense                           528,566          437,546
                                               ------------     ------------
Net Interest Income                                 842,896          707,702
Provision for Loan Losses                            32,000           24,000
Net Interest Income After Provision for Loan   ------------     ------------
 Losses                                             810,896          683,702
Noninterest Income                             ------------     ------------
 Service fees                                       212,501          140,688
 Other income                                        63,665           37,180
                                               ------------     ------------
   Total noninterest income                         276,166          177,868
                                               ------------     ------------
Noninterest Expenses
 Salaries and employee benefits                     360,149          273,877
 Occupancy and equipment                             89,530           83,400
 Other expenses                                     290,010          217,927
                                               ------------     ------------
   Total noninterest expenses                       739,689          575,204
                                               ------------     ------------
Income Before Provision for Income Taxes            347,373          286,366
Provision for Income Taxes                          116,200           97,050
                                               ------------     ------------
Net Income                                     $    231,173     $    189,316
                                               ============     ============
 Basic Earnings Per Share                          $ .64            $ .53
                                                   =====            =====
 Diluted Earnings Per Share                        $ .62            $ .51
                                                   =====            =====

           See accompanying notes to these financial statements.

                                               BELLINGHAM BANCORPORATION
                       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                 For the Three Months Ended December 31, 1998

                                                    Unaudited

                                                          Accumu-
                                                          lated
                                            Addi-         Other                    Total
                         Common Stock       tional        Compre-                  Stock-        Compre-
                      --------------------  Paid-in       hensive-   Retained      holders'      hensive
                      Shares    Amount      Capital       Income     Earnings      Equity        Income
                      ------    ------      -------       ------     --------      ------        ------
Balance, September
 30, 1998             358,874   $ 358,874   $ 4,291,110   $ 25,343   $ 1,692,514   $ 6,367,841
Comprehensive income
  Net income             -           -             -          -          231,173       231,173   $  231,173
  Other comprehensive
   income
   Unrealized gains
    (losses)                                                 3,978                       3,978        3,878
    Total other
     comprehensive                                                                               ----------
     income                                                                                           3,878
                                                                                                 ----------
Comprehensive income     -           -             -          -             -             -      $  235,051
                      -------   ---------   -----------   --------   -----------   -----------   ==========
Balance, December
 31, 1998             358,874   $ 358,874   $ 4,291,110   $ 29,321   $ 1,923,687   $ 6,602,992
                      =======   =========   ===========   ========    ==========   ===========

                          See accompanying notes to these financial statements.

                                                         D-33

                         BELLINGHAM BANCORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
               For the Three Months Ended December 31, 1998 and 1997

               Increase (Decrease) in Cash and Cash Equivalents
               ------------------------------------------------

                                               December 31,     December 31,
                                                  1998             1997
Cash Flows From Operating Activities              ----             ----
 Net income                                  $   231,173       $   186,635
Adjustments to reconcile net income to
net cash flows from operating activities
 Provision for loan losses                        32,000            24,000
 Depreciation and amortization                    45,808            48,322
 Net amortization (accretion) of investment
  security premiums and discounts                   -                9,843
 Interest receivable                              24,483           (82,274)
 Other assets                                    (28,211)           30,364
 Interest payable                               (110,164)           15,426
 Other liabilities                               142,381          (202,008)
                                             -----------       -----------
     Net cash flows from operating activities    337,470            30,308
Cash Flows From Investing Activities         -----------       -----------
 Investment in interest-bearing deposits in
  banks                                       (4,290,122)           11,346
 Net proceeds from maturities of securities
  held-to-maturity                                 3,060             2,892
 Net proceeds from sale and maturities of
  securities available-for-sale                  290,109           113,149
 Investment in Federal Home Loan Bank stock       (5,600)           (6,900)
 Net change in loans made to customers         3,552,316        (3,426,123)
 Additions to premises and equipment            (280,664)          (54,328)
                                             -----------       -----------
     Net cash flows from investing activities   (730,901)       (3,359,964)
Cash Flows From Financing Activities         -----------       -----------
 Proceeds from sale of common stock
 Proceeds from long-term-debt                       -              500,000
 Payments on long-term-debt                     (540,506)             -
 Increase in interest-bearing deposits, net    3,329,576         1,197,191
 Increase (Decrease) in non-interest
  deposits, net                                  (36,933)          530,349
                                             -----------       -----------
     Net cash flows from financing activities  2,752,137         2,227,540
                                             -----------       -----------
Net Change in Cash and Cash Equivalents        2,358,706        (1,102,116)
Cash and Cash Equivalents, beginning of
 period                                        4,386,189         4,255,150
                                             -----------       -----------
Cash and Cash Equivalents, end of year       $ 6,744,895       $ 3,153,034
                                             ===========       ===========

           See accompanying notes to these financial statements.

                                       D-34

                           BELLINGHAM BANCORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                For the Three Months Ended December 31, 1998 and 1997

Note 1 - Financial Statement Presentation

The balance sheet as of December 31, 1998, the statements of income and cash flows for the three months ended December 31, 1998 and 1997 and the statement of stockholders' equity for the three months ended December 31, 1998, have been prepared by Bellingham Bancorporation, without audit. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations and cash flows at December 31, 1998 and for all periods presented have been made.
Operating results for the three months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1999.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with Article 3 of Regulation S-B.
These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 1998 included elsewhere herein.

Note 2 - Net Income Per Share

Basic earnings per share of common stock, after giving effect to the stock split, is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional shares deemed outstanding for stock options and warrants calculated using the treasury stock method.

Note 3 - The Merger

On January 18, 1999, Horizon Financial Corporation and Bellingham
Bancorporation entered into a merger agreement pursuant to which Horizon
Financial Corporation proposes to acquire all of the issued and outstanding stock of Bellingham Bancorporation. Under the Merger Agreement, each share of Bellingham Bancorporation common stock outstanding will be converted into the right to receive 2.74 shares of Horizon Financial Corporation common stock.
There will be no fractional shares of Horizon Financial Corporation common stock issued in the merger. Each holder of Bellingham Bancorporation common stock who would otherwise be entitled to receive a fractional share of Horizon
Financial Corporation common stock will receive a cash payment equal to the fraction multiplied by $13.74.

                                       D-35

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Sections 23B.08.500 through 28B.08.600 of the Washington Business
Corporation Act ("WBCA") contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

     Pursuant to Horizon's Articles of Incorporation, Horizon will indemnify the officers, directors, agents and employees of Horizon with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of Horizon. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

     Horizon's Articles of Incorporation provide that the directors of Horizon shall not be personally liable for monetary damages to Horizon for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

Item 21.  Exhibits and Financial Statement Schedules

    (a)    Exhibits

Exhibit
Number     Description of Document
------     -----------------------

   2       Agreement and Plan of Mergers dated January 18, 1999 by and between
           Horizon Financial Corp. and Horizon Bank, a savings bank, and Bellingham Bancorporation and Bank of Bellingham (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

   5       Opinion of Breyer & Associates PC regarding legality of securities.

   8 Form of opinion of Breyer & Associates PC regarding federal income tax consequences.

23.1 Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5).

23.2       Consent of Breyer & Associates PC as to its tax opinion.

                                       II-1

23.3       Consent of Moss Adams LLP, Horizon's independent auditors.

23.4       Consent of Moss Adams LLP, Bellingham's independent auditors.

23.5 Consent of Columbia Financial Advisors, Inc. (contained in its opinion filed as Appendix C).

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99        Form of proxy to be mailed to shareholders of Bellingham
           Bancorporation.


    (b)  Financial Statement Schedules

         Not applicable.

    (c)  Reports, Opinions or Appraisals

         1. Opinion of Columbia Financial Advisors, Inc. (incorporated by reference to Appendix C to the Proxy Statement/Prospectus).

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                       II-2

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                       II-3

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellingham, State of Washington on March 19, 1999.

                                   HORIZON FINANCIAL CORP.




                                   By:  /s/ V. Lawrence Evans
                                        -------------------------------------
                                        V. Lawrence Evans
                                        President and Chief Executive Officer
                                        (Principal Executive Officer)

                             POWER OF ATTORNEY

     We, the undersigned directors and officers of Horizon Financial Corp., do hereby severally constitute and appoint V. Lawrence Evans our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said V. Lawrence Evans may deem necessary or advisable to enable Horizon Financial Corp., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the issuance of Horizon
Financial Corp.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments
(including post-effective amendments) thereto; and we hereby ratify and confirm all that V. Lawrence Evans shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ V. Lawrence Evans       President and Chief Executive      March 19, 1999
--------------------------  Officer (Principal Executive
V. Lawrence Evans           Officer)


/s/ Richard P. Jacobson     Principal Financial Officer       March 19, 1999
--------------------------
Richard P. Jacobson

/s/ Kelli J. Holz           Principal Accounting Officer      March 19, 1999
--------------------------
Kelli J. Holz

/s/ George W. Gust          Director and Chairman of the      March 19, 1999
--------------------------  Board
George W. Gust

/s/ Richard D. Haggen       Director                           March 19, 1999
--------------------------
Richard D. Haggen

/s/ Robert C. Diehl         Director                            March 19, 1999
--------------------------
Robert C. Diehl

/s/ Fred R. Miller          Director                            March 19, 1999
--------------------------
Fred R. Miller

/s/ L.M. Strengholt         Director                            March 19, 1999
--------------------------
L.M. Strengholt

/s/ Frank G. Uhrig          Director                            March 19, 1999
--------------------------
Frank G. Uhrig

/s/ Gary E. Goodman         Director                            March 19, 1999
--------------------------
Gary E. Goodman

                             EXHIBIT INDEX

Exhibit
Number       Description of Document
------       -----------------------

   2       Agreement and Plan of Mergers dated January 18, 1999 by and between
           Horizon Financial Corp. and Horizon Bank, a savings bank, and Bellingham Bancorporation and Bank of Bellingham (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

   5       Opinion of Breyer & Associates PC regarding legality of securities.

   8 Form of opinion of Breyer & Associates PC regarding federal income tax consequences.

23.1 Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5).

23.2       Consent of Breyer & Associates PC as to its tax opinion.

23.3       Consent of Moss Adams LLP, Horizon's independent auditors.

23.4       Consent of Moss Adams LLP, Bellingham's independent auditors.

23.5 Consent of Columbia Financial Advisors, Inc. (contained in its opinion filed as Appendix C).

 24 Power of Attorney (contained in the signature page of the Registration Statement).

 99        Form of proxy to be mailed to shareholders of Bellingham
           Bancorporation.


                                                                     Exhibit 5

                                                    1100 New York Avenue, N.W.
                                                         Suite 700 East
                                                     Washington, D.C.  20005
                                                     Telephone (202) 737-7900
Breyer & Associates PC                               Facsimile (202) 737-7979
------------------------------------------------------------------------------
ATTORNEYS AT LAW



                            March 19, 1999


Board of Directors
Horizon Financial Corp.
1500 Cornwall Avenue
Bellingham, Washington  98225

     RE:  Horizon Financial Corp.
          Registration Statement on Form S-4

To the Board of Directors:

     You have requested our opinion as special counsel for Horizon Financial
Corp. (the "Corporation"), a Washington corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange
Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of the Corporation will be offered and sold in the manner described in the Proxy
Statement/Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of the Corporation will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration
Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal
Matters."

                            Very truly yours,

                            /s/ Breyer & Associates PC

                            BREYER & ASSOCIATES PC

Washington, D.C.

                                                                     Exhibit 8

                                                    1100 New York Avenue, N.W.
                                                         Suite 700 East
                                                     Washington, D.C.  20005
                                                     Telephone (202) 737-7900
Breyer & Associates PC                               Facsimile (202) 737-7979
------------------------------------------------------------------------------
ATTORNEYS AT LAW




                                         , 1999
                             ------------


Board of Directors
Horizon Financial Corp.
1500 Cornwall Avenue
Bellingham, Washington  98225

Board of Directors
Bellingham Bancorporation
211 East Holly Street
Bellingham, Washington 98225

     Re:  Proposed Merger of Bellingham Bancorporation with and into Horizon
          Financial Corp.

Dear Board Members:

     You have requested our opinion concerning certain federal income tax matters in connection with the contemplated merger (the "Holding Company
Merger") of Bellingham Bancorporation, a Washington corporation
("Bellingham"), with and into Horizon Financial Corp., a Washington corporation ("Horizon"). The proposed Holding Company Merger will be effected pursuant to the Agreement and Plan of Mergers, dated as of January 18, 1999
(the "Agreement"), by and among Horizon, Horizon Bank, Bellingham and Bank of
Bellingham.

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     The essential elements of the transaction are as follows:

          (i)  Bellingham will merge with and into Horizon.

          (ii) Each outstanding shares of Bellingham Common Stock will be converted into the right to receive Horizon Common Stock with cash being paid in lieu of fractional share interests.

                               *  *  *  *  *

Boards of Directors
Horizon Financial Corp.
Bellingham Bancorporation
            , 1999
------------
Page 2

     In rendering our opinion, we have examined and relied upon, but have not independently verified the accuracy and completeness of, the facts, information, covenants and representations contained in the Agreement, the Form S-4 Registration Statement filed by Horizon with the Securities and
Exchange Commission on September 14, 1998 (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by Horizon and Bellingham. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Holding Company Merger will be consummated in accordance with the Agreement and the Registration Statement.
Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                               *  *  *  *  *

     Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

          (i) The Holding Company Merger will qualify as a "reorganization" under Section 368(a) of the Code. Bellingham and Horizon will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by a Bellingham shareholder upon the exchange of Bellingham Common Stock solely for Horizon Common Stock.

          (iii) The basis of the Horizon Common Stock received by a Bellingham shareholder pursuant to the Holding Company Merger will be the same as the basis of the Bellingham Common Stock exchanged therefor.

          (iv) The holding period of the Horizon Common Stock received by a Bellingham shareholder pursuant to the Holding Company Merger will include the holding period of the Bellingham Common Stock exchanged therefor;

Boards of Directors
Horizon Financial Corp.
Bellingham Bancorporation
           , 1999
-----------
Page 3

               provided the Bellingham Common Stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger.

         (v) A Bellingham shareholder who receives cash in lieu of a fractional share of Horizon Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and the gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

                               *  *  *  *  *

     Except as set forth above, we express no opinion as to the federal, state, local or foreign consequences of the Holding Company Merger or of any transactions related thereto.

     This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

                         Very truly yours,



                         BREYER & ASSOCIATES PC

                                                                  Exhibit 23.2

                                                    1100 New York Avenue, N.W.
                                                         Suite 700 East
                                                     Washington, D.C.  20005
                                                     Telephone (202) 737-7900
Breyer & Associates PC                               Facsimile (202) 737-7979
------------------------------------------------------------------------------
ATTORNEYS AT LAW




                             March 19, 1999



Board of Directors
Horizon Financial Corp.
1500 Cornwall Avenue
Bellingham, Washington  99225

     RE:  Horizon Financial Corp.
          Registration Statement on Form S-4

To the Board of Directors:

     We hereby consent to the filing of the form of our federal tax opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus included therein under the headings "THE MERGER --
Federal Income Tax Consequences" and "LEGAL MATTERS."

                             Sincerely,

                             /s/ Breyer & Associates PC

                             BREYER & ASSOCIATES PC

Washington, D.C.

                                                                  Exhibit 23.3

MOSS ADAMS LLP
------------------------------------------------------------------------------
Certified PUBLIC Accountants



                    CONSENT OF INDEPENDENT AUDITORS
                    -------------------------------

We hereby consent to the incorporation by reference in this Registration
Statement of Horizon Financial Corp. on Form S-4 of our report dated April 29,
1998, incorporated in the Annual Report on Form 10-K of Horizon Financial
Corp. for the year ended March 31, 1998, and to the reference to our Firm under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ Moss Adams LLP

Bellingham, Washington
March 18, 1999

                                                                  Exhibit 23.4

MOSS ADAMS LLP
------------------------------------------------------------------------------
Certified PUBLIC Accountants



                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

We hereby consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-4 of our report dated November 13, 1998 on the consolidated balance sheet of Bellingham Bancorporation and Subsidiary as of September 30, 1998, and the related consolidated statements of income, stockholders equity and cash flows for each of the years in the two-year period ended September 30, 1998, which appears in the Prospectus. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Moss Adams LLP

Bellingham, Washington
March 18, 1999

                                                                  Exhibit 99
                             REVOCABLE PROXY
                        BELLINGHAM BANCORPORATION
                      ANNUAL MEETING OF SHAREHOLDERS
------------------------------------------------------------------------------
                                   , 1999
------------------------------------------------------------------------------


      The undersigned hereby appoints John M. Daughters and Leib Alexander as the official proxy committee of the Board of Directors, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Bellingham Bancorporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Bank of Bellingham's Meridian Branch, 2625 N. Meridian Street, Bellingham, Washington, on ____________, ___________, 1999, at 7:00 p.m., local time, and at any and all adjournments thereof, as follows:

                                                       FOR  ABSTAIN

1.  To approve the Agreement and Plan of Mergers       [  ]   [  ]
    dated January 18, 1999 between Horizon Financial
    Corp., Horizon Bank, a savings bank, Bellingham
    Bancorporation and Bank of Bellingham.

2.  The election as directors of the nominees
    listed below (except as marked to the
    contrary below).                                   [  ]   [  ]

    Cal Leenstra
    Charles Self
    Rick S. Wilson

    INSTRUCTIONS:  To withhold your vote
    for any individual nominee, write the
    nominee's name(s)  on the line below.

    -----------------------------------

    -----------------------------------

3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements.


    The Board of Directors recommends a vote "FOR" the above proposals.
------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED.  IF ANY OTHER BUSINESS IS
PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS
PROXY IN THEIR BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS
KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Bellingham Bancorp at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from Bellingham Bancorp prior to the execution of this proxy of notice of the Meeting, the Proxy Statement/
Prospectus dated              , 1999.
                 -------------

Dated:                       , 1999
       ----------------------


------------------------------     ---------------------------------
PRINT NAME OF STOCKHOLDER          PRINT NAME OF STOCKHOLDER


------------------------------     ---------------------------------
SIGNATURE OF STOCKHOLDER           SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder must sign.


------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.
------------------------------------------------------------------------------


